As filed with the Securities and Exchange Commission on March 28, 2012

Registration No. 333-174829

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 12

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act Of 1933

CafePress Inc.

(Exact name of registrant as specified in its charter)

Delaware	5900	94-3342816
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1850 Gateway Drive, Suite 300

San Mateo, California 94404

(650) 655-3000

(Address and telephone number of registrant’s principal executive offices)

Bob Marino

Chief Executive Officer

6901 A Riverport Drive

Louisville, Kentucky 40258

(502) 995-2258

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jorge del Calvo, Esq. Davina K. Kaile, Esq. Stanley F. Pierson, Esq. Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, CA 94304 (650) 233-4500 (650) 233-4545 facsimile	Kirsten Mellor, Esq. General Counsel CafePress Inc. 1850 Gateway Drive, Suite 300 San Mateo, CA 94404 (650) 655-3000	Bruce K. Dallas, Esq. Martin A. Wellington, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000 (650) 752-2111 facsimile

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer	☐ Smaller reporting company

(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated March 28, 2012

Prospectus

4,500,000 shares

Common stock

We are offering 2,500,000 shares of our common stock and the selling stockholders identified in this prospectus are offering 2,000,000 shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. This is our initial public offering and no public market currently exists for our common stock. We expect the initial public offering price to be between $16.00 and $18.00 per share.

We have applied to list our common stock on The NASDAQ Global Select Market under the symbol “PRSS.”

	Per share	Total

Initial public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to CafePress Inc., before expenses	$	$

Proceeds to selling stockholders, before expenses	$	$

Certain of the selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to an additional 675,000 shares of our common stock solely to cover overallotments.

Certain entities associated with Institutional Venture Partners and Glynn Capital Management, each of which is associated with certain of our existing stockholders, as well as certain of our directors and officers, including Bob Marino, our Chief Executive Officer, have indicated an interest in purchasing up to 300,000 shares of our common stock in this offering at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these persons may elect not to purchase shares in this offering. The underwriters will receive the same discount from any shares of our common stock purchased by such persons as they will from any other shares of our common stock sold to the public in this offering. Any shares sold to these persons will be subject to the lock-up agreements described under “Shares Eligible for Future Sale—Lock-Up Agreements.”

Investing in our common stock involves a high degree of risk. Please read “Risk factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares is expected to be made on or about                     , 2012.

J.P. Morgan	Jefferies

Cowen and Company

Janney Montgomery Scott	Raymond James

                    , 2012

cafe press™

kiss me! I'm IRISH
i'm a PUNK Rock Girl

The World's Customization Engine™

cafe press at a glance

total number of customers

12,000,000
10,000,000
8,000,000
6,000,000
4,000,000
2007
2008
2009
2010
2011

our members

16,000,000
14,000,000
12,000,000
10,000,000
8,000,000
6,000,000
4,000,000
2007
2008
2009
2010
2011

products created

300,000,000
250,000,000
200,000,000
150,000,000
100,000,000
2007
2008
2009
2010
2011

fun facts

Almost 130,000 new images uploaded to our retail e-commerce marketplace on average per week*

Over 3.5 million orders shipped in 2011

More than 7.8 million products shipped in 2011

Over 320 million unique products

*for fiscal year ended December 31, 2011

I refuse to quit

EAT SLEEP BIKE

I Walk for my mom MS awareness

Support free expression

Learn to Be Zen

fun facts

at a glance

2007 2008 2009 2010

150,000,000

100,000,000

200,000,000

250,000,000

350,000,000

300,000,000

products created

Over 150,000 new images uploaded on average

per week*

our members

2007 2008 2009 2010

4,000,000

6,000,000

8,000,000

10,000,000

12,000,000

We define members as visitors to our websites

who register with us and provide their email

address.

of customers

total number

2007 2008 2009 2010

4,000,000

6,000,000

8,000,000

10,000,000

12,000,000

We track the total number of customers by

unique member number or email address. As

a result, an individual who creates multiple

accounts using different email addresses

will be counted as multiple unique customers.

Over 315 million unique products

6 million products shipped in 2010

* from January 1, 2011 through June 30, 2011

Over 2 million orders shipped in 2010

Neither we, nor the selling stockholders, nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Until                     , 2012 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside the United States: Neither we, nor the selling stockholders, nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Prospectus summary

This summary highlights information about CafePress Inc. and the offering contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. You should carefully read the entire prospectus before making an investment decision, including the information presented under the headings “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and related notes included elsewhere in this prospectus. In this prospectus, except as otherwise indicated or as the context may otherwise require, all references to “CafePress”, “CafePress.com”, “we”, “us” and “our” refer to CafePress Inc.

Company overview

We believe we are a leading e-commerce platform enabling customers worldwide to create, buy and sell a wide variety of customized and personalized products. We serve our customers, including both consumers and content owners, through our portfolio of e-commerce websites, including our flagship website, CafePress.com. Our consumers include millions of individuals, groups, businesses and organizations who leverage our innovative and proprietary print-on-demand services to express personal and shared interests, beliefs and affiliations by customizing a wide variety of products. These products include clothing and accessories, art and posters, stickers, home accents and stationery. Our content owners include individual designers as well as artists and branded content licensors who leverage our platform to reach a mass consumer base and share and monetize their content. We believe we are a leading e-commerce platform for customization of consumer products based on our more than a decade of experience of providing high-quality customized products in single unit and small quantity orders on a when-ordered basis. We have developed a strong brand with a growing community that, as of December 31, 2011, had more than 15 million members and more than three million shops, and we shipped over 7.8 million products in 2011 from a catalog of over 320 million unique products, as measured by the number of different combinations of designs and types of merchandise.

Our mission is to offer an unrivaled platform that is the world’s premier source for self-expression through product customization and personalization. We benefit from the network effect created when millions of customers are attracted to our catalog of content and are often inspired to contribute and share their own content. By enabling communities to share their interests, beliefs and affiliations through customized and personalized merchandise, we believe we drive social commerce.

Our expansive content catalog covers topics our customers are deeply passionate about, as well as relevant current events. As a result, we believe our catalog serves as a cultural barometer reflecting the latest topics, ideas, trends, moods and opinions. For the year ended December 31, 2011, we had nearly 130,000 new images uploaded to our retail e-commerce websites on average per week.

We have built a state-of-the-art facility in Louisville, Kentucky with innovative technology and manufacturing processes that enable us to provide high-quality customized products that are individually built to order at mass scale. Our proprietary, vertically integrated processes enable us to produce a broad range of merchandise efficiently, and cost effectively and quickly. We have an art print production facility in Portland, Oregon and as a result of our acquisition of Canvas On Demand LLC, we also have a custom canvas production facility in Raleigh, North Carolina. Our recent acquisition of substantially all of the assets of L&S Retail Ventures, Inc., including the e-commerce website InvitationBox.com, adds further print production facilities in North Carolina. We also recently entered into an agreement to acquire substantially all of the assets of Logo’d Softwear, Inc., which, if and when consummated, will add further print production facilities in Connecticut. We may not be able to close this acquisition as planned or at all, and may be unable to successfully integrate this business or realize the anticipated benefits of the acquisition.

The majority of our net revenues is generated from sales of customized products through our e-commerce websites and associated charges. In addition, we generate revenues from fulfillment services, including print and production services provided to third parties. Fulfillment revenues were less than 2% and 1% of net revenues during the years ended December 31, 2010 and 2011, respectively.

Consumers purchase customized products directly from our website or through storefronts hosted by CafePress. Customized products include user-designed products as well as products designed by our content owners. We pay royalties to content owners for the use of their content on our products and royalty payments are included in cost of net revenues.

In 2010, we generated net revenues of $127.9 million. In 2011, net revenues were $175.5 million, an increase of 37% from 2010.

For information on how we define and tabulate our number of members and customers, see “—Overview” and “—Key operating metrics” in “Management’s discussion and analysis of financial condition and results of operations.”

Industry overview

Customization of consumer products is undergoing an enormous transformation which is being driven by the following trends:

•

Consumer demand for long tail selection and customization.    Consumers increasingly expect a broader selection of both design choices and content to create or customize products. We refer to the array of choices beyond what is typically in high demand or widely available as “long tail” selection.

•

E-commerce.    Online shopping and e-commerce have become mainstream. According to Forrester, United States online retail sales were expected to be $197 billion in 2011.(1) According to eMarketer, in 2011, approximately 179 million consumers ages 14 and older in the United States were expected to research products online and 83% of them were expected to make an online purchase. With the rise of e-commerce, the user experience has improved with easy-to-use interfaces, broad selection, enhanced search, rich media and streamlined payment options.

•

Internet tools and do-it-yourself empowerment.    Historically, consumers have needed help from third-party vendors to customize apparel and other products, but with the widespread availability of easy-to-use digital tools, today people can design products themselves. The ability to use do-it-yourself design tools reduces the need to visit a local artisan, further disrupting the traditional way products have been customized.

•

Advances in mass customization technologies.    Historically, customizing products often required either large production runs with complex and expensive set-ups or allowed for only minimal customization through basic engraving or monogramming. With recent innovations in digital printing technology, the ability to digitally print in a cost effective, flexible volume and high-quality manner on a variety of mass market products has only recently emerged.

Market opportunity

Our services address multiple large adjacent markets which include, but are not limited to:

•	Screen printing and garment printing. According to Freedonia, the U.S. screen printing and garment printing market is expected to grow from $7.2 billion in 2009 to $8.1 billion in 2014.

(1)	Source: “U.S. Online Retail Forecast, 2010-2015”, Forrester Research, Inc., February 28, 2011

•

Creative photo merchandise.    IDC estimates that the market for creative photo merchandise will grow from $2.8 billion in 2010 to $6.6 billion in 2014. Creative photo merchandise encompasses all products that are customized with photos including, but not limited to, cards, calendars, posters, photobooks and scrapbook pages, wall art and home décor.

•

Promotional products.    According to Promotional Products Association International, the promotional products industry grew 5.9% to $16.6 billion in 2010, up from $15.6 billion in 2009. This includes $2.7 billion in online sales of promotional products in 2010, up 11.1% from $2.4 billion in 2009.

•

Customization services for product manufacturers.     From tablet cases to water bottles and beyond, our product diversity suggests a large opportunity encompassing ever-expanding retail merchandise categories. Based on 2009 U.S. Census Bureau data, we estimate the U.S. market for customizable retail goods is approximately $1.0 trillion.

We believe traditional printing models are not optimized to satisfy individual consumers and smaller constituencies due to long lead times, costly set-up, limited printing capabilities and minimum quantities needed to achieve efficiency.

Our strengths

We believe our business model provides us with the following competitive advantages:

•

Viral network effect.    We enjoy a network effect that attracts new users to our various services. We attract new customers when new sales channels are launched and when new designs are added to our content catalog, where they are socially shared and made discoverable online. These new customers then often add their own new designs to our content catalog.

•

Trusted premium brands.    We believe we have built strong relationships with our customers who are passionate about the products they create. In addition to our flagship brand, CafePress.com, we operate a portfolio of vertically targeted brands that individually target specific consumers, products and use cases, and collectively expand the reach of the CafePress platform.

•

Broad product assortment.    We offer a wide variety of products across many different categories as diverse as t-shirts, hats, canvas art prints, banners, stickers, iPhone and iPad cases, mugs, water bottles, GPS units, cards and calendars. We believe this product assortment makes us a more compelling one-stop solution for our customers.

•

Innovative and efficient operations.    Our workflow automation enables us to schedule and produce items and efficiently merge them into a single shipment. We generally process and ship orders within three business days after a customer places an order and in many instances can ship orders within 24 hours after an order is placed. Transforming blank materials into finished goods in real-time minimizes inventory and capital requirements.

•	Long tail marketing expertise. We believe our experience in data and analytics allows us to make effective marketing decisions across a continuously updated product catalog with sparse data.

•

Comprehensive online offering.    We believe our tools satisfy our users’ diverse needs, including finding the perfect unique gift, creating customized items or selling custom creations to their own communities or for profit through our online marketplace.

The CafePress platform

We have developed services and production capabilities that allow us to offer users the ability to find, make, buy and sell a wide variety of expressive customized products. Our platform consists of front-end design and sales channels and a back-end services platform. Our front-end design and sales channels include our branded e-commerce websites, CafePress.com, CanvasOnDemand.com, Imagekind.com, GreatBigCanvas.com and InvitationBox.com, as well as resellers and co-brands which include content owners, branded product manufacturers, other retailers and retail brands and distributors and resellers. Our back-end services platform includes user-generated content, licensed fan content, design tools, our turn-key online shops platform and fulfillment and manufacturing capabilities.

Our strategy

Our goal is to be the world’s customization platform. Key elements of our strategy to achieve this goal include the following:

•

Expand customer base.    We intend to expand our customer base and continue to promote our portfolio of e-commerce websites through existing marketing channels, which include word of mouth referrals from existing customers, trade publications, catalogs, online advertising, search engine marketing and social media.

•	Expand content partners. We intend to expand our licensed content partners to increase the range of content accessible on our site and attract new users.

•	Expand product partners. We believe we can partner with branded product manufacturers to help them offer customized designs on their products.

•	Expand product and service offerings. We intend to continue to innovate to enable us to expand our products and services.

•

Increase sales to existing customers.    We seek to increase both our average order size and the lifetime value we receive from a customer by increasing retention rates, up-selling and cross-selling efforts and continuing to improve and streamline our design and ordering processes.

•

Offer customization through additional brands.    We intend to leverage our platform by developing new brands and seeking co-branding opportunities to provide rich customer experiences along a range of industries.

•

Seek acquisition and international expansion opportunities.    We intend to develop additional business opportunities through selected acquisition and international expansion, targeting customers in key geographies where Internet usage and e-commerce are widespread and targeting key verticals where we can leverage our technology and catalog of content. We currently have localized websites for the United States, Australia, Canada, Germany and the United Kingdom.

Risks and challenges

Investing in our common stock involves substantial risks, including, but not limited to, the following:

•

Fluctuations in our operating results.    Our revenues and operating results may fluctuate from period to period, which could cause our stock price to decline. Factors that may contribute to these fluctuations include major social or political events or developments resulting in a short term demand for products, macroeconomic cycles and consumer spending and demand for our user-designed products and services.

•

Seasonality of our business.    The seasonality of our business places increased strain on our operations. A significant portion of our net revenues and operating cash flows have historically been realized during the period from November through December each year. Any disruption in, or failure to scale, our business operations during this period or any other period of peak demand could have a disproportionate effect on our operating results and our stock price could decline.

•

User-generated content.    Our business model focuses on user-generated content and as a result, controversial political and social expressions appear on our site with which current or potential customers or business partners may not wish to be associated. In addition, as a service provider that prints and distributes user-generated content, we face allegations related to, and potential liability for, negligence, copyright or trademark infringement or other claims based on the nature and content of materials that we print or distribute. If we lose or alienate current or potential customers or business partners due to the content on our websites, or become subject to liability, we risk damage to our brands, reputation and our business and results of operations.

•

Proper functioning of our websites, systems and infrastructure.    The satisfactory performance, reliability and availability of our websites, our marketing activities, our transaction-processing systems and our network infrastructure are critical to our success. Any failure to maintain the satisfactory performance, security and integrity of our websites, system or infrastructure could materially and adversely affect our business, reputation, financial condition and results of operations.

•

Production and fulfillment operations.    A significant portion of our production, inventory management, packaging, labeling and shipping processes are performed in a single production and fulfillment center located in Louisville, Kentucky. If our production and fulfillment operations are interrupted for any significant period of time, it could damage our brands and reputation and substantially harm our business and results of operations.

Corporate information

CafePress Inc., a Delaware corporation, was incorporated as CafePress.com, Inc. in California on October 15, 1999, and reincorporated in Delaware on January 19, 2005. Our corporate headquarters are located at 1850 Gateway Drive, Suite 300, San Mateo, California 94404 and our telephone number is (650) 655-3000. We maintain numerous e-commerce websites including those found at www.cafepress.com, www.canvasondemand.com, www.imagekind.com and www.invitationbox.com. The information contained in or connected to our websites is not a part of, and is not incorporated into, this prospectus and should not be relied on in determining whether to make an investment decision.

In March 2012, we entered into an agreement to acquire substantially all of the assets of Logo’d Softwear, Inc., an e-commerce provider of personalized apparel and merchandise for groups and organizations. The asset purchase agreement provides for a total initial purchase price of $8.3 million, consisting of $7.5 million in cash and $0.8 million in shares of CafePress common stock priced as of the closing date, as well as contingent rights for the principal stockholder to receive up to $8.6 million in future performance-based cash consideration. In addition, in connection with, and upon closing of, the acquisition, the principal stockholder will receive CafePress stock options to purchase shares of our common stock with an aggregate value of up to $2.1 million, with vesting based on the achievement of certain performance milestones. The contingent right to future earn-out payments will expire either March 31, 2016, or June 30, 2016, depending on the closing date of the acquisition. The acquisition is anticipated to close during the second quarter of 2012, subject to obtaining the requisite approvals and other customary closing conditions. We may not be able to close this acquisition as planned or at all, and may be unable to successfully integrate this business or realize the anticipated benefits of the acquisition.

CAFEPRESS, CANVAS ON DEMAND, IMAGEKIND and INVITATIONBOX are among the trademarks or service marks owned by CafePress. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners.

The offering

Common stock offered by CafePress Inc.	2,500,000 shares

Common stock offered by the selling stockholders	2,000,000 shares

Overallotment option	Certain of the selling stockholders have granted a 30-day option to the underwriters to purchase up to an aggregate of 675,000 additional shares to cover overallotments, if any.

Common stock to be outstanding immediately after this offering	16,978,700 shares

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies, including in connection with our proposed acquisition of substantially all of the assets of Logo’d Software, Inc. We do not currently have any understandings or agreements relating to any significant acquisitions or investments other than for Logo’d Softwear, Inc. See “Use of proceeds.”

NASDAQ Global Select Market symbol	PRSS

Certain entities associated with Institutional Venture Partners and Glynn Capital Management, each of which is associated with certain of our existing stockholders, as well as certain of our directors and officers, including Bob Marino, our Chief Executive Officer, have indicated an interest in purchasing up to 300,000 shares of our common stock in this offering at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these persons may elect not to purchase shares in this offering. The underwriters will receive the same discount from any shares of our common stock purchased by such persons as they will from any other shares of our common stock sold to the public in this offering. Any shares sold to these persons will be subject to the lock-up agreements described under “Shares Eligible for Future Sale—Lock-Up Agreements.”

The number of shares of common stock to be outstanding immediately after this offering is based on 14,478,700 shares outstanding as of December 31, 2011 and excludes:

•	2,558,609 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2011, at a weighted average exercise price of $11.31 per share;

•

400,000 shares of common stock reserved for future issuance under our 2012 Stock Incentive Plan, as well as up to 285,087 shares originally reserved for issuance under our 2004 Stock Plan and 1999 Stock Plan but which may become available for awards under our 2012 Stock Incentive Plan as described below, which plan will become effective in connection with this offering and contains provisions that will automatically increase its share reserve each year, as more fully described in “Executive compensation—Employee benefit plans”;

•

250,000 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan, which shares will become available for purchase when determined by our compensation committee, and contains provisions that will automatically increase its share reserve each year following its effective date, as more fully described in “Executive compensation—Employee benefit plans”;

•

shares of our common stock proposed to be issued in connection with, and in the event of the closing of, our proposed acquisition of substantially all of the assets of Logo’d Softwear, Inc., with an aggregate value of $830,000 based on the fair market value per share of our common stock on the closing date (approximately 48,823 shares based on an assumed initial public offering price of $17.00 per share, the mid-point of the range set forth on the cover page of this prospectus); and

•

shares of our common stock subject to options with an aggregate value of up to $2.1 million, measured using a Black-Scholes option pricing model based on the fair market value per share of our common stock on the closing date, which may be granted in connection with our proposed acquisition of substantially all of the assets of Logo’d Softwear, Inc.

Unless otherwise stated, all information in this prospectus assumes:

•

the conversion of all of our outstanding shares of preferred stock into an aggregate of 5,534,963 shares of common stock effective upon the completion of this offering, assuming a one-to-one conversion ratio of our outstanding shares of preferred stock as of December 31, 2011 into common stock;

•	no exercise of options outstanding as of December 31, 2011;

•	the filing of our amended and restated certificate of incorporation immediately prior to the completion of this offering;

•	no exercise of the overallotment option granted to the underwriters; and

•	a 1-for-2 reverse stock split of our outstanding capital stock effected on September 15, 2011.

As of December 31, 2011, no shares remained available for future issuance under our 1999 Stock Plan and 82,837 shares remained available for future issuance under our 2004 Stock Plan. In February 2012, our board of directors and stockholders approved an increase of 600,000 shares to be reserved for issuance under our 2004 Stock Plan and our board of directors approved the grant of options to purchase 408,500 shares of our common stock pursuant to our 2004 Stock Plan. Upon the completion of this offering, no shares of our common stock will remain available for future issuance under our 1999 Stock Plan or our 2004 Stock Plan. Upon the completion of this offering, shares originally reserved for issuance under our 1999 Stock Plan or our 2004 Stock Plan, but which are not issued or subject to outstanding grants on the effective date of our 2012 Stock Incentive Plan, shares subject to outstanding options under our 1999 Stock Plan and our 2004 Stock Plan on the effective date of our 2012 Stock Incentive Plan that are subsequently forfeited or terminated for any reason before being exercised, and shares subject to vesting restrictions under our 1999 Stock Plan and our 2004 Stock Plan on the effective date of our 2012 Stock Incentive Plan that are subsequently forfeited, will become available for awards under our 2012 Stock Incentive Plan.

Summary consolidated financial data

The information set forth below should be read together with “Capitalization”, “Selected consolidated financial data”, “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated statements of operations data for the years ended December 31, 2009, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

	Year ended December 31,
(in thousands, except per share data)	2009	2010	2011

Consolidated statements of operations data:

Net revenues	$103,493	$127,930	$175,482
Cost of net revenues(1)	57,688	72,447	100,191

Gross profit	45,805	55,483	75,291
Operating expenses:
Sales and marketing(1)	17,711	26,484	40,809
Technology and development(1)	13,152	14,305	12,768
General and administrative(1)	9,322	9,593	13,573
Acquisition-related costs	—	794	2,696

Total operating expenses	40,185	51,176	69,846

Income from operations	5,620	4,307	5,445
Interest income	220	116	56
Interest expense	(253)	(215)	(194)
Other income (expense), net	(3)	239	—

Income before income taxes	5,584	4,447	5,307
Provision for income taxes	2,255	1,724	1,701

Net income	$3,329	$2,723	$3,606

Net income per share of common stock(2):
Basic	$0.15	$0.11	$0.17

Diluted	$0.15	$0.10	$0.16

Shares used in computing net income per share of common stock(2):
Basic	8,065	8,308	8,798

Diluted	8,668	8,860	9,403

Pro forma net income per share of common stock(2):
Basic (unaudited)			$0.25

Diluted (unaudited)			$0.24

Shares used in computing pro forma net income per share of common stock(2):
Basic (unaudited)			14,333

Diluted (unaudited)			14,938

	Year ended December 31,
(in thousands, except key operating metrics)	2009	2010	2011

	(unaudited)

Other financial and non-GAAP financial data:
Adjusted EBITDA(3)	$14,136	$14,550	$18,740
Capital expenditures	3,283	5,836	5,373

Key operating metrics:
Total customers(4)	1,736,787	2,077,587	2,681,605
Total number of orders(5)	2,157,835	2,655,264	3,545,305
Average order size(6)	$48	$48	$50

The table below presents a summary of our consolidated balance sheet data as of December 31, 2011:

•	on an actual basis;

•

on a pro forma basis to give effect to: (a) the issuance of 5,534,963 shares of common stock issuable upon the conversion of all of our outstanding shares of preferred stock upon completion of this offering and (b) the filing of our amended and restated certificate of incorporation upon the completion of this offering; and

•

on a pro forma as adjusted basis to give effect to: (a) the pro forma conversion described above and (b) the sale of 2,500,000 shares of common stock to be sold by us in this offering at an assumed initial public offering price of $17.00 per share, the mid-point of the range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

December 31, 2011 (in thousands)	Actual	Pro forma	Pro forma as adjusted

	(unaudited)
Consolidated balance sheet data:
Cash and cash equivalents(1)	$27,900	$27,900	$66,807
Short-term investments	8,437	8,437	8,437
Working capital	17,973	17,973	57,247
Total assets	88,982	88,982	125,707
Total indebtedness	3,174	3,174	3,174
Convertible preferred stock	22,811	—	—
Total stockholders’ equity	25,620	48,431	85,156

(1)	The table presented above excludes the potential impact of the proposed acquisition of substantially all of the assets of Logo’d Softwear, Inc. pursuant to an asset purchase agreement entered into in early March 2012. The asset purchase agreement provides for a total initial purchase price of $8.3 million, consisting of $7.5 million in cash and $0.8 million in shares of CafePress common stock priced as of the closing date, as well as contingent rights for the principal stockholder to receive up to $8.6 million in future performance-based cash consideration. In addition, in connection with, and upon closing of, the acquisition, the principal stockholder will receive CafePress stock options to purchase shares of our common stock with an aggregate value of up to $2.1 million, with vesting based on the achievement of certain performance milestones.

A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share, the mid-point of the range set forth on the cover of this prospectus, would increase (decrease), on a pro forma as adjusted basis, each of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $2.3 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

(1)	Amounts include stock-based compensation expense as follows:

	Year ended December 31,
	2009	2010	2011

Cost of net revenues	$160	$152	$164
Sales and marketing	359	472	520
Technology and development	618	569	267
General and administrative	1,004	981	1,427

Total stock-based compensation expense	$2,141	$2,174	$2,378

(2)	Please see notes 2 and 9 to our audited consolidated financial statements for an explanation of the calculations of our basic and diluted net income per share of common stock and unaudited pro forma net income per share of common stock.

(3)	Adjusted EBITDA is a non-GAAP financial measure that our management uses to assess our operating performance and it is a factor in the evaluation of the performance of our management in determining compensation. We define Adjusted EBITDA as net income less interest and other income (expense), provision for income taxes, depreciation and amortization, amortization of intangible assets, acquisition-related costs, stock-based compensation and impairment charges.

We use Adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures (affecting net interest expense), tax positions (such as the impact on periods of changes in effective tax rates or fluctuations in permanent differences or discrete quarterly items), the impact of depreciation and amortization, amortization of intangible assets, acquisition-related costs, stock-based compensation and impairment charges. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes and to incentivize and compensate our management personnel.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP as the excluded items may have significant effects on our operating results and financial condition. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income and our other GAAP results.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated:

	Year ended December 31,
(in thousands)	2009	2010	2011

	(unaudited)
Net income	$3,329	$2,723	$3,606
Non-GAAP adjustments:
Interest and other (income) expense	36	(140)	138
Provision for income taxes	2,255	1,724	1,701
Depreciation and amortization	6,013	6,364	5,836
Amortization of intangible assets	362	911	2,385
Acquisition-related costs	—	794	2,696
Stock-based compensation	2,141	2,174	2,378

Adjusted EBITDA	$14,136	$14,550	$18,740

(4)	Total customers represents the number of transacting customers in a given period.

(5)	Total number of orders represents the number of individual transactions that are shipped during the period.

(6)	Average order size is calculated as billings for a given period divided by the total number of associated orders in the same period. Because we recognize revenues upon delivery, billings may not be recognized as revenues until the following period.

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before making a decision to buy our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition, results of operations or growth prospects could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock. In assessing these risks, you should also refer to the other information set forth in this prospectus, including our consolidated financial statements and the related notes.

Risks related to our business

Our results of operations are subject to quarterly fluctuations due to a number of factors that could adversely affect our business and the trading price of our common stock.

Our revenues and operating results may fluctuate from period to period and are likely to continue to fluctuate due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following factors, as well as other factors described elsewhere in this prospectus:

•	spikes in our sales from major social or political events or developments resulting in a short term demand for products with related content;

•	seasonality of our revenues, including shifts in the timing of holiday selling seasons;

•	macroeconomic cycles and consumer spending;

•	demand for our user-designed products and services;

•	market acceptance and competitiveness of our products and services;

•	the gain or loss of significant strategic relationships;

•	our ability to develop, introduce and market new products and services on a timely basis;

•	fluctuations in sales and marketing costs, including website traffic acquisition costs;

•	fluctuations in the cost of raw materials;

•	variations in the mix of products and services we sell;

•	new product and service announcements and introductions by us or our competitors; and

•	the growth rate of the e-commerce industry.

As a result of these factors, among others, the results of any prior quarterly or annual periods should not be relied upon as indications of our future revenues or operating performance. In particular, due to the seasonality of our business, our revenues in the first quarter of each year are generally substantially lower than our revenues in the fourth quarter of the preceding year, and we expect this to continue for the foreseeable future.

We may not sustain profitability or avoid net losses in the future. Although we have experienced revenue growth in recent periods, these growth rates may not be sustainable and may decrease in the future. In addition, our ability to be profitable depends on our ability to control our costs and operating expenses, which we expect will increase as we expand our business and incur additional expense associated with being a public company. We have incurred in the past, and expect to continue to incur in future periods, stock-based compensation expense, which will reduce our net income and may result in future losses. If we fail to increase revenues at the rate we anticipate or if our costs and operating expenses increase without a commensurate increase in our revenues, our business, financial condition and results of operations will be negatively affected.

Due to the foregoing factors, our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may be materially and adversely affected.

The seasonality of our business places increased strain on our operations and if we are unable to scale sufficiently to support our operations during periods of peak demand, our business could suffer.

A significant portion of our net revenues and operating cash flows have historically been realized during the period from November through December each year, primarily due to increased retail activity during the holiday seasons. Any disruption in our ability to process, produce and fulfill customer orders in the fourth quarter could have a negative effect on our quarterly and annual operating results. In anticipation of increased fourth quarter sales activity, we typically incur significant incremental expenses prior to and during peak selling seasons, particularly October through December, including the costs associated with hiring a substantial number of temporary employees to supplement our existing workforce. If we are unable to hire enough qualified employees to support our production and customer service operations or if there is a disruption in the labor we hire from our third-party providers, our business, financial condition and results of operations could be adversely affected. In addition, if too many customers access our websites within a short period of time due to increased holiday demand or other periods of peak demand, we may experience system delays or interruptions that make our websites unavailable or prevent us from efficiently fulfilling orders, which may reduce the volume of goods we sell and the attractiveness of our products and services. This in turn could harm our business, operating results and reputation. Because we continue to expect a significant portion of our net revenues and operating cash flows to be realized in the fourth quarter, the fourth quarter factors more significantly into our outlook for the fiscal year. Any disruption in our business operations or other factors that could lead to a material shortfall compared to our expectations for the fourth quarter could result in a material shortfall compared to our expectations for the full year. This could have a disproportionate effect on our operating results and cause our stock price to decline.

Our business depends heavily on the market recognition and reputation of our services, and any harm to our brands or failure to maintain and enhance our brand recognition may materially harm our business, financial condition and results of operations.

We believe that maintaining and enhancing the recognition and reputation of the level of services associated with our brands are critical to our success and ability to compete. Many factors, some of which are beyond our control, are important to maintaining and enhancing our services and may negatively impact our reputation if not properly managed, such as:

•	our ability to maintain a convenient and reliable user experience as consumer preferences evolve and as we expand into new product categories and new business lines;

•	our ability to increase brand awareness among existing and potential corporate partners and consumers through various means of marketing and promotional activities;

•	our ability to retain and expand our network of buyers and sellers;

•	the efficiency, reliability and service quality of our products and services;

•	our ability to protect personally identifiable information and credit card data;

•	our ability to effectively control the product and service quality of content as we continue to develop the services provided by our retail websites, which we refer to as the marketplace; and

•	any negative media publicity about user-generated content or product quality problems of our or other e-commerce websites.

If we are unable to maintain our reputation, further enhance our brand recognition and increase positive awareness of our websites, our results of operations may suffer.

We depend heavily on the continued success of our core business of selling user-designed products online, and any event that adversely affects our sales of user-designed products could harm our business and results of operations.

Since inception, most of our revenues have been derived from the online sale of user-designed products through our marketplace. We expect that sales of user-designed products will continue to grow and comprise a majority of our revenues in the future. While we intend to continue to expand our product and service offerings, including the expansion of our Create & Buy services, revenues from these services may not increase to a level that would reduce our dependence on revenues from our marketplace. In addition, customers who purchase user-designed products on our websites may also purchase other products through our e-commerce services. If we cannot successfully attract or retain our customers for user-designed products, our operating results may suffer.

Our business model focuses on user-generated content and as a result, controversial political and social expressions appear on our site with which current or potential customers or business partners may not wish to be associated.

We have built our business by providing consumers an outlet for self-expression through customized goods that they can share with their friends, their communities and the world. Our service is often used for the expression of political and cause-related issues that may generate strong feelings on many sides of a given issue, including in other customers and potentially with the business partners who supply us with content or inventory and to those who choose to invest in our company. As a result, our websites frequently attract the attention of media outlets that may not understand the user-generated nature of our business model and attribute sentiments expressed by our users to our company. Additionally, because our service provides a platform for the expression of controversial ideas, our site could be the target of computer attacks or boycotts by well-organized special interest groups or filtered by foreign countries, which may adversely impact our growth and operations. For example, our websites are currently blocked in China. We believe we must maintain a balance between the encouragement of self-expression in our users that creates a content-rich experience, the needs and concerns of our business partners and our desire to protect our brands and company. If we fail to maintain this balance and lose customers or potential customers due to judgments made about the content on our websites, or conversely if we alienate corporate partners or businesses who wish to employ our customization services for their products, we risk damage to our brands and reputation and ultimately our business and results of operations.

If we are unable to attract customers in a cost-effective manner, our business and results of operations could be harmed.

Our success depends on our ability to attract customers in a cost-effective manner. We rely on a variety of methods to draw visitors to our websites and promote our products and services, such as search engine marketing, email, affiliate networks, social media outlets and flash deal promotions through group-buying websites. We pay providers of online services, search engines and other websites and e-commerce businesses to provide content, marketing links, advertising banners and other links that direct customers to our websites. If these providers modify or terminate their relationship with us or increase the price they charge us or if our competitors offer them greater fees for traffic, our expenses could rise and traffic to our websites could decrease, resulting in harm to our operations. We also devote substantial resources to optimizing our websites to increase the likelihood of our products and services appearing in unpaid search engine results; however there can be no assurance that these efforts will be successful. If our products and services receive low placement or do not appear within the listings of search engine results in response to relevant search queries, this could result in fewer customers clicking through to our websites, requiring us to resort to other more costly resources to replace this traffic. We also promote our products and special offers through emails targeted to potential customers and our site members. However, if our customers deem such emails and other promotions to be intrusive, we could be forced to discontinue or significantly curtail our email marketing activities. We have terminated a number of affiliate marketing partners in states that have imposed sales tax nexus for such marketing activities, and to the extent we shall have to continue to do so, we may be unable to achieve our strategic goals. If we are unable to develop or maintain an effective and cost efficient means of reaching content providers and consumers, the costs of attracting customers using these methods significantly increase, or we are unable to develop new cost-effective means to obtain customers, then our ability to attract new and repeat customers would be harmed, traffic to our websites would be reduced and our business and results of operations would be harmed.

Our strategy with respect to content acquisition may adversely affect our financial condition and future financial results.

We obtain content for our websites and our products from multiple sources, including our user designers, for whom we may pay royalties on subsequent sales of products created with such content. We also increasingly rely on entertainment, publishing and corporate content provider sources to generate content for our products and services. Due to designer relationship issues, including compensation provided by us compared to that provided by our competitors, users may decrease or cease providing content to our websites in the future. We face challenges in managing the payment infrastructure and taxation implications of these transactions and expect to continue to do so in the future as competitive pressures or new regulatory or other issues arise.

In connection with obtaining entertainment content, we sometimes enter into multi-year, royalty-based licenses with production studios for film and television and other media distributors. To date, we have been able to obtain those licenses without paying significant advance royalty payments but there is no guarantee that these licensors will renew their license agreements on the same or reasonable terms. Furthermore, we plan on increasing the level of committed content licensing in our efforts to grow our service and customer base both in the United States and globally. Finally, our competitors may be successful in obtaining exclusive licenses for content we wish to obtain for our site, making such content unavailable to us now or in the future. We may also, as we have in the past, enter into agreements with content providers that contain exclusivity provisions that may restrict our ability to sell certain products or in certain geographies or to partner with certain content providers. In order to compete effectively for these licenses, we could be forced to pay higher royalties or agree to significant advance payments. Our results of operations could be adversely affected as a result of these content licensing payment commitments in the event that sales or revenue growth do not meet our expectations. In addition, our flexibility in planning for, or reacting to, changes in our business and the market segments in which we operate could be limited.

In connection with the selection and popularity of specific content, we employ licensing and business development professionals and Internet traffic analysts who evaluate popular culture trends and potential properties to support the content on our site. To the extent they are unsuccessful in identifying or obtaining content sources that will be popular with consumers and that will generate sales of our products, our results could materially be harmed. To the extent the content we do choose to obtain proves unpopular or unsuccessful and we have agreed to contractual minimums, we may not achieve the planned return on royalty advances and may incur losses or impairment charges.

If any of the above circumstances increase the cost of obtaining content, our margins may suffer. We must continue to ensure that our content is sufficiently diversified to meet the needs of the markets we target. We believe that failure to secure content could result in lower sales and customer retention and materially reduce margins.

If we are unable to market and sell products and services beyond our existing target markets and develop new products and services to attract new customers, our results of operations may suffer.

We believe we will need to address additional markets and attract new business partners, content providers and consumers to further grow our business. To access new markets and consumers, we expect that we will need to develop, market and sell new products and services. We also intend to continue the geographic expansion of our marketing efforts and customer service operations and the introduction of localized language websites in different countries. There is no guarantee we will be successful in this expansion. In addition, we intend to develop new strategic relationships to expand our marketing and sales channels, such as co-branded or strategic partner-branded websites and retail in-store offerings. Any failure to develop new products and services, expand our business beyond our existing target markets or address additional market opportunities could harm our business, financial condition and results of operations.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

We have experienced a period of rapid growth and expansion that has placed, and continues to place, significant strain on our management and resources. To accommodate our growth, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting, legal and other internal management and control systems. We also intend to expand our production and logistics centers and distribution network to accommodate more customer orders and provide better coverage of our target markets although we do not have any specific plans or commitments at this time. We cannot assure you that we will be able to lease suitable facilities at commercially acceptable terms. In addition, the expansion of our production and logistics centers and distribution network will put pressure on our managerial, financial, operational and other resources. If we are unable to secure new facilities or effectively manage our expanded logistics operations and control increasing costs, our growth potential, results of operations and business could suffer. Additionally, we will need to continue to expand, recruit, train, manage and motivate our workforce and manage our relationships with existing and new business partners, suppliers, third-party service providers and content providers. Our strategies also include broadening our product and service offerings, which will require us to work with different groups of suppliers and address the needs of different kinds of consumers. We may incur significant costs in trying to expand our offerings into these new areas or fail to successfully execute the roll-out of these new offerings. All of these endeavors involve risks and will require substantial management effort and significant additional expenditures. We cannot assure you that we will be able to manage our growth or execute our strategies effectively, and any failure to do so may have a material adverse effect on our business and prospects.

Given the relatively short history of some of our service offerings, it may be difficult to evaluate our business and prospects.

In recent years, we have gradually expanded the service offerings on our websites to include other services such as our Create & Buy services. For example, in 2010, we acquired Canvas On Demand, LLC, or Canvas On Demand, which provides an online service for creating personalized canvases from photographs and in 2011, we acquired L&S Retail Ventures, Inc., an online provider of invitation and stationery products. We cannot assure you that this service, or any other new services we may introduce or acquire, will be integrated or achieve market acceptance either at a level sufficient to justify our investment or at all.

We have a limited history of operating these new services, which makes predicting our future results of operations more difficult than it otherwise would be. Therefore, our past results of operations should not be taken as indicative of our future performance. Our ability to achieve satisfactory financial results from these new services is unproven.

If we fail to successfully identify and respond to constantly changing consumer preferences, adopt new technologies or adapt our websites and systems to customer requirements or emerging industry standards, our business, prospects and financial results may be materially and adversely affected.

The e-commerce and retail industries as well as the content-provider industry are subject to ever changing trends and consumer preferences. Consequently, we must anticipate emerging consumer trends for customized retail merchandise that will appeal to existing and potential consumers. If our consumers cannot find their desired products on our websites, they may stop visiting our websites, visit less often or stop purchasing products on our websites or seek out our competitors’ websites. If we do not anticipate, identify and respond effectively to consumer preferences and changes in consumer trends at an early stage, we may not be able to generate the desired level of sales. Likewise, we must anticipate and capitalize on trends in user-generated content and popular culture that will continue to drive consumer interest in our websites.

The Internet and the online content and retail industries are characterized by rapid technological evolution, changes in user requirements and preferences, frequent introductions of new products and services embodying new technologies and the emergence of new industry standards and practices. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our websites and systems. Our success will depend, in part, on our ability to identify, develop, acquire or license leading technologies useful in our business, enhance our existing services, develop new services and technologies that address the increasingly sophisticated and varied needs of our existing and prospective business partners and consumers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our websites and other proprietary technology entails significant technical and business risks. We may be unable to use new technologies or systems to effectively adapt our websites, proprietary technologies and transaction-processing systems to customer requirements or emerging industry standards. If we are unable to adapt in a cost-effective and timely manner in response to changing market conditions or customer requirements, whether for technical, legal, financial or other reasons, our business, prospects, financial condition and results of operations would be materially adversely affected.

Because our sales and revenues rely on consumer spending of discretionary income, continued recessionary conditions in the United States and world economies may materially and adversely affect our financial results.

As the majority of our revenues is generated from sales through our consumer e-commerce websites, our sales are driven by discretionary consumer spending habits and preferences. Historically, consumer purchasing declines during economic downturns and periods of uncertainty regarding future economic prospects or when disposable income or consumer lending is lower. While not always directly related to actual consumer behavior, macro-economic conditions like stock market volatility, high levels of unemployment, increased fuel or commodity prices and transportation costs, and conditions in the commercial consumer lending and housing markets among other factors fuel uncertainty over future macro-economic conditions and prospects of a prolonged recessionary spending climate. Further deterioration of economic conditions in the near term or long term, or the perception that such deterioration might occur, could reduce demand for our products. As a result our revenues could decline and our results be materially and adversely affected by such trends. Our ability to anticipate, identify and respond quickly to consumer spending pressures and prevailing economic conditions will be challenged if such economic uncertainties continue for prolonged periods or during peak periods for our sales that historically have occurred in our fiscal fourth quarter.

Competitive pricing pressures, particularly with respect to pricing and shipping, may harm our business and results of operations.

Demand for our products and services is sensitive to price, especially in times of recession, slow economic growth and consumer conservatism. Many external factors, including our production and personnel costs, the cost of raw materials, particularly the price of cotton, consumer sentiment and our competitors’ pricing and marketing strategies, can significantly impact our pricing strategies. If we fail to meet our consumers’ price expectations, we could lose customers, which would harm our business and results of operations.

Changes in our pricing strategies have had, and may continue to have, a significant impact on our revenues and net income. We frequently make changes to our pricing structure in order to remain competitive but that may result in lower profit margins. Most of our products are also offered by our competitors. If in the future, due to competitor activities or other marketing strategies, we significantly reduce our prices on our products without a corresponding increase in volume or decrease in cost of goods sold, it would negatively impact our revenues and could adversely affect our gross margins and overall profitability.

We generate a portion of our revenues from the fees we collect from shipping our products. We frequently offer discounted or free shipping, with minimum purchase requirements during promotional periods to attract and retain customers. In addition, we occasionally offer free or discounted products and services to attract and retain customers. In the future, if we increase these offers to respond to actions taken by our competitors, our results of operations may be harmed.

We face intense competition and if we do not compete successfully against existing and new competitors, we may lose market share and customers.

The market for customized products and services is large, fragmented and intensely competitive and we expect competition to increase in the future. We face competition from a wide range of companies, including the following:

•	traditional offline printing businesses;

•	e-commerce companies, including large online retailers such as Amazon.com, Inc. and eBay Inc.;

•	physical and catalog retailers of personalized merchandise;

•

online providers of unique goods such as Etsy, Inc., as well as various other private companies offering customized products such as CustomInk, LLC, Spreadshirt, Inc., Threadless.com or Zazzle Inc.; and

•	online providers allowing users to customize goods in specific vertical markets, such as Vistaprint N.V. for small businesses and Shutterfly, Inc. for photographic products.

We may also indirectly compete with Internet portals and shopping search engines that are involved in e-commerce or sell products or services either directly or in collaboration with other retailers. If more companies move into the customized products space, we will face more direct and intense competition. Furthermore, to the extent that other companies are able to replicate our processes or that advances in print-on-demand technologies reduce any technological or other early mover leads we may have, our business, prospects, financial condition and results of operations could be harmed.

Some of our current and potential competitors have significantly greater financial, marketing and other resources than us, including significant brand recognition, sales volume and customer bases. In addition, other online retailers may be acquired by, receive investment from or enter into strategic relationships with, well-established and well-financed companies or investors which would help enhance their competitive positions. Some of our competitors may be able to secure goods and raw materials from suppliers on more favorable terms, devote greater resources to marketing activities and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to website and system development than us. Increased competition may reduce our operating margins, market share and brand recognition, or force us to incur losses. We may not be able to compete successfully against current and future competitors. Competitive pressures may harm our business, prospects, financial condition and results of operations.

The proper functioning of our websites is essential to our business and any failure to maintain the satisfactory performance, security and integrity of our websites will materially and adversely affect our business, reputation, financial condition and results of operations.

The satisfactory performance, reliability and availability of our websites, our sophisticated marketing activities, our transaction-processing systems and our network infrastructure are critical to our success. Our revenues depend on the number of visitors who shop on our websites and the volume of orders we fulfill. Any system delays, interruptions or disruptions to our servers caused by telecommunications failures, computer viruses, physical break-ins, domain attacks, hacking or other attempts to harm our systems or servers that result in the unavailability or slowdown of our websites, loss of data or reduced order fulfillment performance would reduce the volume of products sold and the attractiveness of product offerings on our websites. We may also experience interruptions caused by reasons beyond our control. For example, in the fourth quarter of 2006, our servers experienced a denial of service attack, which disrupted access to our websites for several days during the holiday buying season. These unexpected interruptions may occur in the future, and future occurrences could damage our reputation and harm our revenues and results of operations.

We use internally developed systems for all aspects of transaction processing, including order management, content review and purchasing and inventory management. We rely on third-party providers for debit card and credit card processing services, other payment services and shipping. We periodically upgrade and expand our systems, and in the future, we intend to further upgrade and expand our systems and to integrate newly developed or purchased software with our existing systems to support increased transaction volume. Any inability to add additional software and hardware or to develop and upgrade our existing technology, transaction-processing systems or network infrastructure to accommodate increased traffic on our websites or increased sales volume through our transaction-processing systems may cause unanticipated system disruptions, slower response time, degradation in levels of customer service and impaired quality and speed of order fulfillment, which would cause our business, reputation, financial condition and results of operations to suffer.

If our production and fulfillment operations are interrupted for any significant period of time or either facility where our computer and communications hardware is located fails, our business and results of operations would be substantially harmed.

Our success depends on our ability to successfully receive, produce and fulfill orders and to promptly and securely deliver our products to our customers, which in turn depends in part on the efficient and uninterrupted operation of our computer and communications systems. A significant portion of our production, inventory management, packaging, labeling and shipping processes are performed in a single production and fulfillment center located in Louisville, Kentucky and substantially all of the computer hardware necessary to operate our websites is located at one third-party hosting facility in Las Vegas, Nevada. These facilities are susceptible to damage or interruption from human error, fire, flood, ice storms, power loss, insufficient power availability, telecommunications failure, terrorist attacks, acts of war, break-ins, earthquakes and similar events. Louisville, Kentucky is particularly susceptible to flooding and extreme weather patterns. We maintain offices and operations in Northern California, an area where the risk of an earthquake is significant due to the proximity of major earthquake fault lines. Any catastrophic loss to any of these facilities would likely disrupt our operations, delay production, shipments and revenues and result in significant expenses to repair or replace the facility. Our business interruption insurance may be insufficient to compensate us for losses that may occur, particularly from interruption due to an earthquake, which is not covered under our current policy. Any interruptions in our production, fulfillment center or systems operations, particularly if for any significant period of time, could damage our reputation and brands and substantially harm our business and results of operations.

Shipment of merchandise sold in our marketplaces could be delayed or disrupted by factors beyond our control and we could lose buyers and sellers as a result.

We rely upon third-party carriers such as United Parcel Service, Inc., or UPS, in the United States for timely delivery of our merchandise shipments. As a result, we are subject to carrier disruptions and increased costs due to factors that are beyond our control, including labor difficulties, inclement weather, terrorist activity and increased fuel costs. We do not have a long-term agreement with any other third-party carriers, and we cannot be sure that our relationship with UPS will continue on terms favorable to us, if at all. If our relationship with UPS is terminated or impaired or if UPS is unable to deliver merchandise for us, we would be required to use alternative carriers for the shipment of products to our buyers. We may be unable to engage alternative carriers on a timely basis or on terms favorable to us, if at all. Potential adverse consequences include:

•	reduced visibility of order status and package tracking;

•	delays in merchandise receipt and delivery;

•	increased cost of shipment; and

•	reduced shipment quality, which may result in damaged merchandise.

Any failure to receive merchandise at our distribution centers or deliver products to our buyers in a timely and accurate manner could lead to client dissatisfaction and cause us to lose sellers and buyers.

Many of our suppliers are located in regions that are subject to weather instability, earthquakes and other natural disasters.

The facilities of our third-party suppliers are subject to risk of catastrophic loss due to fire, flood or other natural or man-made disasters. For example, the majority of our suppliers are located in the United States and China in areas with above-average catastrophic weather instability and seismic activity and which are subject to typhoons, tsunamis and other storms. Additionally, since a significant portion of our revenues are attributed to cotton apparel and because we do not currently engage in any cotton or other commodity-related hedging activities, we are particularly susceptible to issues affecting the cotton growing and production industry. Any catastrophic loss to any of these facilities or disruptions in the production of cotton would likely disrupt our operations, delay production, shipments and revenues and result in significant expenses to repair or replace the facility or to purchase critical inventory for creation of our products.

If we become subject to liability for content that we print and distribute through our service, our results of operations would be adversely affected.

As a service provider that prints content, we face allegations related to, and potential liability for, negligence, copyright or trademark infringement or other claims based on the nature and content of materials that we display and the goods created from user-generated uploads to our service. We also may face allegations related to, or potential liability for, content uploaded from our users in connection with claims of defamation, racism, hate speech, obscenity or pornography that may be embodied in user expression. As globally available websites, we also receive inquiries about content that may be illegal or insensitive to cultural norms not only in the United States but worldwide, and those sensitivities may differ widely. For example, content related to glorification of the current North Korean regime, while offensive to many, is not illegal in the United States. In South Korea, distribution of such speech is considered illegal and we therefore are subject to geographic-specific blocks on content on our websites. We are also exposed to risks associated with varying defamation laws in other jurisdictions in foreign countries, including heightened risk of secondary liability on defamation suits in the United Kingdom, despite our status as an e-commerce service provider and not a publisher. Further, we maintain relationships with law enforcement agencies to manage issues related to child pornography or other illegal uses of our service.

As a distributor of content, we also face potential liability for negligence, copyright, patent or trademark infringement or other claims based on the nature and content of materials that we distribute. A number of our entertainment, publishing and corporate content providers impose limitations and conditions on our use of their licensed content, and our failure to implement and abide by these terms could result in our loss of these licenses, damages to our reputation and potential liability for breach of contract and copyright or trademark infringement. We also may face potential liability for content uploaded from our users in connection with our community-related content or political commentary.

We maintain strict content usage policies that are frequently evaluated and updated and we maintain processes that review uploaded content for compliance with our terms. We maintain a content review process that includes evaluation and take-down of uploaded content on our site that fails to meet our policies. Nevertheless, we receive significant volumes of cease and desist demands on a regular basis with respect to claims of intellectual property infringement and infringement of the rights of third parties, such as rights of privacy and publicity, and expect this may grow with the volume of content made available through our service. Notwithstanding our efforts, these measures may not be effective in removing violative content nor sufficient to shield us from potential liability.

Our agreements with our content providers likewise contain indemnification clauses acknowledging that the user uploading content owns copyrights and trademarks in the work, is authorized to do so and to create products through our service. However, many of our content providers may lack the financial ability to fully indemnify us against any material liabilities or we may choose not to pursue such indemnification claims if we think that doing so may deter others from offering non-violative content on our services.

We maintain an intellectual property rights policy and dispute process, and we strive to promptly respond to all claims of infringement and to expeditiously remove infringing content from our websites where we believe valid claims may exist, as well as to comply with any applicable legal or contractual requirements. These processes require significant legal and operational resources and, given the volume of uploaded images to our websites, are challenging to implement. If our processes prove ineffective or we are unable to effectively scale these processes with the growth of our business, we may face significant liability and our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability could harm our results of operations. There can be no assurance that we are adequately insured or indemnified to cover claims of these types or liability that may be imposed on us.

Failure to protect confidential information of our customers and our network against security breaches or failure to comply with privacy and security laws and regulations could damage our reputation and brands and substantially harm our business and results of operations.

A significant challenge to e-commerce and communications is the secure transmission of confidential information over public networks. Our failure to prevent security breaches could damage our reputation and brands and substantially harm our business and results of operations. Currently, most of our product orders and payments for products we offer are made through our websites. A majority of our sales are billed to our customers’ credit card accounts directly, orders are shipped to a customer’s address, and customers log on using their email address. In addition, some online payments for our products are settled through third-party online payment services. In such transactions, maintaining complete security for the transmission of confidential information on our websites, such as customers’ credit card numbers and expiration dates, personal information and billing addresses, is essential to maintain consumer confidence. We have limited influence over the security measures of third-party online payment service providers. In addition, we hold certain private information about our customers, such as their names, addresses, phone numbers and browsing and purchasing records.

We rely on encryption and authentication technology licensed from third parties to effect the secure transmission of confidential information, including credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. In addition, any party who is able to illicitly obtain a user’s password could potentially access the user’s transaction data or personal information. We may not be able to prevent third parties, such as hackers or criminal organizations, from stealing information provided by our customers to us through our websites. In addition, our third-party merchants and delivery service providers may violate their confidentiality obligations and disclose information about our customers. Any compromise of our security could damage our reputation and brands and expose us to a risk of loss or litigation and possible liability, which would substantially harm our business and results of operations. In addition, anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations.

Significant capital and other resources may be required to protect against security breaches or to alleviate problems caused by such breaches. The methods used by hackers and others engaged in online criminal activity are increasingly sophisticated and constantly evolving. Even if we are successful in adapting to and preventing new security breaches, any perception by the public that e-commerce and other online transactions, or the privacy of user information, are becoming increasingly unsafe or vulnerable to attack could inhibit the growth of e-commerce and other online services generally, which in turn may reduce the number of orders we receive. Any failure, or perception of failure, to protect the confidential information of our customers or our network could damage our reputation and harm our business.

Any failure or perceived failure by us to comply with our privacy policies or privacy-related obligations to customers, sellers or other third parties may result in Federal or state governmental enforcement actions, litigation, or negative public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business.

We accept payment by a variety of methods and a substantial majority of our net revenues is derived from credit card sales. This in turn exposes us to increased risks of dependence on third-party payment processing service providers as well as risks associated with higher transaction fees and compliance matters.

We accept payments for our products and services on our websites by a variety of methods, including credit card, debit card and other payment services. To date, the substantial majority of our net revenues has been derived from credit card sales. As a result, we believe our business is vulnerable to any disruption in our customer payment processing capabilities. In most geographic regions, we rely on one or two third-party companies to provide payment processing services, including the processing of credit cards, debit cards and other payment services. If any of these companies became unwilling or unable to provide these services to us, then we would need to find and engage replacement providers. We may not be able to do so on terms that are acceptable to us or at all, or to process the payments ourselves, which could be costly and time consuming, either of which scenarios could disrupt our business. Additionally, as we typically experience increased activity from November through December each year due to increased retail activity during the holiday season, any disruption in our ability to process customer payments in the fourth quarter could have a significant and disproportionate negative impact on our business.

For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profit margins or require that we charge our customers more for our products. We are also subject to payment card association and similar operating rules and requirements, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules and requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers or facilitate other types of online payments, and our business and operating results could be materially adversely affected.

If we fail to manage our relationships with our suppliers, our business and prospects may suffer.

To address customer demand for a wider range of customizable products, we intend to continue to expand our merchandise selection. This in turn increases our reliance on suppliers of such merchandise. Additionally, our business and reputation depend in large part on our ability to process and ship orders quickly, including during unanticipated or seasonal periods of increased demand. As a result, we believe the successful management of our supplier relationships is a key aspect of our business and our ability to compete. We source our products from domestic and foreign manufacturers and distributors. Maintaining good relationships with suppliers that compete with each other can be difficult. For example, suppliers of similar products may compete for more prominent placement on our websites. Our current suppliers may not continue to sell merchandise to us on terms acceptable to us, and we may be unable to establish new or extend current supplier relationships to ensure a steady supply of blank inventory in a timely and cost-efficient manner. If we are unable to develop and maintain good relationships with suppliers, it may inhibit our ability to offer products demanded by our customers or to offer them in sufficient quantities and at prices acceptable to them. In addition, if our suppliers cease to provide us with favorable pricing or payment terms or return policies, our working capital requirements may increase and our operations may be materially and adversely affected. In addition, we subcontract certain activities to third-party vendors. Any deterioration in our supplier or subcontractor relationships, or a failure to resolve disputes with, or complaints from, our suppliers in a timely manner, could materially and adversely affect our business, prospects and results of operations.

We may suffer losses if we are unable to efficiently manage our inventory risks.

We must anticipate the popularity of products and purchase blank inventory and secure sufficient supplies before customizing and selling them to our customers. If we fail to adequately predict demand and experience an unexpected peak in production, our production times will suffer, which may result in damage to our reputation and business. For example, if we do not have an adequate supply of ink due to periods of unexpected peak demand, our ability to print and deliver products may be delayed. Conversely, any over purchase of ink or other supplies exposes us to risks of obsolete or excess inventory. Under some of our current supply agreements, we enjoy flexible policies for returning the unsold items to our suppliers. In order to secure more favorable business terms, we have entered into and plan to continue to enter into purchase arrangements with our suppliers with more restrictive return policies or with commitments to purchase larger quantities of inventory or supplies. For example, some of our contracts with suppliers contain restrictions on our ability to return products, such as caps on the amount of products that can be returned, and we may lose preferential pricing terms for such products if we exceed these caps, which could materially affect our profit margins. If we are unable to correctly predict demand for the products that we are committed to purchase, we will be responsible for covering the cost of the products that we are unable to sell, and our financial condition and results of operations may suffer.

We largely depend on overseas suppliers for blank inventory and if we do not appropriately manage the risks related to product safety and quality, we may face risk regulatory actions or recalls and our operating results will be harmed.

Like most retailers, manufacturers in China are the source of much of the blank inventory we utilize in the creation of customized products for sale on our websites, whether sourced from vendors directly by our supply managers or purchased through our business partners. Regulatory oversight of manufacturing in China is not subject to the same standards of product safety or supply chain scrutiny as may be expected in the United States. One or more of our vendors might not adhere to our quality or legal standards, and we might not identify the deficiency before merchandise ships to our customers. New legislation in California called the Transparency in Supply Chains Act of 2010 requires us to audit our vendors with respect to risks of human trafficking and slavery and mitigate these risks in our operations. Any failure to disclose issues or other non-compliance could subject us to action by the California Attorney General.

In addition, our vendors may have difficulty adjusting to our changing demands and growing business. Our vendors’ failure to manufacture or import quality merchandise in a timely and effective manner could damage our reputation and brands, and could lead to an increase in customer litigation against us and an increase in our routine litigation costs. We rely on indemnities from our business partners with respect to the branded goods we customize and that protection may or may not be enough to shield us from liability for quality deficiencies. Further, any merchandise that we receive, even if it meets our quality standards, could become subject to a later recall, which could damage our reputation and brands and harm our business. While we have never been subject to a product recall, there can be no guarantee that we will not face one in the future. Recently enacted legislation has given the United States Consumer Product Safety Commission increased regulatory and enforcement power, particularly with regard to children’s safety, among other areas. As a result, companies like ours may be subject to more product recalls and incur higher recall-related expenses. Any recalls or other safety issues could harm our brands’ images.

Increased product returns and the failure to accurately predict product returns could substantially harm our business and results of operations.

We generally offer our customers an unconditional 30-day return policy which allows our customers to return most products for a full refund if they are not satisfied for any reason. We make allowances for product returns and chargebacks in our financial statements based on historical return rates and current economic conditions. Actual merchandise returns are difficult to predict and may differ from our allowances. Any significant increase in merchandise returns or chargebacks above our allowances would substantially harm our business and results of operations.

Our business would be adversely affected by the departure of existing members of our senior management team and other key personnel.

Our success depends, in large part, on the continued contributions of our senior management team, in particular, the services of Bob Marino, our Chief Executive Officer, and Monica N. Johnson, our Chief Financial Officer, as well as other key personnel. In addition, we have not entered into long-term employment agreements or non-compete agreements with some members of our senior management team. Our employees can terminate their employment with us upon little or no notice. The loss of any member of our senior management team or key personnel could harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate. In addition, we recently added several members to our senior management team. Integrating them into our management team could prove disruptive to our daily operations, require a disproportionate amount of resources and management attention and prove unsuccessful.

If we are unable to attract, train and retain qualified personnel with relevant industry and operational expertise, we may be unable to effectively execute our business plan or maintain or, in the future, expand our operations, which in turn would harm our business.

Our operations depend heavily on skilled personnel trained in our proprietary printing and production techniques and personnel knowledgeable about the online retail industry. Our future success depends, to a significant extent, on our ability to attract, train and retain qualified personnel with relevant experience and skill sets. Recruiting and retaining capable personnel, particularly those with expertise in the retail, e-commerce and printing industries, is vital to our success. There is substantial competition for qualified personnel and we cannot assure you that we will be able to attract or retain our personnel. If we are unable to attract and retain qualified personnel, our business may suffer.

We may pursue acquisition opportunities as part of our growth strategy and may not realize the anticipated benefits of any such acquisitions, which in turn could harm our business and operating results.

As part of our growth strategy, we intend to evaluate and pursue selected acquisition and expansion opportunities. For example, we acquired Imagekind, Inc. in 2008 and Canvas On Demand, LLC in 2010 and in October 2011, we acquired L&S Retail Ventures, Inc. Additionally, in March 2012, we entered into an agreement to acquire substantially all of the assets of Logo’d Softwear, Inc., an e-commerce provider of personalized apparel and merchandise for groups and organizations. Although we currently expect to close this acquisition during the second quarter of 2012, we may not be able to close this acquisition as planned or at all. Additionally, we may be unable to successfully integrate this business or to realize the anticipated benefits of the acquisition. Future acquisitions and the successful integration of new assets and businesses into our own would require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. There can be no assurance that we will be successful in these efforts. Acquired assets or businesses may not achieve the anticipated benefits we expect due to a number of factors including: unanticipated costs or liabilities associated with the acquisition, incurrence of acquisition-related costs, harm to our relationships with existing customers as a result of the acquisition, harm to our brands and reputation, the potential loss of key employees, use of resources that are needed in other parts of our business, and use of substantial portions of our available cash to consummate the acquisition. In addition, acquisitions could result in the use of substantial amounts of cash, earn-outs, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. For example, in connection with our acquisition of Canvas On Demand, we agreed to make up to $9.0 million in earn-out payments to the former owners of Canvas On Demand. In addition to possible stockholders’ approval, we may also have to obtain approvals and licenses from the relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased costs and delay.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights or defend against third-party allegations of infringement may be costly.

Protection of our proprietary technology is critical to our business. Failure to protect and monitor the use of our existing intellectual property rights could result in the loss of valuable technologies and prevent us from maintaining a leading market position. We rely primarily on patents, trademarks, trade secrets, copyrights and other contractual restrictions to protect our intellectual property. As of December 31, 2011, we had three issued patents, 10 patents pending in the United States and one pending in foreign jurisdictions, which relate to our unique e-commerce services, our proprietary printing and decorating services and an online platform for designing and generating framed products. We may have on occasion disclosed inventions prior to making the relevant filings, which may make our patent applications and any resulting issued patents vulnerable to validity challenges. Our pending patent applications may not result in issued patents, or if patents are issued to us, such patents may not provide meaningful protection against competitors or against competitive technologies.

We also rely upon certain unpatented proprietary manufacturing expertise and modeling methods and designs, licensed third-party technologies, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we enter into confidentiality and invention assignment agreements with our employees and third parties to protect our intellectual property, certain confidentiality and invention assignment agreements may be limited in duration or deemed by a court to be unenforceable. Moreover, these confidentiality and invention assignment agreements could be breached, potentially in a way that we could not immediately detect, and thus may not provide meaningful protection for our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available in the event of unauthorized use or disclosure of our trade secrets and manufacturing expertise. In addition, others may obtain knowledge of our trade secrets through independent development or legal means. The failure of our patents or confidentiality agreements to protect our processes, equipment, technology, trade secrets and proprietary manufacturing expertise, methods of system design, other methods and materials could have a material adverse effect on our business. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries where we operate we have not applied for patent, trademark or copyright protection.

Third parties may infringe or misappropriate our proprietary technologies or other intellectual property rights, which could harm our business, financial condition or operating results. Policing unauthorized use of proprietary technology can be difficult and expensive and potentially subjects our intellectual property rights to validity and enforceability challenges. Also, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. We cannot assure you that the outcome of such potential litigation will be in our favor. Such litigation may be costly and may divert management attention and other resources away from our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation.

We may face infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause us to pay significant damage awards or prohibit us from conducting our business.

Our success depends largely on our ability to use and develop our technology and know-how without infringing or misappropriating the intellectual property rights of third parties. The validity and scope of claims relating to business process patents involve complex scientific, legal and factual questions and analysis and, therefore, may be highly uncertain. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties, including allegations of patent infringement asserted by patent holding companies or other adverse patent owners who have no relevant product revenues and against whom our own patents may therefore provide little or no deterrence. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability to third parties, require us to seek licenses from third parties, which may not be available on reasonable terms, or at all, pay ongoing royalties, or subject us to injunctions prohibiting the use of our technologies. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our website services until resolution of such litigation.

We will be subject to additional regulatory compliance requirements, including Section 404 of the Sarbanes-Oxley Act of 2002, as a result of becoming a public company and our management has limited experience managing a public company.

We have never operated as a public company and will incur significant legal, accounting and other expenses that we did not incur as a private company. The individuals who constitute our management team have limited experience managing a publicly traded company, and limited experience complying with the increasingly complex and changing laws pertaining to public companies. Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives and we may not successfully or efficiently manage our transition into a public company. We expect that requirements to comply with rules and regulations such as the Sarbanes-Oxley Act of 2002 will increase our legal and financial compliance costs and make some activities more time-consuming and costly. We will need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company. For example, Section 404 of the Sarbanes-Oxley Act of 2002 requires that our management report on, and may require that our independent registered public accounting firm attest to, the effectiveness of our internal control over financial reporting in our annual report on Form 10-K for the year ending December 31, 2013, to be filed in 2014. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. We may not be able to successfully complete the procedures and certification and attestation requirements of Section 404 by the time we will be required to do so. If we fail to do so, or if in the future our Chief Executive Officer, Chief Financial Officer, General Counsel or independent registered public accounting firm determines that our internal control over financial reporting is not effective as defined under Section 404, we could be subject to sanctions or investigations by The NASDAQ Global Select Market, or NASDAQ, the Securities and Exchange Commission, or the SEC, or other regulatory authorities. Furthermore, investor perceptions of our company may suffer and this could cause a decline in the market price of our common stock. Irrespective of compliance with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors.

If we are unable to successfully improve internal controls, our ability to report our financial results on a timely and accurate basis may be adversely affected.

We are in the process of adopting and implementing several measures to improve our internal controls. If the procedures we have adopted and implemented are insufficient, we may fail to meet our future reporting obligations, our financial statements may contain material misstatements and our operating results may be harmed. In 2011, we determined that we had a significant deficiency in our internal control over financial reporting related to the recognition of revenue for our recently acquired Canvas on Demand business. This significant deficiency resulted from the integration of the billing processes of Canvas on Demand. While the amounts of revenue involved were not material and we believe we have remediated the deficiency, there can be no assurance that similar or other significant deficiencies or material weaknesses in our financial reporting will not occur in the future. Any failure to maintain or implement required new or improved controls, or difficulties we encounter in their implementation, could result in significant deficiencies or material weaknesses, cause us to fail to meet our future reporting obligations or cause our financial statements to contain material misstatements. Any such failure could also adversely affect the results of the periodic management evaluations and annual auditor attestation report regarding the effectiveness of our internal control over financial reporting that are, or may be, required under Section 404 of the Sarbanes-Oxley Act of 2002, and which will first be required in our Annual Report on Form 10-K for the year ending December 31, 2013, to be filed in 2014. Internal control deficiencies could also result in a restatement of our financial statements in the future or cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

Risks related to our industry

Uncertainties regarding the growth and sustained profitability of business-to-consumer e-commerce could adversely affect our revenues and business prospects and the trading price of our common stock.

The long term viability and prospects of e-commerce remain relatively uncertain. Our future operating results will depend on numerous factors, including:

•	the growth of personal computer, Internet and broadband usage and penetration, and the rate of any such growth;

•	the trust and confidence level of consumers in online shopping, as well as changes in consumer demographics and consumers’ tastes and preferences;

•	concerns about buying customized and personalized products without face-to-face interaction with sales personnel;

•	our ability to provide high-quality customization capabilities;

•	the selection, price and popularity of products that we and our competitors offer on websites;

•	whether alternative retail channels or business models that better address the needs of consumers emerge;

•	the development of fulfillment, payment and other ancillary services associated with online purchases; and

•	general economic conditions, particularly economic conditions affecting discretionary consumer spending.

A decline in the popularity of shopping on the Internet in general, interest in customized goods as a retail trend or any failure by us to adapt our websites and improve the online shopping experience of our customers in response to consumer requirements and tastes, will harm our revenues and business prospects.

As a provider of customized consumer products, our growth and profitability depends, among other things, on the level of consumer confidence and spending in the United States and globally.

Our results of operations are sensitive to changes in overall economic and political conditions that impact consumer spending both in the United States and globally. The retail industry, in particular, is very sensitive to broad economic changes, and retail purchases tend to decline during recessionary periods. A substantial portion of our revenues are derived from retail sales in the United States, where sales are dependent on the availability of discretionary income. Additionally, as a provider of customized consumer products that represent discretionary purchases by consumers, we believe we are particularly vulnerable to fluctuations and trends in consumer confidence and spending as consumers are less likely to purchase customized goods during periods of economic uncertainty. For example, in 2009, our net revenues declined by $16.9 million and increased by $24.4 million in 2010. We believe that our lower net revenues in 2009 relative to 2010 was due to several factors, including, in part, to fluctuations in consumer confidence and spending during these periods which, in turn, were impacted by, among other things, the economic recession and subsequent recovery or consumers’ perception of a recovery. Many factors outside of our control, including interest rates, volatility of the world’s stock markets, inflation and deflation, tax rates and other government policies and unemployment rates can adversely affect consumer confidence and spending. The domestic and international political environments, including military conflicts and political turmoil or social instability, may also adversely affect consumer confidence and reduce spending, which could in turn materially and adversely affect our growth and profitability.

Our international sales and operations subject us to additional risks that may materially and adversely affect our business and operating results.

We plan to continue to target customers in countries outside the United States. We maintain websites localized to the United Kingdom, Australia and Canada and have recently launched our first localized language website in Germany. Additionally, we have operations in the Czech Republic. In connection with our international presence we are subject to a variety of risks including:

•	the need to develop new production, supplier and customer relationships;

•	difficulties in enforcing contracts, collecting accounts receivables and longer payment cycles;

•

regulatory, political or contractual limitations on our ability to operate and sell in certain foreign markets, including trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses;

•	varying data privacy and security laws and regulations in other countries;

•	challenges of international delivery and customs requirements;

•	varying product safety requirements and content restrictions in other countries;

•	difficulties of language translations, increased travel, infrastructure and legal compliance and enforcement costs associated with international locations;

•	currency translation and transaction risk, which may negatively affect our revenues, cost of net revenues and gross margins, and could result in exchange losses;

•	difficulty with staffing and managing widespread international operations;

•	reduced protection for intellectual property rights in some countries;

•	the need to defend against intellectual property infringement claims against us in unfamiliar foreign legal regimes and to comply with unfamiliar foreign regulatory schemes and laws;

•	lower per capita Internet usage and lack of appropriate infrastructure to support widespread Internet usage as well as broadband connections on which our content-rich services depend;

•	heightened exposure to political instability, war and terrorism; and

•	changes in the general economic and political conditions.

As we continue to expand our business globally, our success will depend on our ability to anticipate and effectively manage these and other risks associated with our international presence. Our failure to manage any of these risks successfully could harm our international reputation and reduce our international sales, adversely affecting our business, operating results and financial condition.

If use of the Internet, particularly with respect to e-commerce, does not continue to increase as we anticipate, our business and results of operations will be harmed.

Our future revenues are substantially dependent upon the continued growth in the use of the Internet as an effective medium of business and communication by our target customers. Internet use may not continue to develop at historical rates and consumers may not continue to use the Internet and other online services as a medium for commerce. Failures by some online retailers to meet consumer demands could result in consumer reluctance to adopt the Internet as a means for commerce, and thereby damage our reputation and brands and substantially harm our business and results of operations.

In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including:

•	actual or perceived lack of security of information or privacy protection;

•	attacks on or attempts to hijack our domain or website traffic or similar damage to our domains or servers;

•	possible disruptions, computer viruses, spyware, phishing, attacks or other damage to the Internet servers, service providers, network carriers and Internet companies or to users’ computers; and

•	excessive governmental regulation and taxation.

Our success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services. Our business, which relies on contextually rich websites that require the transmission of substantial secure data, is also significantly dependent upon the availability and adoption of broadband Internet access and other high speed Internet connectivity technologies.

If we do not properly account for our unredeemed gift certificates, gift cards, merchandise credits and flash deal promotions through group-buying websites, our operating results will be harmed.

We account for unredeemed gift cards, gift certificates, flash deal promotions through group-buying websites and merchandise credits based on historical redemption data. In the event that our historical redemption patterns change in the future, our estimates for redemption would change, which would affect our financial position or operating results. Further, in the event that a state or states were to require that the unredeemed amounts be escheated to such state or states, our business and operating results would be harmed.

We also participate in flash deal promotions through group-buying websites such as Groupon. Due to the emerging development of this business model, the terms and conditions of these programs continue to evolve and the accounting, taxation, legal and other potential regulatory implications of these sales activities have yet to be fully settled. Based on the terms of the agreements that we have entered into to date, and based on our judgmental evaluation of the criteria in the authoritative accounting guidance, we have concluded that we are the primary obligor in these transactions and have recorded revenues on a gross basis and the fees retained by the group-buying website as sales and marketing expense. We will continue to evaluate changes in the terms and conditions of these programs, or changes in accounting guidance in determining our accounting for these programs. There can be no guarantee that the legal, accounting and customer service approaches we have taken to these programs will be appropriate in the future. Changes in the terms and conditions of these programs or our evaluation of our performance obligations and associated tax, escheatment and other obligations associated with these programs could have a material adverse effect on our business, operating results or financial position or otherwise harm our business.

Taxation risks could subject us to liability for past sales and cause our future sales to decrease.

United States Supreme Court precedents currently restrict the imposition of obligations to collect state and local sales and use taxes with respect to sales made over the Internet. However, in recent years, a number of states have attempted or are considering adoption of initiatives that limit or supersede the Supreme Court’s position regarding sales and use taxes on Internet sales or with respect to marketing programs we employ to generate sales on our websites. If these initiatives are successful, we could be required to collect sales taxes in additional states or change our business practices and we may be exposed to retroactive liability on sales. In addition, Congress is considering a bill introduced in July 2011 called the Main Street Fairness Act, which would authorize states to use the Streamlined Sales and Use Tax Agreement to require remote retailers to collect and remit sales taxes in those states. Other bills were introduced thereafter, including The Marketplace Equity Act and The Marketplace Fairness Act, which covered similar subject matters. The U.S. Judiciary Committee held hearings on Internet sales taxation proposals in November 2011, and certain legislation was referred to the Senate Finance Committee, but the Committee has not yet reported to Congress. The imposition of a Federal tax scheme or the imposition by individual state and local governments of taxes upon Internet commerce or affiliate programs could create administrative burdens for us in the future that may pose operational challenges. We currently collect sales tax in states in which we believe we have established sales tax nexus based on our operations and physical presence and in compliance with existing law. We have elected to discontinue affiliate marketing programs residing in states that have enacted affiliate sales tax nexus statutes. Under some of our agreements, another company is the seller of record, but we are nevertheless obligated to collect sales tax on transactions. We may enter into additional agreements requiring similar tax collection obligations. We expect the complexity of the application of various taxation schemes to continue to pose challenges to our business as it grows.

We also pay royalties to our designers where they upload content and license to us for the creation of online storefronts operated by us. We believe it is our content owners’ obligation to pay taxes on their royalty income and we issue appropriate tax forms disclaiming the withholding on taxes on such royalty income to them but there is no guarantee that such procedures will be appropriate to disclaim taxable nexus in every state and foreign country in the future.

We comply with tax liability obligations, including value added tax and provincial sales tax, in foreign jurisdictions as applicable but additional foreign countries may seek to impose sales or other tax collection obligations on us and as our international sales grow and we expand localized language sites our exposure to liability likewise grows.

A successful assertion of taxable nexus with respect to any of our sales, affiliate marketing or user royalty payment activity by one or more states or foreign countries that we should collect sales or other taxes on the sale of merchandise could result in substantial tax liabilities for past sales, decrease our ability to compete with traditional retailers or competitors, negatively impact our financial position or otherwise harm our business.

Risks related to this offering and our common stock

Our share price may be volatile and you may be unable to sell your shares at or above the offering price.

Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which an active trading market will develop on the NASDAQ Global Select Market or how liquid that market might become. The initial public offering price for our shares will be determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares. The market price of shares of our common stock could be subject to wide fluctuations in response to many risk factors listed in this prospectus and others beyond our control, including:

•	actual or anticipated fluctuations, including seasonal variations, in our financial condition and operating results;

•	changes in the economic performance or market valuations of other e-commerce companies or companies perceived by investors to be comparable to us;

•	loss of a significant amount of existing business;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rates;

•	issuance of new or updated research or reports by securities analysts, including the publication of unfavorable reports or change in recommendation or downgrading of our common stock;

•	lack of coverage of us by industry or securities analysts;

•	our announcement of actual results for a fiscal period that are higher or lower than projected results or our announcement of revenues or earnings guidance that is higher or lower than expected;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	fluctuations in the supply and prices of materials used in our products, such as cotton;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	terrorist attacks or natural disasters or other such events impacting countries where we or our customers have operations; and

•	general economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may cause the market price of shares of our common stock to decline. As an e-commerce company, we believe our stock price may be particularly susceptible to volatility as the stock prices of technology and e-commerce companies have often been subject to wide fluctuations. If the market price of shares of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Substantial future sales of our common stock in the public market could cause our stock price to fall.

Additional sales of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. Upon the completion of this offering, we will have 16,978,700 shares of common stock outstanding. All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, or the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. In addition, certain entities associated with Institutional Venture Partners and Glynn Capital Management, each of which is associated with certain of our existing stockholders, as well as certain of our directors and officers, including Bob Marino, our Chief Executive Officer, have indicated an interest in purchasing up to 300,000 shares of our common stock in this offering at the initial public offering price. Any shares purchased by these persons will be subject to the lock-up agreements described in the paragraph below. Of the remaining shares of common stock outstanding after this offering, 12,238,551 shares will be eligible for sale at various times beginning 180 days after the date of this prospectus upon the expiration of lock-up agreements as described below and subject to vesting requirements and the requirements of Rule 144 or Rule 701, and 269,449 shares will be eligible for sale at various times beginning after the date of this prospectus, subject to vesting requirements and the requirements of Rule 144 or Rule 701.

Our directors, executive officers and holders of substantially all of our outstanding common stock (on a fully-diluted basis as of December 31, 2011 without giving effect to this offering) have agreed with limited exceptions that they will not sell any shares of common stock owned by them without the prior written consent of J.P. Morgan Securities LLC and Jefferies & Company, Inc., on behalf of the underwriters, for a period of 180 days from the date of this prospectus. In addition, Fred E. Durham III and Maheesh Jain, two of our greater than 5% stockholders, have agreed to the same restrictions described above for a period of 360 days from the date of this prospectus with respect to 1,312,718 and 1,157,508 shares held beneficially by them as of December 31, 2011, respectively, (or 975,218 and 820,008 shares, assuming the underwriters exercise their over-allotment option in full) and for a period of 630 days from the date of this prospectus with respect to 850,336 and 748,794 shares held beneficially by them as of December 31, 2011, respectively. However, subject to certain exceptions, in the event that either:

•	during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

then in either case the expiration of the restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless J.P. Morgan Securities LLC and Jefferies & Company, Inc. waive, in writing, such an extension. At any time and without public notice, J.P. Morgan Securities LLC and Jefferies & Company, Inc. may in their sole discretion release some or all of the securities from these lock-up agreements prior to the expiration of the lock-up period. As resale restrictions end, the market price of our common stock could decline if the holders of those shares sell them or are perceived by the market as intending to sell them. In addition, after this offering, the holders of 5,418,474 shares of common stock, which includes the shares issued upon conversion of our preferred stock upon the completion of this offering, without taking into account any shares sold in this offering by the selling stockholders, will be entitled to contractual rights by which they may require us to register those shares under the Securities Act. All of these shares are subject to a lock-up period for 180 days. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement. We also intend to file a registration statement on Form S-8 under the Securities Act to register approximately 3.7 million shares under our 1999 Stock Plan, 2004 Stock Plan and 2012 Stock Incentive Plan, as well as 250,000 shares reserved for issuance under our Employee Stock Purchase Plan. For more information, see “Shares eligible for future sale.”

Our insiders who are significant stockholders may control the election of our board of directors and may have interests that conflict with those of other stockholders.

Our directors, executive officers and holders of 5% of more of our capital stock, together with their affiliates, beneficially owned, in the aggregate, 66% of our outstanding capital stock as of December 31, 2011, and will beneficially own, in the aggregate, more than 49% of our outstanding capital stock immediately after this offering assuming no shares are purchased by entities associated with Institutional Venture Partners, Glynn Capital Management or our directors or officers in this offering as described under “Underwriting.” As a result, acting together, this group has the ability to exercise significant control over most matters requiring our stockholders’ approval, including the election and removal of directors and significant corporate transactions. This concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on our stock price and may prevent attempts by our stockholders to replace or remove our board of directors or management.

As a new investor, you will experience immediate and substantial dilution.

Purchasers in this offering will immediately experience substantial dilution in the net tangible book value of their shares. Because our common stock has in the past been sold at prices substantially lower than the initial public offering price that you will pay, you will suffer immediate dilution of $13.03 per share in net tangible book value, based on an assumed initial offering price of $17.00 per share of common stock, the mid-point of the range set forth on the cover page of this prospectus. As of December 31, 2011, we also had outstanding stock options to purchase approximately 2,558,609 shares of our common stock with exercise prices that are below the assumed initial public offering price of the common stock. To the extent that these options are exercised, purchasers in this offering will experience further dilution.

Management may apply the net proceeds from this offering to uses that do not increase our market value or improve our operating results.

We intend to use the net proceeds from this offering for general corporate purposes, including as yet undetermined amounts related to working capital and capital expenditures. However, our management will have considerable discretion in applying the net proceeds and you will not have the opportunity, as part of your investment decision, to assess whether we are using the net proceeds appropriately. Until the net proceeds we receive are used, they may be placed in investments that do not produce income or that lose value. We may use the net proceeds for purposes that do not result in any increase in our results of operations, which could cause the price of our common stock to decline.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus summary”, “Risk factors”, “Management’s discussion and analysis of financial condition and results of operations” and “Business.” In some cases, you can identify forward-looking statements by terms such as “may”, “might”, “will”, “objective”, “intend”, “should”, “could”, “can”, “would”, “expect”, “believe”, “estimate”, “predict”, “potential”, “plan”, or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:

•

our mission is to offer an unrivaled platform that is the world’s premier source for self-expression through product customization and personalization and our goal to be the world’s customization platform;

•	trends and challenges in our business and the market for customization of consumer products, including trends in consumer demand for customization and e-commerce;

•	our market opportunity and market data;

•	our expectations regarding the seasonality and cyclicality of our business;

•	the effectiveness of our content usage policies;

•	our competitive position and our expectation regarding key competitive factors;

•	our ability to expand our production and fulfillment capabilities in a timely and cost-effective manner;

•	our intellectual property and our investment in sales and marketing and technology and development;

•	our expectations regarding fluctuations in our operating results;

•	our expectations regarding our expenses and revenues, including net revenues, and the uses of the proceeds of this offering;

•	our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing;

•	our anticipated growth strategies;

•	the anticipated timing, costs and benefits of our pending acquisition;

•	our ability to retain and attract customers and the anticipated benefits of our sales and marketing and customer acquisition efforts; and

•	the regulatory environment in which we do business.

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk factors.” Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Unless required by law, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, governmental publications, reports by market research firms or other independent sources. Some data are also based on our good faith estimates.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $36.7 million, based on an assumed initial public offering price of $17.00 per share, the mid-point of the range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by approximately $2.3 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares by any selling stockholder.

The principal purposes for this offering are to increase our working capital, create a public market for our common stock and facilitate our access to the public capital markets.

We currently intend to use our proceeds from this offering for general corporate purposes, including working capital and capital expenditures. The amount and timing of these expenditures will vary depending on a number of factors, including competitive and technological developments and the rate of growth, if any, of our business. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies, including in connection with our proposed acquisition of substantially all of the assets of Logo’d Softwear, Inc.; however, we do not currently have any understandings or agreements relating to any significant acquisitions or investments other than for Logo’d Softwear, Inc.

As of the date of this prospectus, we have not determined all of the anticipated uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. The amount and timing of actual expenditures may vary significantly depending upon a number of factors, including the amount of cash generated from our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending use of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

Dividend policy

We have never declared or paid any cash dividends on shares of our capital stock. We currently expect to retain all of our earnings, if any, to finance the expansion and development of our business, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. Our board of directors will determine whether to declare any future dividends, if any, in its discretion subject to applicable laws. Any such determination will depend on our financial condition, results of operations, capital requirements, general business conditions and any other factors our board of directors may deem relevant.

Capitalization

The following table describes our capitalization as of December 31, 2011:

•	on an actual basis;

•

on a pro forma basis to give effect to the issuance of 5,534,963 shares of common stock issuable upon the conversion of all of our outstanding shares of preferred stock upon completion of this offering and the filing of our amended and restated certificate of incorporation upon the completion of this offering; and

•

on a pro forma as adjusted basis to give effect to (a) the pro forma matters described above and (b) to the sale of 2,500,000 shares of common stock sold by us in this offering at an assumed initial public offering price of $17.00 per share, the mid-point of the range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

December 31, 2011 (in thousands, except share and per share data)	Actual	Pro forma	Pro forma as adjusted

	(unaudited)
Convertible preferred stock, $0.0001 par value per share; 12,344,521 shares authorized; 5,534,963 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	$22,811	$—	$—
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; no shares authorized, issued or outstanding actual; 10,000,000 shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted			—
Common stock, $0.0001 par value per share; 34,815,000 shares authorized; 8,943,737 shares issued and outstanding, actual; 500,000,000 shares authorized, 14,478,700 shares issued and outstanding, pro forma; and 16,978,700 shares issued and outstanding, pro forma as adjusted	1	1	2
Additional paid-in capital	26,120	48,931	85,655
Accumulated deficit	(501)	(501)	(501)

Total stockholders’ equity	25,620	48,431	85,156

Total capitalization	$48,431	$48,431	$85,156

The actual, pro forma and pro forma as adjusted information set forth in the table:

•	excludes 2,558,609 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2011, at a weighted average exercise price of $11.31 per share;

•

excludes 400,000 shares of common stock reserved for future issuance under our 2012 Stock Incentive Plan, as well as up to 285,087 shares originally reserved for issuance under our 2004 Stock Plan and 1999 Stock Plan but which may become available for awards under our 2012 Stock Incentive Plan as described below, which plan will become effective in connection with this offering and contains provisions that will automatically increase its share reserve each year, as more fully described in “Executive Compensation—Employee Benefit Plans”;

•

excludes 250,000 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan, which shares will become available for purchase when determined by our compensation committee, and contains provisions that will automatically increase its share reserve each year following its effective date, as more fully described in “Executive Compensation—Employee benefit plans”;

•

shares of our common stock proposed to be issued in connection with, and in the event of the closing of, our proposed acquisition of substantially all of the assets of Logo’d Softwear, Inc., with an aggregate value of $830,000 based on the fair market value per share of our common stock on the closing date (approximately 48,823 shares based on an assumed initial public offering price of $17.00 per share, the mid-point of the range set forth on the cover page of this prospectus);

•

shares of our common stock subject to options with an aggregate value of up to $2.1 million, measured using a Black-Scholes option pricing model based on the fair market value per share of our common stock on the closing date, which may be granted in connection with our proposed acquisition of substantially all of the assets of Logo’d Softwear, Inc.; and

•	assumes no exercise of the overallotment option granted to the underwriters.

As of December 31, 2011, no shares remained available for future issuance under our 1999 Stock Plan and 82,837 shares remained available for issuance under our 2004 Stock Plan. In February 2012, our board of directors and stockholders approved an increase of 600,000 shares to be reserved for issuance under our 2004 Stock Plan and our board of directors approved the grant of options to purchase 408,500 shares of our common stock pursuant to our 2004 Stock Plan. Upon the completion of this offering, no shares of our common stock will remain available for future issuance under our 1999 Stock Plan or our 2004 Stock Plan. Upon completion of this offering, shares originally reserved for issuance under our 1999 Stock Plan or our 2004 Stock Plan but which are not issued or subject to outstanding grants on the effective date of our 2012 Stock Incentive Plan, shares subject to outstanding options under our 1999 Stock Plan and our 2004 Stock Plan on the effective date of our 2012 Stock Incentive Plan that are subsequently forfeited or terminated for any reason before being exercised, and shares subject to vesting restrictions under our 1999 Stock Plan and our 2004 Stock Plan on the effective date of our 2012 Stock Incentive Plan that are subsequently forfeited, will become available for awards under our 2012 Stock Incentive Plan upon the completion of this offering.

A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share, the mid-point of the range set forth on the cover of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholder’s equity and total capitalization by $2.3 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Dilution

Our net tangible book value as of December 31, 2011 was $7.8 million, or $0.87 per share of common stock, assuming no conversion of our outstanding shares of preferred stock. Our pro forma net tangible book value as of December 31, 2011 was $30.6 million, or $2.11 per share of common stock, assuming the conversion of all of our outstanding shares of preferred stock into common stock upon the completion of this offering. The per share impact of the conversion of all of our outstanding shares of preferred stock into common stock in calculating our pro forma net tangible book value per share as of December 31, 2011 was an increase of $1.24. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding, assuming the issuance of 5,534,963 shares of common stock upon the conversion of all of our outstanding shares of Series A preferred stock, Series B preferred stock and Series I preferred stock. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering on a pro forma as adjusted basis. After giving effect to the sale of the shares of common stock by us at an assumed initial public offering price of $17.00 per share, which is the mid-point of the price range set forth on the cover of this prospectus, and the application of our estimated net proceeds from the offering, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2011 would have been $67.3 million, or $3.97 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.86 per share of common stock to existing common stockholders and an immediate dilution of $13.03 per share to new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

Assumed initial public offering price		$17.00
Pro forma net tangible book value as of December 31, 2011	$2.11
Increase attributable to new investors	1.86

Pro forma as adjusted net tangible book value		3.97

Net tangible book value dilution to new investors		$13.03

The table presented above excludes the potential impact of the proposed acquisition of substantially all of the assets of Logo’d Softwear, Inc. pursuant to an asset purchase agreement entered into in early March 2012. The asset purchase agreement provides for a total initial purchase price of $8.3 million, consisting of $7.5 million in cash and $0.8 million in shares of CafePress common stock priced as of the closing date, as well as contingent rights for the principal stockholder to receive up to $8.6 million in future performance-based cash consideration. In addition, in connection with, and upon closing of, the acquisition, the principal stockholder will receive CafePress stock options to purchase shares of our common stock with an aggregate value of up to $2.1 million, with vesting based on the achievement of certain performance milestones.

A $1.00 increase (decrease) in the assumed initial public offering price of $17.00, the mid-point of the range set forth on the cover of the prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share by $0.13, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their overallotment option in full, the pro forma as adjusted net tangible book value per share of our common stock after giving effect to this offering would be approximately $3.97 per share.

The following table summarizes as of December 31, 2011, on the pro forma as adjusted basis described above, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing and new investors purchasing shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses.

	Shares purchased		Total consideration		Average price per share
	Number	Percent	Amount	Percent

Existing stockholders	14,478,700	85.3%	$30,891,322	42.1%	$2.13
New stockholders	2,500,000	14.7	42,500,000	57.9	17.00

Total	16,978,700	100.0%	$73,391,322	100.0%

A $1.00 increase (decrease) in the assumed initial public offering price of $17.00, the mid-point of the range set forth on the cover of the prospectus, would increase (decrease) the total consideration paid by new investors by $2.3 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Sales by selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to 12,478,700 or approximately 73.5% of the total number of shares of common stock outstanding after this offering and will increase the number of shares of common stock held by new investors by 2,000,000 to 4,500,000 approximately 26.5% of the total number of shares of common stock outstanding after this offering assuming no shares are purchased by entities associated with Institutional Venture Partners, Glynn Capital Management or our directors or officers in this offering as described under “Underwriting.”

The table above:

•	excludes 2,558,609 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2011, at a weighted average exercise price of $11.31 per share;

•

excludes 400,000 shares of common stock reserved for future issuance under our 2012 Stock Incentive Plan, as well as up to 285,087 shares originally reserved for issuance under our 2004 Stock Plan but which may become available for awards under our 2012 Stock Incentive Plan as described below, which plan will become effective in connection with this offering and contains provisions that will automatically increase its share reserve each year, as more fully described in “Executive compensation—Employee benefit plans”;

•

excludes 250,000 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan, which shares will become available for purchase when determined by our compensation committee and contains provisions that will automatically increase its share reserve each year following its effective date, as more fully described in “Executive Compensation—Employee benefit plans”;

•

shares of our common stock proposed to be issued in connection with, and in the event of the closing of, our proposed acquisition of substantially all of the assets of Logo’d Softwear, Inc., with an aggregate value of $830,000 based on the fair market value per share of our common stock on the closing date (approximately 48,823 shares based on an assumed initial public offering price of $17.00 per share, the mid-point of the range set forth on the cover page of this prospectus);

•

shares of our common stock subject to options with an aggregate value of up to $2.1 million, measured using a Black-Scholes option pricing model based on the fair market value per share of our common stock on the closing date, which may be granted in connection with our proposed acquisition of substantially all of the assets of Logo’d Softwear, Inc.;

•	assumes no exercise of the overallotment option granted to the underwriters; and

•	excludes amounts paid by us in connection with the repurchase, forfeiture or cancellation of shares of our common stock.

As of December 31, 2011, no shares remained available for future issuance under our 1999 Stock Plan and 82,837 shares remained available for future issuance under our 2004 Stock Plan. In February 2012, our board of directors and stockholders approved an increase of 600,000 shares to be reserved for issuance under our 2004 Stock Plan and our board of directors approved the grant of options to purchase 408,500 shares of our common stock pursuant to our 2004 Stock Plan. Upon the completion of this offering, no shares of our common stock will remain available for future issuance under our 1999 Stock Plan or our 2004 Stock Plan. Upon the completion of this offering, shares originally reserved for issuance under our 1999 Stock Plan or our 2004 Stock Plan but which are not issued or subject to outstanding grants on the effective date of our 2012 Stock Incentive Plan, shares subject to outstanding options under our 1999 Stock Plan and our 2004 Stock Plan on the effective date of our 2012 Stock Incentive Plan that are subsequently forfeited or terminated for any reason before being exercised, and shares subject to vesting restrictions under our 1999 Stock Plan and our 2004 Stock Plan on the effective date of our 2012 Stock Incentive Plan that are subsequently forfeited, will become available for awards under our 2012 Stock Incentive Plan upon the completion of this offering.

To the extent that any outstanding options are exercised, there will be further dilution to new investors.

Selected consolidated financial data

The selected consolidated statement of operations data for the years ended December 31, 2009, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2010 and 2011 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2007 and 2008 and the consolidated balance sheet data as of December 31, 2007, 2008 and 2009 are derived from our audited consolidated financial statements not included in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the following selected historical financial data below together with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

	Year ended December 31,
(in thousands, except per share data)	2007	2008	2009	2010	2011

Consolidated statements of operations data:
Net revenues	$96,844	$120,407	$103,493	$127,930	$175,482
Cost of net revenues(1)	59,764	74,403	57,688	72,447	100,191

Gross profit	37,080	46,004	45,805	55,483	75,291

Operating expenses:
Sales and marketing(1)	16,344	20,447	17,711	26,484	40,809
Technology and development(1)	8,174	12,590	13,152	14,305	12,768
General and administrative(1)	6,563	10,883	9,322	9,593	13,573
Acquisition-related costs	—	—	—	794	2,696
Impairment charges	—	3,746	—	—	—

Total operating expenses	31,081	47,666	40,185	51,176	69,846

Income (loss) from operations	5,999	(1,662)	5,620	4,307	5,445
Interest income	750	527	220	116	56
Interest expense	(467)	(302)	(253)	(215)	(194)
Other income (expense), net	(33)	2	(3)	239	—

Income (loss) before income taxes	6,249	(1,435)	5,584	4,447	5,307
Provision for income taxes	1,661	808	2,255	1,724	1,701

Net income (loss)	$4,588	$(2,243)	$3,329	$2,723	$3,606

Net income (loss) per share of common stock(2):
Basic	$0.26	$(0.29)	$0.15	$0.11	$0.17

Diluted	$0.24	$(0.29)	$0.15	$0.10	$0.16

Shares used in computing net income (loss) per share of common stock(2):
Basic	7,334	7,673	8,065	8,308	8,798

Diluted	8,356	7,673	8,668	8,860	9,403

Pro forma net income per share of common stock(2):
Basic (unaudited)					$0.25

Diluted (unaudited)					$0.24

Shares used in computing pro forma net income per share of common stock(2):
Basic (unaudited)					14,333

Diluted (unaudited)					14,938

	0,000,000	0,000,000	0,000,000	0,000,000	0,000,000
	Year ended December 31,
(in thousands, except key operating metrics)	2007	2008	2009	2010	2011

	(unaudited)
Other financial and non-GAAP financial data:
Adjusted EBITDA(3)	$11,133	$9,715	$14,136	$14,550	$18,740
Capital expenditures	6,426	7,393	3,283	5,836	5,373

Key operating metrics:
Total customers(4)	1,737,658	2,053,122	1,736,787	2,077,587	2,681,605
Total number of orders(5)	2,188,811	2,582,176	2,157,835	2,655,264	3,545,305
Average order size(6)	$45	$47	$48	$48	$50

	0,000,000	0,000,000	0,000,000	0,000,000	0,000,000
	As of December 31,
(in thousands)	2007	2008	2009	2010	2011

Consolidated balance sheet data:
Cash and cash equivalents	$4,102	$8,809	$13,255	$19,276	$27,900
Short-term investments	13,980	9,998	12,974	10,033	8,437
Working capital	4,791	7,993	15,502	15,873	17,973
Total assets	38,329	46,798	52,388	72,056	88,982
Total indebtedness	5,641	3,670	3,326	3,020	3,174
Convertible preferred stock	20,318	22,811	22,811	22,811	22,811
Total stockholder’s equity (deficit)	(4,821)	1,840	7,709	17,419	25,620

(1)	Amounts include stock-based compensation expense as follows:

	0,000,000	0,000,000	0,000,000	0,000,000	0,000,000
	Year ended December 31,
(in thousands)	2007	2008	2009	2010	2011

Cost of net revenues	$82	$174	$160	$152	$164
Sales and marketing	265	377	359	472	520
Technology and development	242	501	618	569	267
General and administrative	591	881	1,004	981	1,427

Total stock-based compensation expense	$1,180	$1,933	$2,141	$2,174	$2,378

(2)	Please see notes 2 and 9 to our audited consolidated financial statements for an explanation of the calculations of our basic and diluted net income per share of common stock and unaudited pro forma net income per share of common stock.

(3)	Adjusted EBITDA is a non-GAAP financial measure that our management uses to assess our operating performance and it is a factor in the evaluation of the performance of our management in determining compensation. We define Adjusted EBITDA as net income less interest and other income (expense), provision for income taxes, depreciation and amortization, amortization of intangible assets, acquisition-related costs , stock-based compensation and impairment charges.

We use Adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures (affecting net interest expense), tax positions (such as the impact on periods of changes in effective tax rates or fluctuations in permanent differences or discrete quarterly items), the impact of depreciation and amortization, amortization of intangible assets, acquisition-related costs, stock-based compensation and impairment charges. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes and to incentivize and compensate our management personnel.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP as the excluded items may have significant effects on our operating results and financial condition. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income and our other GAAP results.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, for each of the periods indicated:

	0,000,000	0,000,000	0,000,000	0,000,000	0,000,000
	Year ended December 31,
(in thousands)	2007	2008	2009	2010	2011

	(unaudited)
Net income (loss)	$4,588	$(2,243)	$3,329	$2,723	$3,606
Non-GAAP adjustments:
Interest and other (income) expense	(250)	(227)	36	(140)	138
Provision for income taxes	1,661	808	2,255	1,724	1,701
Depreciation and amortization	3,954	5,387	6,013	6,364	5,836
Amortization of intangible assets	—	311	362	911	2,385
Acquisition-related costs	—	—	—	794	2,696
Stock-based compensation	1,180	1,933	2,141	2,174	2,378
Impairment and restructuring charges	—	3,746	—	—	—

Adjusted EBITDA	$11,133	$9,715	$14,136	$14,550	$18,740

(4)	Total customers represents the number of transacting customers in a given period.

(5)	Total number of orders represents the number of individual transactions that are shipped during the period.

(6)	Average order size is calculated as billings for a given period divided by the total number of associated orders in the same period. Because we recognize revenues upon delivery, billings may not be recognized as revenues until the following period.

Management’s discussion and analysis of financial condition and results of operations

The following management’s discussion and analysis of financial condition and results of operations should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements, which involve risk and uncertainties. Our actual results could differ materially from those anticipated in the forward looking statements as a result of certain factors, including but not limited to those discussed in “Risk factors” and elsewhere in this prospectus. See “Risk factors” and “Special note regarding forward-looking statements” at the beginning of this prospectus.

Overview

We believe we are a leading e-commerce platform enabling customers worldwide to create, buy and sell a wide variety of customized and personalized products. We serve our customers, including both consumers and content owners, through our portfolio of e-commerce websites, including our flagship website, CafePress.com. Our consumers include millions of individuals, groups, businesses and organizations who leverage our innovative and proprietary print-on-demand services to express interests, beliefs, and affiliations by customizing a wide variety of products. These products include clothing and accessories, art and posters, stickers, home accents, and stationery. Our content owners include individual designers as well as artists and branded content licensors who leverage our platform to reach a mass consumer base and monetize their content. We believe we are a leading e-commerce platform for customization of consumer products based on our more than a decade of experience of providing high-quality customized products in single unit and small quantity orders on a when-ordered basis. We have developed a strong brand with a growing community that, as of December 31, 2011, had more than 15 million members and more than three million shops, and we shipped over 7.8 million products in 2011 from a catalog of over 320 million unique products, as measured by the number of different combinations of designs and types of merchandise.

We define members as visitors to our website who register with us and provide their email address. Members often become customers through purchases on our websites, content owners by opening a shop or purchasing through our Create & Buy function, or both. Content owners include individuals or groups who upload or design images for their own purchase or for sale to others, or corporate clients who provide content to support the sale of branded merchandise. These products can be sold through storefronts hosted by CafePress, which we refer to as shops. Content owners may also sell products through the retail marketplace found on our portfolio of e-commerce websites.

CafePress was founded in 1999, initially providing an e-commerce platform for individuals to offer their unique content on products with no upfront investment. We became profitable within two years after proving out the economics of small volume print-on-demand manufacturing with direct-to-consumer custom product pricing. As our content catalog grew, and we reached a critical mass of buyers and sellers, we added our retail marketplace in 2004.

In 2005, we raised venture capital to finance expansion of our production and fulfillment capabilities in response to increasing demand. We chose Louisville, Kentucky as the site for our flagship manufacturing plant to take advantage of logistical efficiencies, and this facility was completed in 2006. Building on increasing awareness of our brand, along with sales of politically oriented merchandise in connection with the U.S. general election, our net revenues increased to $120.4 million in 2008.

In 2009, our net revenues declined to $103.5 million as a result of macro-economic conditions in our primary markets that reduced discretionary spending by our customers coupled with the absence of election year sales.

In mid-2009, we adopted a royalty and pricing structure which pays differentiated royalties for sales transactions through the content owners’ shops as compared to the royalties paid on sales through our marketplace. These changes positively impacted our gross margin, resulting in a 46% increase in Adjusted EBITDA in 2009, despite the 14% decline in net revenues.

In 2010, we aggressively focused on order and customer growth. This included increasing sales and marketing expenses to drive brand awareness and customer acquisition, as well as the acquisition of Canvas On Demand, LLC in September 2010. As a result of these investments, our net revenues grew by 24% in 2010 compared to 2009. We have continued this strategy into 2011, and as a result, our net revenues grew by 37% in 2011 from 2010. In October 2011, we acquired substantially all of the assets of L&S Retail Ventures, Inc. to expand our online customized stationery offerings. Further, in March 2012, we entered into an agreement to acquire substantially all of the assets of Logo’d Softwear, Inc., to expand our offerings in personalized apparel and merchandise for groups and organizations. The acquisition is anticipated to close during the second quarter of 2012, subject to obtaining the requisite approvals and other customary closing conditions. We may not be able to close this acquisition as planned or at all, and may be unable to successfully integrate this business or realize the anticipated benefits of the acquisition. We believe the market for print on demand customized and personalized products is at an early stage and we plan to continue to invest in sales and marketing programs, including customer acquisition. Accordingly, for the foreseeable future, we expect our customer acquisition costs to increase in absolute dollars to support the overall growth of our business and revenues.

An important driver for our growth is customer acquisition, primarily through online marketing efforts including paid and natural search, email, affiliate and an array of other channels, as well as the acquisition efforts of our content owners. We are investing aggressively in customer acquisition and as a result, our sales and marketing expenses are our largest operating expense. Increases in our content library of user-generated and branded content also drive our growth. The expansion of product categories, as well as branded products, contributed to increases in our sales volume as consumers continue to desire custom products, individualized to their unique interests and affiliations. To further expand our customer base outside the United States, we maintain localized websites in Australia, Canada, Germany and the United Kingdom.

The majority of our net revenues is generated from sales of customized products through our e-commerce websites and associated charges. In addition, we generate revenues from fulfillment services, including print and production services provided to third parties. Fulfillment revenues were less than 2% and 1% of net revenues during the years ended December 31, 2010 and 2011, respectively. Consumers purchase customized products directly from our website or through storefronts hosted by CafePress. Customized products include user-designed products as well as products designed by our content owners. We pay royalties to content owners for the use of their content on our products and royalty payments are included in cost of net revenues.

A key differentiator of our business model is our ability to profitably produce customized merchandise in small quantities on a when-ordered basis. We generally process and ship orders within three business days after a customer places an order, and in many instances can process and ship an order within 24 hours from when the order is placed. We have invested substantial time and resources in establishing our production and fulfillment operations in Louisville, Kentucky and Raleigh, North Carolina. We combine our state-of-the-art print-on-demand infrastructure and technology with variable staffing and efficient distribution to deliver small production run orders profitably at scale.

Seasonal and cyclical influences impact our business volume. A significant portion of our sales are realized in conjunction with traditional retail holidays, with the largest sales volume in the fourth quarter of each calendar year. Our unique offering of custom gifts for the holidays combined with consumers’ continued shift to online purchasing drive this trend. As a result of this seasonality, our revenues in the first quarter of each year are generally substantially lower than our revenues in the fourth quarter of the preceding year, and we expect this to continue for the foreseeable future. In addition, political merchandise represents one of our largest content categories, creating a cyclical impact on our volume during key election periods.

Although our principal growth has been organic, we have also grown through acquisitions. In July 2008, we acquired Imagekind, Inc., an online art marketplace, for cash and stock consideration valued at $8.4 million. In September 2010, we acquired Canvas On Demand, an online service for creating personalized canvases from photographs, for cash and stock consideration valued at $10.1 million. We also agreed to make up to $9.0 million in earn-out payments to the former owners of Canvas On Demand, contingent upon the achievement of performance targets in each 12-month period from October 1 through September 30 through 2013, and, subject to certain exceptions, the continued employment of the two former owners. We record these earn-out payments as acquisition-related costs in our consolidated statements of operations.

In October 2011, we acquired substantially all of the assets of L&S Retail Ventures, Inc., an online customized stationery company located in Cary, North Carolina. In connection with the acquisition, there was an initial cash purchase price of $4.5 million, and contingent rights for the two principal stockholders to receive up to $8.0 million in future performance-based consideration, including CafePress stock options valued at up to $1.0 million based on the fair value of our common stock as determined at the first board of directors meeting following the acquisition date, with annual vesting in equal installments over a four-year period beginning January 1, 2012, and subject to continued employment and the achievement of certain performance targets. The contingent right to future earn-out payments will expire on December 31, 2015.

In March 2012, we entered into an agreement to acquire substantially all of the assets of Logo’d Softwear, Inc., an e-commerce provider of personalized apparel and merchandise for groups and organizations. The asset purchase agreement provides for a total initial purchase price of $8.3 million, consisting of $7.5 million in cash and $0.8 million in shares of CafePress common stock priced as of the closing date, as well as contingent rights for the principal stockholder to receive up to $8.6 million in future performance-based cash consideration. In addition, in connection with, and upon closing of, the acquisition, the principal stockholder will receive CafePress stock options to purchase shares of our common stock with an aggregate value of up to $2.1 million, with vesting based on the achievement of certain performance milestones. The contingent right to future earn-out payments will expire either March 31, 2016, or June 30, 2016, depending on the closing date of the acquisition. The acquisition is anticipated to close during the second quarter of 2012, subject to obtaining the requisite approvals and other customary closing conditions. We may not be able to close this acquisition as planned or at all, and may be unable to successfully integrate this business or realize the anticipated benefits of the acquisition.

Key operating metrics

Three months ended	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011

Key operating metrics:
Total customers	412,820	466,224	465,498	899,614	557,309	629,170	600,013	1,138,425
Total number of orders	471,058	546,441	537,153	1,100,612	665,088	742,529	736,562	1,401,126
Average order size	$46	$47	$47	$50	$50	$50	$50	$49

Total customers

Total customers represents the number of transacting customers in a given period based on shipment date. We track the total number of customers by unique member number or email address. As a result, an individual who creates multiple accounts using different email addresses will be counted as multiple unique customers. The total number of customers represents those that are unique to the period specified. Therefore, the total number of unique customers for individual quarters within a year will not necessarily equal the total number of unique customers for the entire year.

We monitor total customers as a key indicator of demand. We seek to expand our customer base through our marketing efforts, expansion of product merchandise, user-generated and licensed content, acquisitions and through increasing opportunities for customers to create and buy customized and personalized products. We believe the number of customers, both new and repeat, is a key indicator of the growth of our current business.

Total number of orders

Total number of orders represents the number of individual transactions that are shipped during the period. We monitor the total number of orders as a leading indicator of revenue trends. We generally process and ship orders within three business days after a customer places an order. During periods of peak demand, such as the fourth quarter, we optimize our fulfillment operations and resource allocations on a daily basis to maintain process efficiency and high levels of customer satisfaction.

Average order size

Average order size is calculated as billings for a given period based on shipment date divided by the total number of associated orders in the same period. Because we recognize revenues upon delivery, billings may not be recognized as revenues until the following period. We closely monitor the average order size as it relates to changes in order volume, product pricing and product mix.

Basis of presentation

Net revenues

We generate revenues from online transactions through our portfolio of e-commerce websites. We sell a wide range of customized products such as t-shirts, hats, canvas art prints, banners, stickers and mugs, as well as products containing content supplied by the content owner and offered through our e-commerce websites or, in some cases, through feeds from independent third party websites.

We recognize revenues associated with an order when the products have been delivered and all other revenue recognition criteria have been met. Revenues are recorded at the gross amount when we are the primary obligor in a transaction, are subject to inventory and credit risk, have latitude in establishing prices and selecting suppliers, or have most of these indicators. For transactions where we act as principal and record revenues on a gross basis, applicable royalty payments to our content owners are recorded in cost of net revenues.

We have entered into arrangements with certain customers to provide fulfillment services under which we are not the primary obligor. These arrangements have historically constituted a smaller component of our business. We consider that we are acting as an agent in such transactions. The net fees received on such transactions are recorded as revenues.

Cost of net revenues

Cost of net revenues includes materials, shipping, labor, royalties and fixed overhead costs related to our manufacturing facilities. The cost of materials may vary based on revenues as well as the price we are able to negotiate when purchasing cotton or other such commodities. Shipping fluctuates with volume as well as the method of shipping chosen by the consumer and fuel surcharges. Labor varies primarily by volume and product mix, and to a lesser extent, based on whether the employee is a permanent or a temporary employee. We rely on temporary employees to augment our permanent staff particularly during periods of peak demand. Our royalty expenses comprise fees we pay to our content owners for the use of their content on our products. Certain sales transactions under our Create & Buy program do not incur royalties. For other product sales, royalties vary with volume as well as whether the transaction occurred in a shop or the marketplace. Royalty-based obligations are expensed to cost of net revenues at the contractual rate for the relevant product sales.

Operating expenses

Operating expenses consist of sales and marketing, technology and development, and general and administrative expenses. In addition, we have incurred costs related to acquisition compensation and impairment of goodwill and other intangible assets. Personnel-related expenses comprise a significant component of our operating expenses and consist of wages and related benefits, bonuses and stock-based compensation.

Sales and marketing

Sales and marketing expenses consist primarily of customer acquisition costs, personnel costs and costs related to customer support, order processing and other marketing activities. Customer acquisition, customer support and order processing expenses are variable and historically have represented more than half of our overall sales and marketing expenses. In 2011, these expense categories accounted for 74% of our total sales and marketing expense.

Our customer acquisition costs consist of various online media programs, such as paid search engine marketing, email, flash deal promotions through group-buying websites, display advertising and affiliate channels. We believe this expense is a key lever that we can use to drive growth and volume within our business as we adjust volumes to our target return on investment. We expect sales and marketing expense to increase in absolute dollars in the foreseeable future as we continue to invest in new customer acquisition.

Technology and development

Technology and development expenses consist of costs incurred for engineering, network operations, and information technology, including personnel expenses, as well as the costs incurred to operate our websites. Technology and development costs are expensed as incurred, except for certain costs related to the development of internal use software and website development, which are capitalized and amortized over the estimated useful lives ranging from two to three years. While technology and development expenses have decreased in recent periods, we expect technology and development expenses will increase in absolute dollars as we continue to expand our network operations and personnel to support our anticipated future growth.

General and administrative

General and administrative expenses consist of personnel, professional services and facilities costs related to our executive, finance, human resources and legal functions. Professional services consist primarily of outside legal and accounting services. General and administrative expenses also include headcount and related costs for our fraudulent review organization as well as our content usage review organization. After this offering, we expect general and administrative expenses to increase in absolute dollars due to the anticipated growth of our business and infrastructure and the costs associated with becoming a public company, such as costs associated with SEC reporting and compliance, including compliance with the Sarbanes-Oxley Act of 2002, insurance, investor relations fees and similar expenses.

Acquisition-related costs

Acquisition-related costs includes costs related to earn-out payments in connection with our acquisitions of Canvas On Demand and L&S Retail Ventures, Inc. Earn-out payments of up to $9.0 million in connection with our acquisition of Canvas on Demand are payable in installments through 2014. The amounts payable are contingent upon achievement of performance targets and are subject to maximum amounts of $2.1 million, $2.6 million and $4.3 million in each of the 12-month periods ending September 30, 2011, 2012 and 2013, respectively, and, subject to certain exceptions, the continued employment of the two former owners. The performance targets for the 12-month period ending September 30, 2011 were met and we accordingly paid an aggregate amount of $2.1 million to the two former owners of Canvas on Demand on October 30, 2011 pursuant to the terms of the agreement. In addition, if maximum amounts are not earned in each 12-month period ending September 30, 2012 or 2013 but additional specific performance targets are met in 2013, then final earn-out payments may be payable in 2014, with the total additional amounts payable across the remaining three years not to exceed $6.9 million.

Acquisition-related costs will also include performance-based compensation payments, as well as any changes in the estimated fair value of performance-based contingent consideration payments which were initially recorded in connection with our acquisition of substantially all of the assets of L&S Retail Ventures, Inc.

In each period, we revise our accrual for earn-out payments based on our current estimates of performance relative to the stated targets and, where applicable, additional service provided. The accrual could be adjusted if the achievement of goals results in an amount paid that is different from our accrual estimate.

Critical accounting policies

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, operating expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. In many instances, we could have reasonably used different accounting estimates, and in other instances changes in the accounting estimates are reasonably likely to occur from period-to-period. Accordingly, actual results could differ significantly from the estimates made by our management. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Revenue recognition

We recognize revenues from product sales, net of rebates and promotional discounts, and net of estimated returns and chargebacks based on historical experience, when the following revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or the service has been provided; (3) the selling price or fee revenues earned are fixed or determinable; and (4) collection of the resulting receivable is reasonably assured.

Revenues related to merchandise sales are recognized upon delivery to our customers. We evaluate whether it is appropriate for us to record the gross amount of product sales and related costs as product revenues or the net amount earned as fulfillment revenues. When we are the primary obligor in a transaction, are subject to inventory risk, have latitude in establishing prices and selecting suppliers, or have several but not all of these indicators, revenues are recorded gross. For transactions where we act as principal and record revenues on a gross basis, applicable royalty payments to our content owners are recorded in cost of net revenues. For certain transactions, we have concluded we are not the primary obligor and we record the net amount received by us as fulfillment revenues. Fulfillment revenues during the years ended December 31, 2009, 2010 and 2011 were less than 2%, 2% and 1% of net revenues, respectively.

Product sales and shipping revenues are recognized net of estimated returns, rebates, promotional discounts, and allowances for credit card chargebacks, including chargebacks processed through group-buying websites. We periodically provide incentive offers to customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases, and other similar offers. Current discount offers, when used by customers, are treated as a reduction of revenues. We maintain an allowance for estimated future returns and credit card chargebacks based on current period revenues and historical experience. During the years ended December 31, 2009, 2010 and 2011, returns and credit card chargebacks were 2% of net revenues for each of these periods, and have been within management’s expectations.

We account for flash deal promotions through group-buying websites as gift certificates. We record deferred revenues at the time of the promotion based on the gross fee payable by the end customer, as we are the primary obligor in the transaction. We defer costs for the direct and incremental sales commission retained by the group-buying websites and record the associated expense as a component of sales and marketing expense at the time revenue is recognized. Revenues and costs are recognized on redemption of the offer and delivery of the product to our customers. We recognize gift certificate breakage from gift certificate sales and flash deal promotions as a component of net revenues. We monitor historical breakage experience and when sufficient history of redemption exists, we record breakage revenue in proportion to actual gift certificate redemptions. When we conclude that insufficient history of redemption and breakage experience exists, we recognize breakage revenue upon expiration of a flash deal promotion or in the period we consider the obligation for future performance related to such breakage to be remote. We recognized breakage revenue of $0.4 million and $2.7 million and the associated direct sales commission of $0.2 million and $1.1 million for the years ended December 31, 2010 and 2011, respectively. This increased operating income by $0.2 million and $1.6 million for the years ended December 31, 2010 and 2011, respectively. Changes in customers’ behavior could impact the amounts that are ultimately redeemed and could affect the breakage recognized as a component of net revenues.

Deferred revenues include funds received in advance of product fulfillment, deferred revenues for flash deal promotions and gift certificate sales and amounts deferred until applicable revenue recognition criteria are met. Direct and incremental cost of net revenues associated with deferred revenues are deferred, classified as deferred costs and recognized as cost of net revenues in the period revenues are recognized. Direct and incremental sales commissions are deferred and recognized in sales and marketing expense in the period revenues are recognized.

Internal use software and website development costs

We incur costs associated with website development and for software developed or obtained for internal use. We expense all costs that relate to the planning associated with website development and for the post-implementation phases of development as product development expense. Costs incurred in the development phase are capitalized and amortized over the product’s estimated useful life of two to three years. Costs associated with repair or maintenance are expensed as incurred.

Goodwill and intangible assets

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed related to a business combination. Goodwill is presumed to have an indefinite life and is not subject to amortization. We conduct a test for the impairment of goodwill at least annually, which we conduct in the third quarter of each year, and also whenever events or changes in circumstances indicate that the carrying value of the goodwill may not be fully recoverable. The impairment test is a two-step process. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step indicates impairment, then the loss is measured as the excess of recorded goodwill over its implied fair value, or the excess of the fair value of the reporting unit over the fair value of all identified assets and liabilities.

We determined that we have two reporting units for all periods presented. We have fully integrated the Imagekind and Canvas On Demand businesses into the art reporting unit and all of our goodwill is recorded in the art reporting unit. Accordingly, our goodwill is evaluated for impairment at the art reporting unit level. Based on the annual impairment analyses performed in the third quarter of 2010 and 2011, the fair value of our art reporting unit substantially exceeded its carrying value. As such, we concluded that the art reporting unit neither failed nor was at risk of failing step one of the goodwill impairment test.

The application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, and determining the appropriate discount and growth rates and other assumptions and evaluation of market comparable multiples. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit which could trigger impairment. We determined we had two reporting units for all periods presented. In 2009, 2010 and 2011, we determined there was no indication of impairment.

We evaluate our finite-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset is impaired or the estimated useful lives are no longer appropriate. Intangible assets resulting from the acquisition of entities accounted for using the purchase method of accounting are estimated by management based on the fair value of assets received. Our intangible assets have an economic useful life and/or expire after a specified period of time and thus are classified as finite-lived intangible assets on our balance sheets. Amortization of finite-lived intangible assets is computed using the straight-line method over the estimated economic life of the assets which range from three years to eight years. If indicators of impairment exist and the undiscounted projected cash flows associated with such assets are less than the carrying amount of the asset, an impairment loss is recorded to write the asset down to their estimated fair values. Fair value is estimated based on discounted future cash flows. Factors that could result in an impairment review include, but are not limited to, significant underperformance relative to projected future operating results, significant negative industry or economic trends and changes in the planned use of assets.

Income taxes

We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized by applying the statutory tax rates in effect in the years in which the differences between the financial reporting and tax filings basis of existing assets and liabilities are expected to reverse. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance against our deferred tax assets. We believe that the net deferred tax assets shown on our balance sheet are more likely than not to be realized in the future. In the event that actual results differ from those estimates in future periods, we may need to record an increase to our valuation allowance, which will negatively impact deferred tax assets and the results of operations in the period the change is made.

Stock-based compensation

We recognize compensation costs related to stock options granted to employees based on the estimated fair value of the awards on the date of grant, net of estimated forfeitures. We estimate the grant date fair value, and the resulting stock-based compensation expense, using the Black-Scholes option-pricing model. The grant date fair value of the stock-based awards is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards.

The fair value of the option awards was calculated using the Black-Scholes option valuation model with the following assumptions:

	Year ended December 31,
	2009	2010	2011

Expected term (in years)	4.6	4.6	4.6
Risk-free interest rate	2.1%	1.8%	1.5%
Expected volatility	62%	59%	58%
Expected dividend rate	0%	0%	0%

The Black-Scholes model requires the use of highly subjective and complex assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock. These assumptions include:

•

Expected term.    The expected term represents the period that our stock-based awards are expected to be outstanding and was primarily determined using the simplified method in accordance with guidance provided by the SEC. For option grants considered to be “plain vanilla”, the simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the awards. For awards not considered “plain vanilla”, the expected term is based on the historical option exercise behavior of our employees and posting-vesting cancellations.

•

Risk-free interest rate.    The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to each award’s expected term.

•

Expected volatility.    The expected volatility is derived from historical volatilities of several unrelated public companies within the online retail industries that are deemed to be comparable to our business because we have no trading history. When making the selections of our industry peer companies to be used in the volatility calculation, we considered the size, operational and economic similarities to our principle business operations. We have utilized historical volatility as the basis for the volatility input into the Black-Scholes option pricing model for the purpose of determining the fair value of stock options. We used the historical volatility of a peer group of companies as: (a) we have no reason to believe that our future volatility over the expected term will differ from the historical volatilities of our peer companies, (b) the computation of historical volatility uses a simple average calculation, (c) a sequential period of historical data at least equal to the expected term of the option was used and (d) a reasonably sufficient number of price observations was used.

•	Expected dividend. The expected dividend was assumed to be zero as we have never paid dividends and have no current plans to do so.

In addition to assumptions used in the Black-Scholes option-pricing model, we must also estimate a forfeiture rate to calculate the stock-based compensation for our awards. Our forfeiture rate is based on an analysis of our actual forfeitures. We will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. Quarterly changes in the estimated forfeiture rate can have a significant impact on our stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the stock-based compensation expense recognized in the financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the stock-based compensation expense recognized in the financial statements.

We will continue to use judgment in evaluating the expected term, expected volatility and forfeiture rate related to our own stock-based compensation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may have refinements to the estimates of our expected volatility, expected terms and forfeiture rates, which could materially impact our future stock-based compensation expense.

We are also required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations with the Black-Scholes option-pricing model. The fair values of the common stock underlying our stock-based awards were estimated on each grant date by our board of directors, with input from management. We believe that our board of directors has the relevant experience and expertise to determine a fair value of our common stock on each respective grant date. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock including:

•	independent contemporaneous valuations;

•	rights, preferences and privileges of our convertible preferred stock relative to those of our common stock;

•	actual operating and financial performance;

•	current business conditions and projections;

•	hiring of key personnel and the experience of our management;

•	secondary sales of shares of our capital stock in arm’s-length transactions;

•	likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our company given prevailing market conditions and the nature and history of our business;

•	illiquidity of stock-based awards involving securities in a private company;

•	industry information such as market size and growth; and

•	the U.S. and global capital market conditions.

In valuing our common stock, our board of directors determined the equity value of our business using the income approach valuation method. The income approach estimates value based on the expectation of future cash flows that a company will generate, such as cash earnings, cost savings, tax deductions and the proceeds from disposition. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar lines of business as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach was used as a reasonableness check, as it takes the fair value of a company by applying market multiples of comparable publicly traded companies in our industry or similar lines of business which are based on key metrics implied by the enterprise values or acquisition values of our comparable publicly traded companies. In utilizing the market approach as a reasonableness check, we determined that our concluded invested capital value from the income approach was reasonable.

We also considered the appropriate adjustment to recognize the lack of marketability due to being a closely held entity. In concluding an appropriate marketability discount at each valuation date, we relied upon an analysis of certain restricted stock studies. We selected appropriate discounts based on these studies by comparing financial indications for our company relative to the benchmarks. Additionally, we made qualitative adjustments for factors such as potential transfer restrictions, distribution levels and holding period. Finally, our concluded marketability discounts were supported by put models provided for each valuation date. The primary factor resulting in changes in the marketability discount over time was the expected term to a liquidity event at each valuation date.

For the valuation dates from March 2010 through March 2011, we used the option pricing model to allocate value to the common stock. As there was a very wide range of possible future exit events, forecasting specific probabilities and potential values associated with any future events was considered highly speculative and imprecise. As such, we relied primarily upon the option pricing model, in order to allocate the total invested capital allocated to debt and the respective classes of equity. As of June 2011, we began to utilize the probability weighted expected return model because of the increased likelihood of an initial public offering.

We granted stock options with the following exercise prices since May 7, 2010:

Grant date	Number of options granted	Exercise price ($)	Fair value per share of common stock ($)

May 7, 2010	295,735	11.40	11.40
August 6, 2010	73,950	11.40	11.40
November 5, 2010	45,175	11.90	11.90
February 10, 2011	74,875	12.70	12.70
May 4, 2011	628,687	14.10	14.10
August 4, 2011	106,000	18.80	18.80
November 2, 2011	139,458	17.90	17.90
February 9, 2012	111,500	17.90	17.90
February 23, 2012	297,000	17.90	17.90

The intrinsic value of all outstanding options as of December 31, 2011 was $14.6 million based on the estimated fair value for our common stock of $17.00 per share, the mid-point of the price range set forth on the cover of this prospectus.

No single event caused the valuation of our common stock to increase or decrease through November 2, 2011. Instead, a combination of the factors described below in each period led to the changes in the fair value of the underlying common stock.

Significant factors considered by our board of directors in determining the fair value of our common stock at these grant dates include:

May 2010

In May 2010, the U.S. economy and the financial stock markets were in recovery following a challenging sales environment in 2009, and consumer spending was slowly increasing. We experienced revenue growth, generating $21.9 million for the quarter ended March 31, 2010 compared to $21.1 million for the same quarter in 2009. As our business continued to grow, and developing multi-year forecasts became possible, we began estimating our enterprise value with a discounted cash flow approach. Under the discounted cash flow approach, we analyzed the forecast of our expected future financial performance, and discounted those to a present value using an appropriate discount rate which reflected our then current cost of capital. We applied a marketability discount to reflect the fact that our common stockholders were unable to liquidate their holdings at will, or possibly at all. An independent contemporaneous valuation of our common stock as of March 31, 2010 determined the fair value of our common stock to be $11.50 per share under the discounted cash flow approach. The discount rate applied to our cash flows was 15.0% and our enterprise value reflected a non-marketability discount of 20.0% based on a liquidity event expected to occur within two years. This value was weighted 75% in the valuation of our common stock. We also considered a sale of stock by stockholders who agreed to sell shares of our common stock at $11.00 per share to a third-party investor for approximately $1.2 million in February 2010. The transaction was negotiated by unrelated third parties and represents an arm’s length transaction of the common stock. Given the facts and circumstances surrounding the transactions, we assigned a 25% weight to the value indicator. The independent contemporaneous valuation took into consideration this transaction and concluded that the common stock value was $11.38 per share at March 31, 2010. There was no change in our financial forecasts between March 31, 2010 and May 7, 2010. Based on the contemporaneous valuation and the common stock sale transaction, on May 7, 2010, our board of directors granted stock options with an exercise price of $11.40 per share, which was equal to the fair value per share of our common stock as determined by our board of directors as of such date.

August 2010

Between May 2010 and August 2010, the U.S. economy and the financial stock markets continued their recovery. We experienced revenue growth, generating $25.7 million for the quarter ended June 30, 2010 compared to $21.5 million for the same quarter in 2009, and $21.9 million for the quarter ended March 31, 2010. In June 2010, an independent investor purchased an aggregate of 0.7 million shares of our common stock and Series A convertible preferred stock from existing stockholders. All shares were tendered for $11.40 per share and the transaction was completed on June 30, 2010. We did not have a full contemporaneous valuation of our common stock prepared as of June 30, 2010 but rather we reviewed the market to determine if there was any significant changes in market multiples that had occurred within our peer group that could affect our valuation. Our board of directors, with assistance from management, determined that the fair value of our common stock at June 30, 2010 was $11.40, based on the significance of the stock sales transaction with a sale price of $11.40 per share, that we met our second quarter financial plan and did not revise our financial forecast, and there was no material change in our peer group market multiples in the second quarter. On August 6, 2010, our board of directors granted stock options with an exercise price of $11.40 per share, which was equal to the fair value per share of our common stock as determined by our board of directors as of such date, as there was no material change in our business or in our industry between July 1 and August 6, 2010 that would alter the valuation as of June 30, 2010.

November 2010

Between August 2010 and November 2010, the U.S. economy and the financial stock markets continued their recovery. We experienced revenue growth, generating $25.4 million for the quarter ended September 30, 2010 compared to $20.1 million for the same quarter in 2009. An independent contemporaneous valuation of our common stock as of September 30, 2010 determined the fair value of our common stock to be $11.88 per share under the discounted cash flow approach. The discount rate applied to our cash flows was 16.0% and our enterprise value reflected a non-marketability discount of 17.5% based on a liquidity event expected to occur within 18 months. Based on the independent contemporaneous valuation and that there was no change in our financial forecast, on November 5, 2010, our board of directors granted stock options with an exercise price of $11.90 per share, which was equal to the fair value per share of our common stock as determined by our board of directors as of such date.

February 2011

Between December 2010 and February 2011, the U.S. economy and the financial stock markets continued their recovery. We experienced revenue growth, generating $54.9 million for the quarter ended December 31, 2010 compared to the $40.7 million for the same quarter in 2009. An independent contemporaneous valuation of our common stock as of December 31, 2010 determined the fair value of our common stock to be $12.72 per share under the discounted cash flow approach. The discount rate applied to our cash flows was 16.0% and our enterprise value reflected a non-marketability discount of 17.5% based on a liquidity event expected to occur within 15 months. Based on the independent contemporaneous valuation and that there was no change in our financial forecast, on February 10, 2011, our board of directors granted stock options with an exercise price of $12.70 per share, which was equal to the fair value per share of our common stock as determined by our board of directors as of such date.

May 2011

Between February 2011 and May 2011, the U.S. economy and the financial stock markets continued their recovery. We experienced revenue growth, generating $32.0 million for the quarter ended March 31, 2011 compared to $21.9 million for the same quarter in 2010. An independent contemporaneous valuation of our common stock as of March 31, 2011 determined the fair value of our common stock to be $14.10 per share under the discounted cash flow approach. The discount rate applied to our cash flows was 16.0% and our enterprise value reflected a non-marketability discount of 10% based on a liquidity event expected to occur within six months. There was no change in financial forecasts, and based on the independent contemporaneous valuation, and consideration of our progress towards being ready for a liquidity event, on May 4, 2011, our board of directors granted stock options with an exercise price of $14.10 per share, which was equal to the fair value per share of our common stock as determined by our board of directors as of such date.

August 2011

Between May 2011 and August 2011, the U.S. economy and the financial stock markets were relatively flat. We experienced continued revenue growth, generating $37.3 million for the quarter ended June 30, 2011 compared to $25.7 million for the same quarter in 2010. An independent contemporaneous valuation of our common stock as of July 27, 2011 determined the fair value of our common stock to be $18.74 per share under the discounted cash flow approach. The discount rate applied to our cash flows was 15.5% and our enterprise value reflected a non-marketability discount of 7.5% based on a liquidity event expected to occur within two months. Due to the continued progress towards a liquidity event, we utilized the Probability-Weighted Expected Return (“PWERM”) approach to allocate value to our common stock. As a result of our continued revenue growth, we increased our forecasts for fiscal 2011 and maintained the same expected long-term growth rates. This increase in forecasts, together with utilization of the PWERM approach and a decrease in the non-marketability discount, was the primary reason for the increase in fair value of our common stock. Based on the independent contemporaneous valuation, and consideration of our progress toward being ready for a liquidity event, and no further change in our financial forecasts on August 4, 2011, our board of directors granted stock options with an exercise price of $18.80 per share, which was equal to the fair value per share of our common stock as determined by our board of directors as of such date.

November 2011

Between August 2011 and November 2011, the U.S. economy was relatively flat but the financial stock markets experienced increased volatility, and discount ranges for IPO valuations increased. We experienced continued revenue growth, generating $36.6 million for the quarter ended September 30, 2011 compared to $25.4 million for the same quarter in 2010. An independent contemporaneous valuation of our common stock as of October 28, 2011 determined the fair value of our common stock to be $17.89 per share under the discounted cash flow approach. The discount rate applied to our cash flows was 16.0% and our enterprise value reflected a non-marketability discount of 10.0% based on a liquidity event expected to occur within two months. Due to the continued progress towards a liquidity event, we utilized the PWERM approach to allocate value to our common stock. We maintained the same expected long-term growth rates. In addition, we included forecasted results related to our acquisition of substantially all of the assets of L&S Retail Ventures, Inc. However, as a result of the instability in the financial stock markets and increasing IPO discount ranges, we increased the discount rate applied to our cash flows, as well as our non-marketability discount. This increase in discount rate and the non-marketability discount, together with utilization of the PWERM approach, was the primary reason for the decrease in fair value of our common stock. Based on the independent contemporaneous valuation, and consideration of our progress toward being ready for a liquidity event, and no further change in our financial forecasts on November 2, 2011, our board of directors granted stock options with an exercise price of $17.90 per share, which was equal to the fair value per share of our common stock as determined by our board of directors as of such date.

February 2012

Between November 2011 and February 2012, the U.S. economy showed some signs of improvement, but the financial stock markets continued to experience significant levels of volatility. Although financial stock market conditions and volatility appear to have improved during January 2012, holiday results for e-commerce and retail companies, as well as their near-term outlooks, have been mixed, resulting in high volatility in this sector. We experienced continued revenue growth, generating $69.5 million for the quarter ended December 31, 2011 compared to $54.9 million for the same quarter in 2010. An independent contemporaneous valuation of our common stock as of January 31, 2012 determined the fair value of our common stock to be $17.88 per share under the discounted cash flow approach. The discount rate applied to our cash flows was 17.0% and our enterprise value reflected a non-marketability discount of 10.0% based on a liquidity event expected to occur within two months. Due to the continued progress towards a liquidity event, we utilized the PWERM approach to allocate value to our common stock. As a result of our continued revenue growth, we increased our forecasted revenues and EBITDA for fiscal 2012-2013, and maintained the same expected long-term growth rates. However, as a result of continued instability in the financial stock markets and volatility in our peer group, we increased the discount rate applied to our cash flows. This increase in forecasts and in our discount rate, together with utilization of the PWERM approach, resulted in no significant change to the fair value of our common stock. Based on the independent contemporaneous valuation, and consideration of our progress toward being ready for a liquidity event, and no further change in our financial forecasts, on February 9, 2012 and February 23, 2012, our board of directors granted stock options with an exercise price of $17.90 per share, which was equal to the fair value per share of our common stock as determined by our board of directors as of such dates.

Our stock-based compensation expense for awards granted is as follows:

	Year ended December 31,
(in thousands)	2009	2010	2011

Cost of net revenues	$160	$152	$164
Sales and marketing	359	472	520
Technology and development	618	569	267
General and administrative	1,004	981	1,427

Total stock-based compensation expense	$2,141	$2,174	$2,378

As of December 31, 2011, we had $6.3 million of unrecognized stock-based compensation expense, net of estimated forfeitures, that is expected to be recognized over a weighted average period of 3.0 years. In future periods, our stock-based compensation expense is expected to increase as a result of our existing unrecognized stock-based compensation to be recognized as these awards vest and as we issue additional stock-based awards to attract and retain employees.

Results of operations

The following table presents the components of our statement of operations as a percentage of net revenues:

	Year ended December 31,
	2009	2010	2011

Net revenues	100%	100%	100%
Cost of net revenues	56	57	57

Gross profit	44	43	43

Operating expenses:
Sales and marketing	17	21	23
Technology and development	13	11	7
General and administrative	9	7	8
Acquisition-related costs	0	1	2

Total operating expenses	39	40	40

Income from operations	5	3	3
Interest income	0	0	0
Interest expense	0	0	0
Other income, net	0	0	0

Income before income taxes	5	3	3
Provision for income taxes	2	1	1

Net income	3%	2%	2%

Effective tax rate	40.4%	38.8%	32.1%

Comparison of the years ended December 31, 2010 and December 31, 2011

The following table presents our statements of operations for the periods indicated:

(in thousands, except for percentages)	Year ended December 31,
	2010	2011	$ Change	% Change

Net revenues	$127,930	$175,482	$47,552	37%
Cost of net revenues	72,447	100,191	27,744	38

Gross profit	55,483	75,291	19,808	36

Operating expenses:
Sales and marketing	26,484	40,809	14,325	54
Technology and development	14,305	12,768	(1,537)	(11)
General and administrative	9,593	13,573	3,980	41
Acquisition-related costs	794	2,696	1,902	240

Total operating expenses	51,176	69,846	18,670	36

Income from operations	4,307	5,445	1,138	26
Interest income	116	56	(60)	(52)
Interest expense	(215)	(194)	21	(10)
Other (expense) income, net	239	—	(239)	(100)

Income before income taxes	4,447	5,307	860	19
Provision for income taxes	1,724	1,701	(23)	(1)

Net income	$2,723	$3,606	$883	32%

Net revenues

Net revenues increased $47.6 million, or 37%, in 2011 compared to 2010. The increase in net revenues is primarily due to an increase in orders, which was attributable to new customer acquisitions and expansion of our merchandise catalog, particularly new art products, as well as growth in our international sales. Canvas On Demand and InvitationBox.com led our new product expansion and contributed $23.8 million of the total increase in net revenues. The remaining increase in net revenues was due to an increase in domestic sales for our other products of $19.1 million and an increase in international sales of $4.7 million. These increases were attributable to our increased focus on customer acquisition and international expansion, respectively. While the acquisition of Canvas On Demand significantly contributed to the increase in net revenues in 2011, and we expect it to continue to contribute to the growth of our art product revenues, our revenue growth rates have historically varied from period to period and we expect this trend to continue.

Cost of net revenues

Cost of net revenues increased $27.7 million, or 38%, in 2011 compared to 2010. As a percentage of net revenues, cost of net revenues was 57% in 2011, which is consistent with 2010. Within cost of net revenues, materials, shipping, labor and fixed overhead costs collectively increased as a percentage of net revenues by 1.8 percentage points due to changes in the product mix and increased promotional offerings designed to attract new customers. These increases were partially offset by a 1.3 percentage point decline in royalty payments due to an increase in sales of products with lower royalty rates.

Sales and marketing

Sales and marketing expenses increased $14.3 million, or 54%, in 2011 compared to 2010. Sales and marketing expenses were 23% of net revenues in 2011 compared to 21% in 2010. The increase in sales and marketing expenses was primarily due to higher variable expenses, including increases of $11.2 million in customer acquisition costs, $0.7 million in order processing expenses and $0.7 million in customer service costs. In addition, payroll and related costs increased $1.2 million to support the growth in our net revenues and represented a full year of personnel costs related to our Canvas On Demand acquisition in September 2010. Customer acquisition costs increased primarily due to increased online acquisition activities, such as keyword searches, display marketing and email marketing, as well as costs related to flash deal promotions. We expect our customer acquisition costs on an annual basis to continue at similar rates, as a percentage of revenue, for the foreseeable future.

Technology and development

Technology and development expenses decreased $1.5 million, or 11%, in 2011 compared to 2010. Technology and development expenses were 7% of net revenues in 2011 compared to 11% in 2010. The decrease in absolute dollars is primarily due to a reduction in personnel- and contractor-related expenses of $1.4 million, increased capitalization of website development costs of $0.6 million, partially offset by an increase of $0.7 million in website services expense.

General and administrative

General and administrative expenses increased $4.0 million, or 41%, in 2011 compared to 2010. General and administrative expenses were 8% of net revenues in 2011 compared to 7% in 2010. The increase in absolute dollars is primarily due to an increase in personnel-related costs related to additional employees and contractors to support the growth in our business, and higher professional fees for legal and accounting services.

Acquisition-related costs

Acquisition-related costs were $2.7 million and $0.8 million in 2011 and 2010, respectively. This expense represents the accrual of performance-based contingent consideration payments related to our acquisitions of Canvas On Demand in September 2010 and L&S Retail Ventures, Inc. in October 2011.

Provision for income taxes

The provision for income tax was $1.7 million in both 2011 and 2010. Our effective tax rate was 32.1% and 38.8% in 2011 and 2010, respectively. The effective tax rate was lower in 2011 primarily due to the impact of a lower effective state tax rate and lower incentive stock option expense in 2011.

Comparison of the years ended December 31, 2009 and 2010

The following table presents our statements of operations for the periods indicated:

	Year ended December 31,		$ Change	% Change
(in thousands, except for percentages)	2009	2010

Net revenues	$103,493	$127,930	$24,437	24%
Cost of net revenues	57,688	72,447	14,759	26

Gross profit	45,805	55,483	9,678	21

Operating expenses:
Sales and marketing	17,711	26,484	8,773	50
Technology and development	13,152	14,305	1,153	9
General and administrative	9,322	9,593	271	3
Acquisition-related costs	—	794	794	*

Total operating expenses	40,185	51,176	10,991	27

Income from operations	5,620	4,307	(1,313)	(23)
Interest income	220	116	(104)	(47)
Interest expense	(253)	(215)	38	15
Other income (expense), net	(3)	239	242	*

Income before income taxes	5,584	4,447	(1,137)	(20)
Provision for income taxes	2,255	1,724	(531)	(24)

Net income	$3,329	$2,723	$(606)	(18)%

*	Not meaningful

Net revenues

Net revenues increased $24.4 million, or 24%, in 2010 compared to 2009. Net revenues increased due to an increase in the number of customers and overall orders. Revenues generated from Canvas On Demand accounted for $7.4 million of the total increase in net revenues. In addition, revenues from international sales accounted for $6.1 million of the increase. The remaining increase of $10.9 million was generated primarily from a 20% increase in customers.

Cost of net revenues

Cost of net revenues increased $14.8 million, or 26%, in 2010 compared to 2009. As a percentage of net revenues, cost of net revenues increased to 57% in 2010 from 56% in 2009. Within our cost of net revenues, materials, shipping, labor and fixed overhead costs all increased as a percentage of net revenues by 4.6 percentage points due to changes in the product mix and promotional offerings designed to attract new customers. These costs were partially offset by a 3.7 percentage point decline in royalty payments as a percentage of net revenues as compared to 2009 due to an increase in sales of products with lower royalty rates primarily as a result of the differentiated royalty pricing structure that we adopted during 2009.

Sales and marketing

Sales and marketing expenses increased $8.8 million, or 50%, in 2010 compared to 2009. As a percentage of net revenues, sales and marketing expenses increased to 21% in 2010 from 17% in 2009. The increase in sales and marketing expenses was primarily due to increases of $4.8 million in customer acquisition costs. Customer acquisition costs increased primarily due to increased online acquisition activities, such as keyword searches, display marketing and email marketing, as well as costs related to flash deal promotions. The remainder of the increase was the result of variable cost increases of $0.5 million in customer support costs and $0.4 million in order processing expenses. In addition, payroll and related costs increased $2.2 million to support the growth in our net revenues. General marketing expenses for public relations and events also increased by $0.3 million.

Technology and development

Technology and development expenses increased $1.2 million, or 9%, in 2010 compared to 2009. As a percentage of net revenues, technology and development decreased to 11% in 2010 from 13% in 2009. The increase in absolute dollars is primarily due to an increase of $0.6 million in third-party contractor services and a $0.4 million increase in depreciation and amortization.

General and administrative

General and administrative expenses increased $0.3 million, or 3%, in 2010 compared to 2009. As a percentage of net revenues, general and administrative decreased to 7% in 2010 from 9% in 2009. The increase in absolute dollars is primarily due to increases in personnel related costs of $0.2 million and a $0.3 million increase in facilities costs, partially offset by a decrease of $0.1 million in legal expenses.

Acquisition-related costs

Acquisition-related costs were $0.8 million in 2010 and represents the amount of the earn-out payment accrued for the acquisition of Canvas On Demand.

Other income (expense), net

Other income (expense), net was $0.2 million in 2010 and was comprised of non-operating income from the sale of a domain name, which we expect to be a non-recurring event.

Provision for income taxes

The provision for income tax was $1.7 million in 2010 compared to $2.3 million in 2009. Our effective tax rate was 38.8% in 2010 compared to 40.4% in 2009. This decrease in our effective tax rate is primarily due to the impact of higher tax credits in 2010 and lower incentive stock option expense.

Quarterly results of operations

The following table sets forth our unaudited quarterly statement of operations data for each of the eight quarters in the period ended December 31, 2011. In management’s opinion, the data below has been prepared on the same basis as the audited financial statements included elsewhere in this prospectus, and reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of this data. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	22,000	22,000	22,000	22,000	22,000	22,000	22,000	22,000
Three months ended (in thousands)	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011

	(unaudited)
Net revenues	$21,900	$25,710	$25,421	$54,899	$32,036	$37,335	$36,574	$69,537
Cost of net revenues	12,135	13,946	14,715	31,651	18,757	21,592	20,813	39,029

Gross profit	9,765	11,764	10,706	23,248	13,279	15,743	15,761	30,508

Operating expenses:
Sales and marketing	4,247	5,210	5,846	11,181	7,903	8,743	9,368	14,795
Technology and development	3,388	3,745	3,527	3,645	3,447	3,141	3,043	3,137
General and administrative	2,184	2,533	2,283	2,593	2,686	3,448	3,520	3,919
Acquisition-related costs	—	—	28	766	511	579	670	936

Total operating expenses	9,819	11,488	11,684	18,185	14,547	15,911	16,601	22,787

Income (loss) from operations	(54)	276	(978)	5,063	(1,268)	(168)	(840)	7,721
Interest income	34	35	28	19	17	16	12	11
Interest expense	(58)	(54)	(52)	(51)	(50)	(47)	(45)	(52)
Other income, net	—	—	—	239	—	—	—	—

Income (loss) before income taxes	(78)	257	(1,002)	5,270	(1,301)	(199)	(873)	7,680
Provision for (benefit from) income taxes	(38)	77	(380)	2,065	(470)	(70)	(339)	2,580

Net income (loss)	$(40)	$180	$(622)	$3,205	$(831)	$(129)	(534)	$5,100

Other Financial and Non-GAAP Financial Data:
Adjusted EBITDA(1)	$2,076	$2,509	$1,443	$8,522	$1,841	$2,961	$2,412	$11,526
Capital expenditures	$866	$1,470	$2,036	$1,464	$471	$1,154	$3,472	$276

(1)	Adjusted EBITDA is a non-GAAP financial measure that our management uses to assess our operating performance and it is a factor in the evaluation of the performance of our management in determining compensation. We define Adjusted EBITDA as net income (loss) less interest and other income (expense), provision for (benefit from) income taxes, depreciation and amortization, amortization of intangible assets, acquisition-related costs, stock-based compensation and impairment charges.

We use Adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures (affecting net interest expense), tax positions (such as the impact on periods of changes in effective tax rates or fluctuations in permanent differences or discrete quarterly items), the impact of depreciation and amortization, amortization of intangible assets, acquisition-related costs, stock-based compensation and impairment charges. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes and to incentivize and compensate our management personnel.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP as the excluded items may have significant effects on our operating results and financial condition. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, for each of the periods indicated:

	22,000	22,000	22,000	22,000	22,000	22,000	22,000	22,000
Three months ended (in thousands)	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011

	(unaudited)
Net income (loss)	$(40)	$180	$(622)	$3,205	$(831)	$(129)	$(534)	$5,100

Non-GAAP adjustments:
Interest and other (income) expense	24	19	24	(207)	33	31	33	41
Provision for (benefit from) income taxes	(38)	77	(380)	2,065	(470)	(70)	(339)	2,580
Depreciation and amortization	1,555	1,605	1,627	1,577	1,526	1,477	1,404	1,429
Amortization of intangible assets	77	78	215	541	542	542	536	765
Acquisition-related costs	—	—	28	766	511	579	670	936
Stock-based compensation	498	550	551	575	530	531	642	675

Adjusted EBITDA	$2,076	$2,509	$1,443	$8,522	$1,841	$2,961	$2,412	$11,526

The following table presents the unaudited quarterly results of operations as a percentage of net revenues:

Three months ended (in thousands)	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011

	(unaudited)
Net revenues	100%	100%	100%	100%	100%	100%	100%	100%
Cost of net revenues	55	54	58	58	59	58	57	56

Gross margin	45	46	42	42	41	42	43	44
Operating expenses:
Sales and marketing	19	20	23	20	25	23	26	21
Technology and development	15	15	14	7	11	8	8	5
General and administrative	10	10	9	5	8	9	10	6
Acquisition-related costs	—	—	0	1	2	2	2	1

Total operating expenses	45	45	46	33	45	42	45	33

Income (loss) from operations	(0)	1	(4)	9	(4)	(0)	(2)	11
Interest income	0	0	0	0	0	0	0	0
Interest expense	(0)	(0)	(0)	(0)	(0)	(0)	(0)	(0)
Other income (expense), net	(0)	—	—	0	—	—	—	0

Income (loss) before income taxes	(0)	1	(4)	10	(4)	(1)	(2)	11
Provision for (benefit from) income taxes	(0)	0	(1)	4	(1)	(0)	(1)	4

Net income (loss)	(0)%	1%	(2)%	6%	(3)%	(0)%	(1)%	7%

Quarterly trends

Our business is subject to seasonal fluctuations. In particular, we generate a significant portion of our revenues during the fourth quarter, primarily due to increased retail activity during the holiday seasons. During the fourth quarter, we typically see our largest increases in orders and customers. As a result of this seasonality, our revenues in the first quarter of each year are generally substantially lower than our revenues in the fourth quarter of the preceding year, and we expect this to continue for the foreseeable future. We also typically experience increases in revenues during shopping-related seasonal events, such as Mother’s Day, Father’s Day and other retail holidays.

Beginning with the third quarter of 2010, our gross margin declined due to changes in product mix and increased promotional discounts to attract new customers.

Within operating expenses, since a significant portion of sales and marketing is variable, our sales and marketing expenses fluctuate with volume. In 2010 and continuing into 2011, we increased our sales and marketing expenses to drive new customer acquisition.

In September 2010, we acquired Canvas On Demand, which resulted in acquisition-related costs from the fourth quarter of 2010, representing the amount of the earn-out payment accrued in connection with the acquisition, as well as increases in operating expenses directly related to the Canvas On Demand personnel and facilities in Raleigh, North Carolina. The increase in acquisition-related costs, combined with our increased sales and marketing expenses, resulted in a loss from operations for the first, second and third quarters of 2011. We currently expect customer acquisition costs to increase in absolute dollars and to fluctuate as a percentage of net revenues for the foreseeable future.

Liquidity and capital resources

Since inception, we have funded our operations primarily with cash flows from operations and, to a lesser extent, issuances of convertible preferred stock and debt financing, including capital leases. Based on our current operating plan, and in the absence of this offering, we believe our existing cash, cash equivalents and short-term investments combined with cash generated from operations will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 to 18 months. Our future capital requirements may vary materially from those currently planned and will depend on many factors, including, among other things, market acceptance of our products, our growth, and our operating results. If we require additional capital resources to grow our business or to acquire complementary technologies and businesses at any time in the future, we may seek to sell additional equity or raise funds through debt financing or other sources. The sale of additional equity could result in additional dilution to our stockholders. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility, and would also require us to incur interest expense. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain financing on terms favorable to us.

Cash flows

The following summary of our cash flows for the periods indicated has been derived from our financial statements included elsewhere in this prospectus:

	Year ended December 31,
(in thousands)	2009	2010	2011

Net cash provided by operating activities	$10,701	$13,553	$16,924
Net cash used in investing activities	$(6,256)	$(7,932)	$(8,027)
Net cash provided by (used in) financing activities	$1	$400	$(273)

Cash flows from operating activities

Our primary source of cash from operating activities is cash collections from our customers. The substantial majority of our net revenues are generated from credit card transactions and credit card accounts receivable and are typically settled within one and five business days. Our primary uses of cash for operating activities are for settlement of accounts payable to vendors and personnel-related expenditures. Our quarterly cash flows from operations are impacted by the seasonality of our business. We generate a significant portion of our cash flow from operations in the fourth quarter and cash flows in the first six months have historically been negative due to the timing of settlements of accounts payable and accrued liabilities related to our fourth quarter holiday business. We expect that cash provided by operating activities may fluctuate in future periods due to a number of factors, including volatility in our operating results, seasonality, accounts receivable collections performance, inventory and supply chain management, and the timing and amount of personnel-related payments.

In 2011, net cash provided by operations was $16.9 million, primarily due to our net income of $3.6 million, adjusted for non-cash items of $8.2 million for depreciation and amortization, including amortization of intangible assets, and $2.4 million for stock-based compensation. In addition, the growth in our business resulted in net cash from the change in our operating assets and liabilities of $3.9 million as our accounts payable, deferred revenue and accrued liabilities increased more than our accounts receivable, inventory and other assets. As our net revenues are primarily settled through credit cards, and our accounts payable are settled based on contractual payment terms with our suppliers, growth in our business resulted in a greater increase in our operating liabilities than our operating assets.

In 2010, net cash provided by operations was $13.6 million, primarily due to our net income of $2.7 million, adjusted for non-cash items of $7.3 million for depreciation and amortization, including amortization of intangible assets, and $2.2 million for stock-based compensation. In addition, the growth in our business resulted in net cash from the change in our operating assets and liabilities of $2.3 million as our accounts payable, deferred revenue and accrued liabilities increased more than our accounts receivable, inventory and other current assets.

In 2009, net cash provided by operations was $10.7 million, primarily due to our net income of $3.3 million adjusted for non-cash items of $6.4 million for depreciation and amortization expense for property and equipment and intangible assets and $2.1 million for stock-based compensation expense.

Cash flows from investing activities

Our investing activities have consisted primarily of capital expenditures to purchase property and equipment related to both our manufacturing plants and technology data centers, as well as capitalization of software and website development costs. Investing cash flows include cash used in the acquisition of businesses in 2010 and 2011 and purchases of, and proceeds from, the sale of short-term investments.

In 2011, net cash used in investing activities was $8.0 million. Net cash used for the acquisition of substantially all of the assets of L&S Retail Ventures, Inc. was $4.5 million including $0.5 million of restricted cash held in escrow at December 31, 2011. In addition, we used $3.4 million for capital expenditures related to the purchase of property and equipment, and capitalized $1.9 million of software and website development costs, partially offset by net proceeds from the sale of short-term investments of $1.6 million.

In 2010, net cash used in investing activities was $8.0 million. Net cash used for the acquisition of Canvas on Demand was $5.4 million. In addition, we used $4.4 million for capital expenditures related to the purchase of property and equipment and capitalized $1.4 million of software and website development costs, partially offset by net proceeds from the sale of short-term investments of $2.9 million.

In 2009, net cash used in investing activities was $6.3 million, including capital expenditures of $2.0 million and $1.3 million in capitalization of software and website development costs, along with net purchases of short-term investments of $3.0 million.

Cash flows from financing activities

In 2011, net cash used in financing activities was $0.3 million, primarily due to payments of $2.2 million for costs related to the pending initial public offering and payments on our capital lease obligations of $0.4 million, partially offset by $1.9 million received from the exercise of stock options and the related excess tax benefits of $0.5 million.

In 2010, net cash provided by financing activities was $0.4 million, primarily due to $0.4 million received from the exercise of stock options, $0.4 million in excess tax benefits, offset by payments on our capital lease obligations of $0.4 million.

In 2009, net cash provided by financing activities consisted of $0.2 million of proceeds from the exercise of stock options and $0.2 million in excess tax benefits, which were offset by payments on our capital lease obligations of $0.3 million.

Contractual obligations

The following summarizes our contractual obligations as of:

December 31, 2011	Payments due by period
(in thousands)	Less than 1 year	1 to 3 years	4 to 5 years	More than 5 years	Total

Capital lease obligations	$661	$1,322	$1,437	$373	$3,793
Operating lease obligations	2,289	1,027	374	—	3,690
Purchase obligations	1,381	—	—	—	1,381

Total	$4,331	$2,349	$1,811	$373	$8,864

Purchase obligations of $1.4 million at December 31, 2011 consist primarily of inventory and various service contracts.

In September 2010, we acquired Canvas On Demand. In connection with the acquisition, we agreed to make up to $9.0 million in earn-out payments to the former owners of Canvas On Demand, payable in installments through 2014 based on a 12-month period from October 1 through September 30. The amounts payable in each 12-month period are contingent upon achievement of performance targets and are subject to maximum amounts of $2.1 million, $2.6 million and $4.3 million in each of the 12-month periods ending September 30, 2011, 2012 and 2013, respectively. The performance targets are measured by a determination of compounded annual growth rate, or CAGR, on revenue attributed to specified business lines, as determined in accordance with GAAP consistently applied. The performance targets are as follows: (a) in the first earn-out period, the acquired business must achieve a CAGR of 25%, and a CAGR of 10% for the combined art businesses of CafePress and Canvas on Demand, and a net profit measurement of 9% on such combined business, (b) in the second earn-out period, the acquired business must achieve a CAGR of 20%, and a CAGR of 10% for the combined business, and a net profit measurement on the combined business of 9%, and (c) in the third earn-out period, the combined business must achieve a CAGR of 20%, and a net profit measurement on the combined business of 9%. Additionally, if the maximum amounts in each of the first earn-out period, the second earn-out period and the third earn-out period are not otherwise earned, alternative performance targets will be analyzed in order to achieve the performance target payments (but not in excess of the same respective maximum amounts for each period) as follows: (a) during the first earn-out period, if the Create & Buy business achieves in the first nine months of 2011 a CAGR of 25% and a net profit measurement of 9%, then the former owners collectively may earn an amount of up to $0.3 million toward the same maximum earn-out payment, and/or if new strategic business development and channel initiatives formed after April 1, 2011, or Channel Initiatives, in the period from April 1, 2011 through September 30, 2011 achieve a CAGR of 25% and a net profit measurement of 9%, then the former owners collectively may earn an amount of up to $0.2 million towards the same maximum earn-out payment, (b) during the second earn-out period, if the Create & Buy business achieves a CAGR of 25% and a net profit measurement of 9%, then the former owners collectively may earn an amount of up to $0.4 million toward the same maximum earn-out payment, and/or if Channel Initiatives achieve a CAGR of 25% and a net profit measurement of 9%, then the former owners collectively may earn an amount of up to $0.4 million toward the same maximum earn-out payment, and (c) during the third earn-out period, if the Create & Buy business achieves a CAGR of 25% and a net profit measurement of 9%, then the former owners collectively may earn an amount up to $0.9 million toward the same maximum earn-out payment, and/or if Channel Initiatives achieve a CAGR of 25% and a net profit measurement of 9%, then the former owners collectively may earn an amount of up to $0.9 million toward the same maximum earn-out payment. In addition, if maximum amounts are not earned in each of the 12-month periods ending September 30, 2011, 2012 or 2013, but additional specific performance targets are met in 2013, then final earn-out payments may be payable in 2014, with the total amounts paid across the four years not to exceed $9.0 million. If the first two earn-out payments are not all fully achieved, the performance target for that final earn-out opportunity shall be achieved if the combined business recognizes incremental revenue of $32.0 million more than the art business as operated by CafePress, and a net profit measurement on the combined business of 9% is likewise achieved by end of the third earn-out period. Earn-out payments are contingent on the continued employment of the two former owners, Tom Lottrechiano and Joe Schmidt, with exceptions related to termination by either party for defined reasons, and each of Messrs. Lottrechiano and Schmidt will also receive additional earn-out payments of $250,000 for their continued employment through March 1, 2012. Accordingly, earn-out payments are being recorded as acquisition-related costs and are accrued over the service period. In each period, we accrue for acquisition-related costs based on the service provided and our current estimates of performance relative to the stated targets. The accrual could be adjusted if the actual performance differs from our current estimates. Acquisition-related costs were $0.8 million and $2.7 million for the years ended December 31, 2010 and 2011, respectively. As of December 31, 2010, $0.7 million and $0.1 million were classified as accrued liabilities and other long-term liabilities, respectively. The performance targets for the 12-month period ending September 30, 2011 were met and we accordingly paid an aggregate amount of $2.1 million to the two former owners of Canvas on Demand on October 30, 2011 pursuant to the terms of the agreement. As of December 31, 2011, $1.2 million of aggregate acquisition-related costs was recorded as accrued liabilities.

In October 2011, we acquired substantially all of the assets of L&S Retail Ventures, Inc. The total purchase price of $7.3 million consisted of an initial cash purchase price of $4.5 million and $2.8 million in contingent consideration related to expected performance-based contingent consideration payments for which there is no requirement of continued employment with us by the sellers. In connection with the acquisition, the two principal stockholders have contingent rights to receive up to $8.0 million in future performance-based consideration, including: (a) aggregate performance-based contingent consideration payments of up to $5.0 million for the first three earn-out periods; (b) a performance-based compensation payment of up to $2.0 million, payable at the end of the fourth earn-out period; and (c) CafePress stock options valued at up to $1.0 million based on the fair value of our common stock as determined at the first board of directors meeting following the acquisition date, with annual vesting in equal installments over a four-year period beginning January 1, 2012, and subject to continued employment and the achievement of certain performance targets. The earn-out periods for the contingent cash payments commence on January 1 and end December 31 for each of 2012, 2013, 2014 and 2015. Thus the contingent right to future earn-out payments will expire on December 31, 2015.

Specifically, the two principal stockholders may receive up to $1.7 million in performance-based contingent consideration payments per year payable after the end of each of the first three earn-out periods based on specific revenue and operating income targets for such earn-out periods. The aggregate maximum performance-based contingent consideration payments for the first three years is $5.0 million. These performance-based contingent consideration payments are not subject to continued employment. Accordingly, the estimated fair value of the performance-based contingent consideration of $2.8 million as of the acquisition date was included as part of the purchase price allocation. We determined the fair value of the liability for the contingent consideration based on a probability-weighted discounted cash flow analysis. In each period, we reassess our current estimates of performance relative to the stated targets and adjust the liability to fair value. In addition to the aggregate maximum $5.0 million in performance-based contingent consideration payments, the agreement included performance-based compensation of up to $2.0 million in cash, payable after the end of the fourth earn-out period, based on specific revenues and operating income targets during such earn-out period. This payment is contingent on the continued employment of the two principal stockholders. Accordingly, this payment will be expensed as earned, and will be classified as acquisition-related costs.

With respect to the specific performance targets for the contingent cash payments, the acquired business must achieve: (a) a threshold CAGR of 24% on revenues in each of the four earn-out periods, and (b) a threshold operating income percentage of 18%, 19%, 20%, 20% in the first, second, third and fourth earn-out periods, respectively. If the acquired business does not achieve these operating income targets, but achieves (a) a threshold CAGR of 34%, and (b) a threshold operating income percentage of 13%, 14%, 15%, and 15% in the first, second, third and fourth earn-out periods, respectively, then the two principal stockholders will be eligible for a portion of the contingent cash payments that would have been earned at the higher operating income percentage thresholds.

With respect to the specific performance targets for the CafePress stock options, the acquired business must achieve (a) a threshold CAGR of 20% on revenues in each of the four earn-out periods, and (b) a threshold operating income percentage of 18%, 19%, 20% and 20% in the first, second, third and fourth earn-out periods, respectively, for such stock options to vest.

Off-balance sheet arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and qualitative disclosures about market risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include risk related to interest rate and foreign currency exchange rate sensitivities.

Interest rate sensitivity

We have cash and cash equivalents and short-term investments of $29.3 million and $36.3 million as of December 31, 2010 and 2011, respectively. These amounts were held primarily in cash deposits, money market funds and certificates of deposit. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of the interest rates in the United States. Due to the short-term nature of these instruments, a change in market interest rates would not be expected to have a material impact on our financial condition or our results of operations.

Foreign currency exchange rate sensitivity

Our sales to international customers are denominated in multiple currencies, including the United States dollar, the British Pound, the Euro, the Canadian dollar and the Australian dollar. As the substantial majority of our sales are charged to credit cards, accounts receivables are generally settled in a short time duration and accordingly, we have limited exposure to foreign currency exchange rates on our accounts receivable. To date, our operating costs have been denominated almost exclusively in United States dollars. As a result of our limited exposure to foreign currency exchange rates, we do not currently enter into foreign currency hedging transactions. If our international operations increase, our exposure to foreign currency exchange rate fluctuations may increase.

Recent accounting pronouncements

Effective January 1, 2010, we adopted new authoritative guidance on fair value measurements and disclosures. The new guidance requires additional disclosures regarding fair value measurements, amends disclosures about postretirement benefit plan assets, and provides clarification regarding the level of disaggregation of fair value disclosures by investment class. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level 3 activity disclosure requirements that will be effective for reporting periods beginning after December 15, 2010. Accordingly, we adopted this new guidance beginning January 1, 2010, except for the additional Level 3 requirements, which we adopted on January 1, 2011. Level 3 assets and liabilities are those whose fair value inputs are unobservable and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The adoption of this guidance did not have a material impact on our financial statements.

In December 2010, new authoritative guidance was issued with respect to when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. According to the new guidance, entities must consider whether it is more likely than not that goodwill impairment exists by assessing if there are any adverse qualitative factors indicating impairment. The qualitative factors are consistent with the existing guidance. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In December 2010, the Financial Accounting Standards Board, or the FASB, issued Accounting Standards Update Disclosure of Supplementary Pro Forma Information for Business Combinations (Topic 805)—Business Combinations, to improve consistency in how the pro forma disclosures are calculated. Additionally, the update enhances the disclosure requirements and requires description of the nature and amount of any material, nonrecurring pro forma adjustments directly attributable to a business combination. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In May 2011, the FASB amended its guidance, to converge fair value measurement and disclosure guidance in U.S. GAAP with International Financial Reporting Standards, or IFRS. IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board. The amendment changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendment to result in a change in the application of the requirements in the current authoritative guidance. The amendment becomes effective prospectively for our interim period ending March 31, 2012. Early application is not permitted. We do not expect the amendment to have a material impact on our financial position, results of operations or cash flows.

In June 2011, the FASB amended its guidance on the presentation of comprehensive income. Under the amended guidance, an entity has the option to present comprehensive income in either one or two consecutive financial statements. A single statement must present the components of net income and total net income, the components of other comprehensive income and total other comprehensive income, and a total for comprehensive income. In a two-statement approach, an entity must present the components of net income and total net income in the first statement. That statement must be immediately followed by a financial statement that presents the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The option under current guidance that permits the presentation of other comprehensive income in the statement of changes in stockholders’ equity has been eliminated. The amendment becomes effective retrospectively for our interim period ending March 31, 2012. Early adoption is permitted. We are currently assessing the impact that this potential change would have on our financial position, results of operations or cash flows.

In August 2011, the FASB amended its guidance for performance of goodwill impairment tests. The amendment provides an option to first assess qualitative factors to determine whether performing the current two-step impairment test is necessary. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test will be required; otherwise no further testing will be required. The amendment becomes effective for annual and interim goodwill impairment tests performed for our fiscal year ending December 31, 2012. Early adoption is permitted. We are currently assessing the impact that this potential change would have on our financial position, results of operations or cash flows.

Business

Overview

We believe we are a leading e-commerce platform enabling customers worldwide to create, buy and sell a wide variety of customized and personalized products. We serve our customers, including both consumers and content owners, through our portfolio of e-commerce websites, including our flagship website, CafePress.com. Our consumers include millions of individuals, groups, businesses and organizations who leverage our innovative and proprietary print-on-demand services to express personal and shared interests, beliefs and affiliations by customizing a wide variety of products. These products include clothing and accessories, art and posters, stickers, home accents and stationery. Our content owners include individual designers as well as artists and branded content licensors who leverage our platform to reach a mass consumer base and share and monetize their content. We believe we are a leading e-commerce platform for customization of consumer products based on our more than a decade of experience of providing high-quality customized products in single unit and small quantity orders on a when-ordered basis. We have developed a strong brand with a growing community that, as of December 31, 2011, had more than 15 million members and more than three million shops, and we shipped over 7.8 million products in 2011 from a catalog of over 320 million unique products, as measured by the number of different combinations of designs and types of merchandise.

We operate a portfolio of branded websites, including CafePress.com, and enable resellers and co-branded websites to design and customize products that individually target specific consumers, products and use cases, or to provide their customers with product customization capabilities. We believe this collectively helps expand the reach of our platform. We benefit from the network effect created when millions of customers are attracted to our catalog of content and are often inspired to contribute and share their own content. By enabling communities to share their interests, beliefs and affiliations through customized and personalized merchandise, we believe we drive social commerce.

Our expansive content catalog covers topics our customers are deeply passionate about, as well as relevant current events. As a result, we believe our catalog serves as a cultural barometer reflecting the latest topics, ideas, trends, moods and opinions. For the year ended December 31, 2011, we had nearly 130,000 new images uploaded to our retail e-commerce websites on average per week. We have accumulated over 320 million unique products, allowing us to market and provide almost any expressive idea across an increasingly diverse product assortment.

We have built a state-of-the-art facility in Louisville, Kentucky with innovative technology and manufacturing processes that enable us to provide high-quality customized products that are individually built to order at mass scale. Our proprietary, vertically integrated processes enable us to produce a broad range of merchandise efficiently, cost effectively and quickly. We have an art print production facility in Portland, Oregon and as a result of our acquisition of Canvas On Demand, we also have a custom canvas production facility in Raleigh, North Carolina. Our recent acquisition of substantially all of the assets of L&S Retail Ventures, Inc. adds further print production facilities in North Carolina.

The majority of our net revenues is generated from sales of customized products through our e-commerce websites and associated charges. In addition, we generate revenues from fulfillment services, including print and production services provided to third parties. Fulfillment revenues were less than 2% and 1% of net revenues during the years ended December 31, 2010 and 2011, respectively. Consumers purchase customized products directly from our website or through storefronts hosted by CafePress. Customized products include user-designed products as well as products designed by our content owners. We pay royalties to content owners for the use of their content on our products and royalty payments are included in cost of net revenues.

In 2010, we generated net revenues of $127.9 million. In 2011, net revenues were $175.5 million, an increase of 37% from 2010.

In March 2012, we entered into an agreement to acquire substantially all of the assets of Logo’d Softwear, Inc., an e-commerce provider of personalized apparel and merchandise for groups and organizations. The asset purchase agreement provides for a total initial purchase price of $8.3 million, consisting of $7.5 million in cash and $0.8 million in shares of CafePress common stock priced as of the closing date, as well as contingent rights for the principal stockholder to receive up to $8.6 million in future performance-based cash consideration. In addition, in connection with, and upon closing of, the acquisition, the principal stockholder will receive CafePress stock options to purchase shares of our common stock with an aggregate value of up to $2.1 million, with vesting based on the achievement of certain performance milestones. The contingent right to future earn-out payments will expire either March 31, 2016, or June 30, 2016, depending on the closing date of the acquisition. The acquisition is anticipated to close during the second quarter of 2012, subject to obtaining the requisite approvals and other customary closing conditions. We may not be able to close this acquisition as planned or at all, and may be unable to successfully integrate this business or realize the anticipated benefits of the acquisition.

Vision and mission

Our vision is to empower expression by making products extraordinary and personal. Our mission is to offer an unrivaled platform that is the world’s premier source for self-expression through product customization and personalization.

We believe that people possess an innate desire to express who they are, where they belong and what they love. Personalizing products is a common way to express what is most meaningful in our lives. We strive to build the best platform for truly mass-customized, one-of-a-kind personalization, and become the leading source for customized products, whether selling directly to consumers and businesses or helping other brands and product manufacturers make their products more expressive for their customers.

Industry overview

Customization of consumer products is undergoing an enormous transformation, driven by advances in Internet technology that enable consumers to shop for products in new ways and advances in manufacturing technology that enable high-quality printing on a broad range of merchandise that can be efficiently and cost effectively processed in small and single unit batches.

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Consumer demand for long tail selection and customization.    Consumer tastes and interests are diverse. E-commerce companies such as Amazon.com and eBay are offering more items than ever before, creating growing expectations for a broader and expanding range of products and services. The Internet has further fueled demand for a broader selection of merchandise and has provided a forum for self-expression. Social media services such as Facebook and Twitter have given voice to consumers and enabled the sharing of ideas. Consumers increasingly expect a broader selection of both design choices and content to create or customize products. We refer to the array of choices beyond what is typically in high demand or widely available as “long tail” selection.

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E-commerce.    Online shopping and e-commerce have become mainstream. According to Forrester, United States online retail sales were expected to be $197 billion in 2011.(1) According to eMarketer, in 2011, approximately 179 million consumers ages 14 and older in the United States were expected to research products online and 83% of them were expected to make an online purchase. Shopping has become a fundamentally different experience as search and discovery have improved and as the unit economics of fulfillment have made e-commerce channels a viable alternative to traditional retail. With the rise of e-commerce, the user experience has improved with easy-to-use interfaces, broad selection, enhanced search, rich media and streamlined payment options. Additionally, improved capabilities of inventory management

(1)	Source: “U.S. Online Retail Forecast, 2010-2015”, Forrester Research, Inc., February 28, 2011

systems, logistics infrastructure and ground and air transportation have provided fast and affordable delivery of consumer products.

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Internet tools and do-it-yourself empowerment.    Historically, consumers have needed help from third-party vendors to customize apparel and other products, but with the widespread availability of easy-to-use digital tools, today people can design products themselves. Customers are significantly less intimidated by designing online as evidenced by the widespread use of online photo slideshows and online product design software. The ability to use do-it-yourself design tools reduces the need to visit a local artisan, further disrupting the traditional way products have been customized.

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Advances in mass customization technologies.    Historically, customizing products often required either large production runs with complex and expensive set-ups or allowed for only minimal customization through basic engraving or monogramming. Recent innovations in digital printing technology are driving the ability to digitally print in a high-quality manner on a variety of surfaces and on mass market products. In addition, manufacturing process and workflow innovation enables cost-effective and fast production of small and single unit batches at scale.

Market opportunity

Online tools, e-commerce and digital production technologies are disrupting the existing fragmented, offline product print and customization markets. Our services address multiple large adjacent markets which include, but are not limited to:

•	Screen printing and garment printing. According to Freedonia, the U.S. screen printing and garment printing market is expected to grow from $7.2 billion in 2009 to $8.1 billion in 2014.

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Creative photo merchandise.    IDC estimates that the market for creative photo merchandise will grow from $2.8 billion in 2010 to $6.6 billion in 2014. Creative photo merchandise encompasses all products that are customized with photos including, but not limited to, cards, calendars, posters, photobooks and scrapbook pages, wall art and home décor.

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Promotional products.    According to Promotional Products Association International, the promotional products industry grew 5.9% to $16.6 billion in 2010, up from $15.6 billion in 2009. This includes $2.7 billion in online sales of promotional products in 2010, up 11.1% from $2.4 billion in 2009.

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Customization services for product manufacturers.    Providing mass-customization services for retailers and product manufacturers is an emerging opportunity. From tablet cases to water bottles and beyond, our product diversity suggests a large opportunity encompassing ever-expanding retail merchandise categories. Based on 2009 U.S. Census Bureau data, we estimate the U.S. market for customizable retail goods is approximately $1.0 trillion.

We believe traditional printing models are not optimized to satisfy individual consumers and smaller constituencies due to long lead times, costly set-up, limited printing capabilities and minimum quantities needed to achieve efficiency. Moreover, the traditional businesses addressing these opportunities are fragmented and generally lack the tools and competencies to aggregate and serve consumers as they move online to make purchases.

Our strengths

We believe we are well positioned in the market because we have more than a decade of experience meeting demand for customized single unit and small quantity orders that the traditional printing industry has generally not been able to serve efficiently and economically. We believe our business model provides us with the following competitive advantages:

•

Viral network effect.    We enjoy a network effect that attracts new users to our various services. We attract new customers when new sales channels are launched and when new designs are added to our content catalog, where they are socially shared and made discoverable online. These new customers then often add their own new designs to our content catalog. Over a decade in operation, our content library now contains millions of designs that are constantly replenished by our community of content owners. Launching new customizable products multiplies this effect as it makes many more unique combinations of design and product instantly available and entices new customers to join our community.

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Trusted premium brands.    We have built strong relationships with our customers who are passionate about the products they create. We have more than a decade of experience of providing high-quality customized products in single unit and small quantity orders on a when-ordered basis and have invested heavily in developing technologies to deliver customized products with speed and quality. Based on this history and experience, we believe that we are recognized as pioneers in our industry and are trusted as a source of high-quality merchandise and consistent delivery, backed by strong service. In addition to our flagship brand, CafePress.com, we operate a portfolio of vertically targeted brands that individually target specific consumers, products and use cases, and collectively expand the reach of the CafePress platform.

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Broad product assortment.    We offer a wide variety of products across many different categories as diverse as t-shirts, hats, canvas art prints, banners, stickers, iPhone and iPad cases, mugs, water bottles, GPS units, cards and calendars. We believe this product assortment makes us a more compelling one-stop solution for our customers.

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Innovative and efficient operations.    We have developed manufacturing expertise and propriety processes for customizing different kinds of products. Although each process has different requirements and cycle times, our workflow automation enables us to schedule and produce items and efficiently merge them into a single shipment. We generally process and ship orders within three business days after a customer places an order and in many instances can ship orders within 24 hours after an order is placed. Transforming blank materials into finished goods in real-time minimizes inventory and capital requirements.

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Long tail marketing expertise.    We believe our experience in data and analytics tools allows us to make effective real-time marketing decisions with sparse data and across a continuously updated product catalog. Specifically, our proprietary marketing systems and tools analyze data from thousands of search queries, customer purchases and new product additions across our websites each day and automatically make recommendations that allow us to develop and expand a variety of marketing initiatives. We believe our online marketing initiatives, particularly as they relate to complex search queries, enable us to acquire new customers cost-effectively due to the scale of the automation that we have achieved and lower acquisition cost associated with complex search terms relative to more generic keywords. In addition, we believe that potential customers who initiate complex searches are more likely to buy once they reach our websites.

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Comprehensive online offering.    We believe our tools satisfy our users’ diverse needs, including finding the perfect unique gift, creating customized items or selling custom creations to their own communities or for profit through our online marketplace.

The CafePress platform

We have developed services and production capabilities that allow us to offer users the ability to create, buy and sell a wide variety of expressive customized products. These services evolved into a platform currently consisting of the following components:

Front-end design and sales channels

Our e-commerce websites and sales channels include:

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CafePress.com.    CafePress.com is where consumers can find unique products that can also be customized and personalized. Users can choose from our catalog of over 320 million unique products or design their own.

•	CanvasOnDemand.com. CanvasOnDemand.com takes photographs and transforms them into canvas artwork.

•	Imagekind.com. Imagekind.com is where consumers can find artwork by independent artists that can be produced on posters, canvases and framed wall art.

•	GreatBigCanvas.com. GreatBigCanvas.com is a premium provider of canvas wall art and panoramic canvas photographs.

•	InvitationBox.com. InvitationBox.com is a premium online provider of customizable stationery products, including invitations, announcements and other products and gifts.

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CafePress content owners.    Over three million content owners, including designers, artists, small businesses, groups, clubs and organizations, use our e-commerce platform to design their own products and sell them through their own hosted e-commerce “shop.” In addition to such individual content owners, large entertainment and publishing companies also license to us materials related to their products for creation of their own “shops”, online store experiences appearing embedded in their websites but hosted by us, or for sale directly by us in our marketplaces. Examples of the types of licensed properties that are made available as content for sale printed on our products include film properties such as The Hangover Part II and The Twilight Saga™, with respect to which we may be provided with quotes, character names and images, from television properties such as American Idol®, Dexter®, The Big Bang Theory® and Grey’s Anatomy®, with respect to which we may be provided with quotes and images, and sometimes the right to sell replicas of apparel, costumes or products that have appeared on those shows, as well as entertainment publishing brands such as Snoopy® and Garfield®, with respect to which we may be provided with materials and images from their published properties.

•	Branded product manufacturers. By supplying custom design tools and manufacturing services, we enable product manufacturers such as Sigg™ and TomTom® to offer customized designs on their products.

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Other retailers.    We can enhance the online store experiences of other retailers and retail brands, such as Urban Outfitters, Inc. and philosophy brand cosmetics, by enabling them to offer their customers the ability to create customized products through our services appearing on the retailer’s website but hosted by us.

•	Distributed sales. We supply distributors and resellers with short-run and quick-turn custom printed products.

Back-end services platform

Our back-end services form a platform consisting of the following components that can be used to create unique front-end buyer and seller experiences:

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User-generated content.    Over 32 million designs have been uploaded through our platform to create over 320 million unique products available as of December 31, 2011, with an average of nearly 130,000 new image uploads added per week to our retail e-commerce websites in the year ended December 31, 2011. This constantly growing content library allows our users to find items that meet their exact, unique and expressive needs.

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Licensed fan content.    We have developed relationships with major entertainment licensors that allow users to create designs using their logos and brands. This program extends our users ability to self express and interact with popular brands in ways previously not available and allows the brands to create viral social merchandising programs, which in turn enables them to engage with their fan base.

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Design tools.    Our “what you see is what you get” design tools allow users to easily customize hundreds of items with their own images, text and other advanced features. Our tools are readily adaptable to new products.

•	Shops. Content owners sell their own custom merchandise using our turn-key shops platform, which includes hosting, payment processing, marketing services, fulfillment and customer service.

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Print/Production.    We offer users high-quality printing on over 600 product SKUs. We generally process and ship orders within three business days after a customer places an order and in many instances can ship orders within 24 hours after an order is placed. Our proprietary quality assurance systems help ensure that high-quality products are delivered to our users.

•

Fulfillment.    Our fulfillment processes aggregate thousands of orders every day, automating the workflow though our plants in an efficient, cost-effective manner, whether orders contain one product or many products and product types.

Our strategy

Our goal is to be the world’s customization platform. Key elements of our strategy to achieve this goal include the following:

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Expand customer base.    We intend to expand our customer base and continue to promote our portfolio of e-commerce websites through existing marketing channels, which include word of mouth referrals from existing customers, trade publications, catalogs, online advertising, search engine marketing and social media. In addition, we have formed and intend to enter into new complementary strategic alliances with other large e-commerce companies to expand our online distribution presence, and also intend to continue to partner with large retail outlets.

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Expand content partners.    We intend to expand our licensed content partners to increase the range of content accessible on our site and attract new users. For example, in 2010, we signed and implemented new agreements with licensors such as American Broadcasting Companies Inc. and ABC Studios, Warner Bros. and CBS Consumer Products Inc.

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Expand product partners.    We believe we can partner with branded product manufacturers to help them offer customized designs on their products. For example, in 2010, we signed and launched agreements with manufacturers such as Trek and TomTom.

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Expand product and service offerings.    We intend to continue to innovate to enable us to expand our products and services. In the past four quarters, we have expanded our merchandise selection to include products such as iPhone and iPad cases, canvas artwork and new apparel products such as pajamas. In addition we have launched new services, including the ability for sellers to create design templates, which extended buyer customization capabilities to our shops platform.

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Increase sales to existing customers.    We seek to increase both our average order size and the lifetime value we receive from a customer by increasing retention rates, up-selling and cross-selling efforts and continuing to improve and streamline our design and ordering processes. We typically realize higher average order values from existing customers compared to first time customers.

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Offer customization through additional brands.    We intend to leverage our platform by developing new brands and seeking co-branding opportunities to provide rich customer experiences along a range of industries.

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Seek acquisition and international expansion opportunities.    We intend to develop additional business opportunities through selected acquisition and international expansion, targeting customers in key geographies where Internet usage and e-commerce are widespread and targeting key verticals where we can leverage our technology and catalog of content. We currently have localized websites for the United States, Australia, Canada, Germany and the United Kingdom. Our acquisitions of Canvas On Demand and Imagekind have added talented artists and art to our content catalog, as well as enabling customers to find and create original works of art. Our recent acquisition of the e-commerce website InvitationBox.com greatly expands our online customized stationery offerings. We plan to continue to seek adjacent opportunities to expand our product offerings and customer base.

Risks related to our business

Our business is subject to various risks and uncertainties, including, but not limited to, the following:

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Fluctuations in our operating results.    Our revenues and operating results may fluctuate from period to period, which could cause our stock price to decline. Factors that may contribute to these fluctuations include, but are not limited to, major social or political events or developments resulting in a short term demand for products with related content, macroeconomic cycles and consumer spending, demand for our user-designed products and services, fluctuations in sales and marketing costs, including website traffic acquisition costs, and fluctuations in the cost of raw materials.

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Seasonality of our business.    The seasonality of our business places increased strain on our operations. A significant portion of our net revenues and operating cash flows have historically been realized during the period from November through December each year, primarily due to increased retail activity during the holiday seasons. Any disruption in, or failure to scale, our business operations during this period or any other period of peak demand could have a disproportionate effect on our operating results and our stock price could decline.

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User-generated content.    Our business model focuses on user-generated content and as a result, controversial political and social expressions appear on our site with which current or potential customers or business partners may not wish to be associated. In addition, as a service provider that prints and distributes user-generated content, we face allegations related to, and potential liability for, negligence, copyright or trademark infringement or other claims based on the nature and content of materials that we print or distribute. Additionally, because our service provides a platform for the expression of controversial ideas, our site could be the target of computer attacks or boycotts. If we lose or alienate current or potential customers or business partners due to the content on our websites, or become subject to liability, we risk damage to our brands, reputation and our business and results of operations.

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Proper functioning of our websites, systems and infrastructure.    The satisfactory performance, reliability and availability of our websites, our marketing activities, our transaction-processing systems and our network infrastructure are critical to our success. Any failure to maintain the satisfactory performance, security and integrity of our websites, systems or infrastructure could materially and adversely affect our business, reputation, financial condition and results of operations.

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Production and fulfillment operations.    A significant portion of our production, inventory management, packaging, labeling and shipping processes are performed in a single production and fulfillment center located in Louisville, Kentucky. If our production and fulfillment operations are interrupted for any significant period of time, it could damage our brands and reputation and substantially harm our business and results of operations.

For additional discussion of the risks applicable to our business, please see the discussion under the heading “Risk factors.”

Our products and services

Our websites are designed to be fun, convenient and easy to use. They enable users to purchase a wide range of merchandise, customize products using our online design tools, create and manage shops and access our design, sales and support staff.

Merchandise assortment

Users visiting one of our e-commerce websites can currently select from over 600 SKUs of merchandise to customize. Our merchandise catalog currently includes:

Online designers

Our portfolio of e-commerce websites are designed to make product customization simple and easy. Once a product has been selected, users can perform a wide range of design and editing functions including:

•	uploading their own designs and photos;

•	adding text;

•	adding stock art;

•	scaling and rotating images to ideally fit products;

•	repositioning product elements using conventional and intuitive drag-and-drop functionality;

•	changing fonts or font characteristics; and

•	changing color schemes.

Shops

Our shops platform allows users to sell and market their designed merchandise to their own communities. In addition to customizing the products that they sell, content owners may also customize the look and feel of shops through which they sell their products. We provide a variety of tools to help users market and manage their stores including basic search engine optimization, email list management and real-time sales reports.

Design, sales and customer service support

We are committed to providing a high level of customer service including phone, email and chat support. Our support centers also offer design support to help ensure that members customizing their own items receive quality finished products.

Technology

The technology required to deliver one-of-a-kind products with the speed and quality of ready-made inventory is substantial in both scope and complexity. We have invested heavily in developing significant proprietary technologies addressing each aspect of the CafePress experience including:

•

Design.    We have multiple product design tools based on user needs ranging from simple, fill-in-the-blank or upload-your-photo-here templates, to fully layered, rich editors mixing vector and raster artwork. We also offer design tools for a user to design a single product or to design over one hundred products at the same time. Our proprietary image rendering systems paint realistic virtualizations of actual products in real time. Users can design a product for sale or purchase.

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Sell.    We offer comprehensive turn-key e-commerce services. Content owners can design and manage thousands of unique products in a shop, control their own marketing descriptions and set their own retail pricing. Many aspects of the shop can be customized, including the merchandising, navigation and look and feel. Content owners can also opt to list their products for sale on our marketplace to generate additional revenues. We pay royalties to content owners in accordance with their agreements with us.

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Find.    It is typically extremely difficult to provide accurate search results and product recommendations across a vast, long tail product catalog where a majority of designs and products have little, if any, previous order history. We are constantly reinventing our sophisticated algorithms to make the best use of historical data to better predict conversion and drive our internal search, email and other marketing programs.

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Buy.    Our platform allows customers to place orders and purchase products with a few simple clicks. Once a purchase has been placed, our fully integrated platform delivers not only the order but also all of the multivariate data necessary to create and fulfill the product on a timely basis.

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Prepress.    Our content owners supply us with artwork which can be highly variable in content and consistency. We believe our pre-press technologies allow us to deliver consistent, high quality across multiple processes. Our prepress operations adjust colors to best match intended colors across multiple printing platforms, each with its own color gamut. Other prepress operations include scaling, masking, anti-aliasing and artifact removal.

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Print /Production.    We often modify and augment printers and their drivers for them to work for our mass-customization operations. We believe these proprietary modifications enable us to deliver high quality products more efficiently. Our proprietary, vertically integrated processes enable us to produce a broad range of merchandise efficiently and cost effectively. We generally process and ship orders within three business days after a customer places an order and in many instances can ship orders within 24 hours after an order is placed.

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Fulfillment.    We have invested significant resources to optimize order routing and management. Our fulfillment processes aggregate orders and route them to the most appropriate printing location based on item type and cost-efficiency, and guides and tracks products through assembly, packaging, sorting and shipment. Our proprietary quality assurance system allows for the efficient and accurate review of each individual product and its shipment.

We have designed our portfolio of e-commerce websites and manufacturing technologies to scale and accommodate future growth. We intend to continue to evaluate and potentially incorporate innovative technologies. Our technology and development expenses were $13.2 million in 2009, $14.3 million in 2010 and $12.8 million in 2011.

Sales and marketing

We employ a variety of methods to acquire consumers for our retail business beyond those who directly navigate to our websites. These programs include, but are not limited to:

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Search engine marketing.    Our search engine marketing team employs sophisticated workflow processes to actively manage and bid on over 10 million keywords per day. This process is facilitated by a proprietary in-house search marketing platform developed over many years. This platform enables us to research and categorize thousands of new keywords per month, apply multivariate testing to find optimal advertising creative content and conduct optimized bidding in a scalable fashion. Our search advertising dollars are primarily used for purchases on Google and Bing.

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Search engine optimization.    We use and continually innovate online marketing practices to generate the best results for consumers through search engine keyword searches. These practices, known as search engine optimization, may have many proprietary components but all are focused on maximizing the opportunity for consumers to find products on our site through keyword searches on sites like Google, Yahoo! and others. Among other activities, we strive to: ensure that millions of pages of our site are indexed and available for use by search engines, maintain a site structure that assists search engines in developing relevant search results for their users, and develop valuable and relevant content on our site that is useful to consumers searching for it and target popular search choices. Specifically and as an example, we have tens of millions of website pages indexed for Google and derive search traffic across tens of thousands of keywords daily. Finally, we also analyze trends in content and seasonality furthers develops search relevance for desirable products.

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Affiliate and display marketing.    Our affiliate program currently supports thousands of affiliate publishers who drive traffic and sales to our site in exchange for pre-determined commissions. We employ multiple large affiliate networks to recruit new publishers and accept new publishers into our affiliate program on a daily basis. We also conduct large scale display advertising on several advertising exchanges. These advertisements are seen millions of times per month across the Internet and serve the purpose of driving sales as well as brand awareness.

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Shopping channels.    Our shopping channel program allows us to distribute marketplace products across the Internet to most major shopping engines and marketplaces. Placement is usually provided on a revenue share or cost-per-click basis. We currently market millions of products in this manner both domestically, and internationally and we consider and form new marketing partnerships on an ongoing basis.

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Email marketing.    We seek to attract and retain customers by targeted email marketing. Our members typically receive two types of sales marketing communications: lifecycle campaigns triggered by specific activities performed by the member, or promotional campaigns typically centered around a seasonal event or holiday such as Mother’s Day or Fourth of July. Our email platform allows advanced segmentations and targeting of our members across thousands of topics and interests.

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Social media.    We manage paid or organic programs across top social media sites including Facebook and Twitter. Our paid programs allow us to micro-target users based on their interests and demographics, matching them with content and product on our sites. Our organic programs encourage visitors to share content with their friends and networks through a variety of on-site and post-purchase programs, resulting in a growing amount of referred traffic and sales.

•	Other media. We also use other vehicles for customer acquisition including trade publications, public relations, catalogs and flash deal promotions through group-buying websites.

Intellectual property

We rely primarily on a combination of patents, trade secrets, trademarks and copyrights, as well as employee and third-party confidentiality and invention agreements to safeguard our intellectual property. As of December 31, 2011, we had three issued patents, 10 patents pending in the United States and one pending in foreign jurisdictions, generally covering our unique e-commerce services or proprietary printing and decorating services and our online platform for designing and generating framed products. We continually assess appropriate occasions for seeking patent protection for those aspects of our technology, designs and methodologies and processes that we believe may ultimately provide significant competitive advantages. We regularly register copyrights covering our principal e-commerce websites.

As of December 31, 2011, we held 30 U.S. trademark registrations (some of which are registered in multiple classes), which include, among others, CAFEPRESS.COM, CAFEPRESS, the “cafe press” logo, CANVAS ON DEMAND, IMAGEKIND and INVITATIONBOX. We are in the process of registering additional trademarks supporting our business and we also claim common law trademark rights in numerous trademarks. We have registered our CAFEPRESS.COM and CAFEPRESS trademarks in numerous countries in Africa, Asia, Australia, Europe and North America.

We also rely upon certain unpatented proprietary manufacturing expertise, licensed third-party technologies, continuing technological innovation and other trade secrets to develop and maintain our competitive position. For certain of our proprietary know-how and processes, we rely on trade secret protection and confidentiality and invention agreements to safeguard our interests. We believe that many elements of our system, including technical processes, equipment and system designs, algorithms and procedures, which relate to our software controls, manufacturing process and methods of system design involve proprietary know-how, technology or data that are not covered by patents or patent applications. We have taken security measures to protect these elements. For example, all of our research and development personnel are required to enter into confidentiality and assignment of invention agreements with us. These agreements address intellectual property protection issues and require our employees to assign to us all of the inventions, designs and technologies they develop during the course of employment with us. We also require our customers and business partners to enter into non-disclosure agreements before we disclose any sensitive aspects of our technology, proprietary processes, sales data or business plans.

We are not subject to any material intellectual property claims alleging that we infringe, misappropriate or otherwise violate the intellectual property rights of others, nor have we asserted any material intellectual property infringement claims against third parties.

Competition

The market for customized products and services is large, fragmented and intensely competitive and we expect competition to increase in the future. We face competition from a wide range of companies, including the following:

•	traditional offline printing businesses;

•	e-commerce companies, including large online retailers such as Amazon.com and eBay;

•	physical and catalog retailers of personalized merchandise;

•	online providers of unique goods such as Etsy, as well as various other private companies offering customized products such as CustomInk, Spreadshirt, Threadless or Zazzle; and

•	online providers allowing users to customize goods in specific vertical markets, such as VistaPrint for small businesses and Shutterfly for photographic products.

We also indirectly compete with Internet portals and shopping search engines that are involved in e-commerce or sell products or services either directly or in collaboration with other retailers. If more companies begin selling customized products, we will face more direct and intense competition. Furthermore, to the extent that other companies are able to replicate our processes or that advances in print-on-demand technologies reduce any technological or other early mover leads we may have, our business, prospects, financial condition and results of operations could be harmed.

Some of our current and potential competitors may have significantly greater financial, marketing and other resources than us, including significant brand recognition, sales volume and customer bases. In addition, other online retailers may be acquired by, receive investment from or enter into strategic relationships with, well-established and well-financed companies or investors which would help enhance their competitive positions. Some of our competitors may be able to secure goods and raw materials from suppliers on more favorable terms, devote greater resources to marketing activities and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to website and system development than us. Increased competition may reduce our operating margins, market share and brand recognition, or force us to incur losses. We may not be able to compete successfully against current and future competitors, and competitive pressures may harm our business, prospects, financial condition and results of operations.

We believe the principal competitive factors in our industry include:

•	favorable brand recognition and trust;

•	technological expertise;

•	quality, breadth and type of the products sold and services offered;

•	ability to source products efficiently and cost effectively;

•	ease of use and convenience;

•	ability to anticipate and quickly adapt to changing customer demands and customer service needs;

•	ability to recruit talent;

•	competitive pricing; and

•	effective marketing.

We believe that we compete favorably with respect to each of these factors.

Government regulation

The legal environment of the Internet is evolving rapidly in the United States and elsewhere. The manner in which existing laws and regulations will be applied to the Internet in general, and how they will relate to our business in particular, are often unclear in many cases. For example, we often cannot be certain how existing laws will apply in the e-commerce and online context, including with respect to such topics as privacy, defamation, pricing, credit card fraud, advertising, taxation, sweepstakes, promotions, content regulation, quality of products and services and intellectual property ownership and infringement.

The nature of our user-generated content business model presents legal challenges to our business and operations. Our content usage policies and policies surrounding infringement of intellectual property rights or the rights of third parties, such as rights of privacy and publicity, play a key role in our business operations and the systems and practices that support them are particularly important to our business, operations and reputation. Both in the United States and internationally, we must monitor and comply with a host of legal concerns regarding the content-based nature of our business. As an e-commerce platform, the scope of liability for third-party content uploaded to our site for sale on printed products requires analysis of varying definitions of political speech, hate speech, defamation, pornography, profanity and obscenity, among other speech-related concerns. We likewise must monitor our e-commerce platform for potential and alleged intellectual property infringement and violation of rights of privacy and publicity that can vary widely between countries and regions, and, accordingly, we frequently must navigate the legal and regulatory schemes of numerous countries outside the United States. Our ability to employ processes to quickly remove infringing or offending content from our automated upload website is an important tool in protecting us from exposure for the potentially infringing activities of our users worldwide.

Numerous laws and regulatory schemes have been adopted at the national and state level in the United States, and in some cases internationally, have a direct impact on our business and operations. These laws include the following:

•

The Copyright Act of 1976 and all of the statutes and regulations associated with and enforced by the United States Patent and Trademark Office which protect the rights of third parties from infringement by users of our service. We maintain an automated service whereby users can upload any content they designate for use in creating customized products, but we likewise maintain content usage policies that prohibit intellectual property rights infringement or infringement of the rights of others, including rights of privacy and publicity. We maintain an active Intellectual Property Rights policy support operation which responds to take-down requests for third-party intellectual property that might appear on our sites despite policies forbidding the practice. As our business expands to other countries, we must respond to regional and country-specific intellectual property considerations, including take down and cease and desist notices in foreign languages and we must build infrastructure to support these processes.

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The Digital Millennium Copyright Act, which provides relief for claims of circumvention of copyright protected technologies but includes a safe harbor intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others.

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The CAN-SPAM Act of 2003 and similar laws adopted by a number of states, which regulate unsolicited commercial e-mails, create criminal penalties for unmarked sexually-oriented material and e-mails containing fraudulent headers and control other abusive online marketing practices. Similarly, the guidelines of the Federal Trade Commission imposes responsibilities upon us for communications with respect to consumers and imposes fines and liability for failure to comply with rules with respective advertising or marketing practices they may deem misleading or deceptive. Similarly, the European Union, or the E.U., also maintains standards and regulations with respect to communications with consumers that we must comply with as we expand our marketing practices into those countries.

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Numerous product safety and environmental regulations that apply to the manufacture, sale and distribution of products and that apply to our products and services to varying degrees based on the individual types of products sold through our portfolio of e-commerce websites and the inks used in our decorating processes. These regulations include, without limitation, the Consumer Product Safety Act, The Fair Packaging and Labeling Act, the Federal Food, Drug and Cosmetic Act, California Proposition 65, the California Transparency in Supply Chains Act of 2010, as well as a number of other federal and state product safety and environmental regulatory schemes. Product safety regulations applicable to the E.U. in particular, where the majority of our international sales is currently shipped, are often more stringent than those in the United States and we therefore must evaluate and test applicable products to E.U. standards with respect to products intended for distribution in those markets.

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The Credit Card Accountability Responsibility and Disclosure Act of 2009 (CARD Act) and other state laws and regulations that relate to credit card and gift certificate use fairness, including expiration dates and fees, as well as state laws surrounding escheat and abandonment of unclaimed property.

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In the United States and internationally, we must evaluate tax liabilities from transactions on our portfolio of e-commerce websites and maintain finance infrastructure to support the collection and remittance of applicable sales taxes. In the United States, sales tax nexus issues with respect to Internet sales to consumers in states where we do not have a physical presence, which create potential nexus through affiliate program marketing activities and other nascent efforts to imply tax nexus on royalties payable on content licenses. This continues to be an area of great uncertainty and legal scrutiny both on a federal and state level, with over 27 states evaluating or imposing new legislation on various e-commerce activities or engaging in lawsuits with e-retailers. In Europe, we must comply with regulations with respect to customs, duties and V.A.T. as they apply to our business, sometimes on a country-by-country basis, which requires complex tracking and remittance processes.

•	The Communications Decency Act of 1996, which gives statutory protection to online service providers for claims against interactive computer services providers who distribute third-party content.

•

The Children’s Online Privacy Protection Act of 1998, which restricts the distribution of certain materials deemed harmful to children and imposes additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

•

Data privacy and security with respect to the collection of personally identifiable consumer information continues to be a focus of worldwide legislation and compliance review. Examples include statutes adopted by the State of California that require online services to report certain breaches of the security of personal data, and to report to California customers when their personal data might be disclosed to direct marketers. In the E.U., where U.S. companies must meet certain privacy and security standards, the Data Protection Directive requires comprehensive information privacy and security protections for consumers with respect to certain information collected about them. Compliance levels include disclosures, consents, transfer restrictions, notice and access provisions for which we may in the future need to build further infrastructure to further support.

We expect and plan for new laws and regulations to be adopted over time that will be directly applicable to the Internet and to our activities. Any existing or new legislation applicable to our business could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations and potential penalties or fees for non-compliance, and could negatively impact the growth in the use of the Internet in general and our services in particular. We may also run the risk of retroactive application of new laws to our business practices that could result in liability or losses. As we continue to expand further into international territories, we expect the above-noted regulatory issues to also apply to such expansion as well as new issues to arise. Although we cannot presently anticipate all of the laws and regulations that might be applicable in new countries that we enter, we expect that legal issues applicable to our business in those countries will continue to arise as we assess and evaluate the scope of our operations in such countries.

We post on our website our privacy policies and practices concerning the use and disclosure of user data. Any failure by us to comply with our posted privacy policies, Federal Trade Commission requirements or other privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies that could potentially harm our business, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the United States Congress and various state legislative bodies regarding privacy issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in user registrations and revenues. These decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize our services.

Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to change previous regulatory schemes or choose to regulate its transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future. Any such developments could harm our business, operating results and financial condition. We may be subject to legal liability for our online services. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the

United States and abroad. Due to the unique nature of our content-rich automated upload service, claims are frequently alleged or asserted against us for trademark and copyright infringement and violation of rights of publicity to which we rapidly and expeditiously respond. We maintain content usage review systems that, through a combination of manual and automated blocks, monitor potentially infringing content of which we become aware. Nevertheless, claims may continue to be brought and threatened against us for negligence, copyright or trademark infringement, or other theories based on the nature and content of information, its origin and its distribution and there is no guarantee that we will be able to resolve any such claims quickly and without damage to us, our business model, our reputation or our operations.

Employees

As of December 31, 2011, we had 523 full-time employees, including 319 in production and operations, 69 in engineering, 97 in sales and marketing and 38 in general and administrative. None of our employees are represented by labor unions or covered by a collective bargaining agreement. We consider relations with our employees to be good and have never experienced a work stoppage.

Facilities

As of December 31, 2011, our properties consist of the following locations:

Principal use	Location	Square footage	Lease expiration

Corporate Headquarters	San Mateo, California	42,000	March 31, 2013
Production Facilities	Louisville, Kentucky	146,000	July 31, 2017
Production Facilities	Raleigh, North Carolina	55,000	December 31, 2015
Production Facilities	Cary, North Carolina	6,292	April 30, 2012
Production Facilities	Portland, Oregon	2,400	May 31, 2013

Production facilities in Louisville, Kentucky

We believe that current facilities are sufficient to meet our needs for the foreseeable future and should additional space be needed, such space can be leased on commercially reasonable terms to accommodate any future growth.

Legal proceedings

We may be subject to lawsuits, claims and proceedings incident to the ordinary course of business, particularly with respect to content that appears on our website. We are not currently a party to any legal proceedings outside the ordinary course of business. Nevertheless, litigation is inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of legal resources, management time and result in the diversion of significant operational resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty.

Management

Executive officers and directors

The following table shows information about our executive officers and directors, and their ages as of December 31, 2011:

Name	Age	Position(s)

Bob Marino	48	Chief Executive Officer and Director
Monica N. Johnson	48	Chief Financial Officer
Tom Lotrecchiano	51	Senior Vice President
Abdul Popal	39	Senior Vice President of Business and Corporate Development
Joe Schmidt	40	Senior Vice President
Fred E. Durham III	40	Co-Founder, Strategic Research Director and Director
Brad W. Buss(1)(3)	47	Director
Patrick J. Connolly(2)(3)	65	Director
Douglas M. Leone(1)(2)	54	Director
Michael Dearing(1)	43	Director

(1)	Member of our audit committee

(2)	Member of our compensation committee

(3)	Member of our nominating and corporate governance committee

Bob Marino has served as Chief Executive Officer and as a member of our board of directors since April 2011. Mr. Marino joined us in August 2005 and previously served as our President from December 2010 to April 2011. Prior to that, he also served as our Chief Operating Officer, as well as Vice President, Operations starting in August 2005. From December 2003 to May 2005, Mr. Marino served as President and Chief Executive Officer of Cuisine Innovations, LLP, a manufacturer of hors d’oeuvres in North America. From February 1999 to November 2003, he served as Vice President and General Manager of various divisions of Tyson Foods, Inc., a food production company. Mr. Marino received a B.S. degree from the University of Minnesota and an M.B.A. from Rider University.

Mr. Marino’s experiences and perspectives as our Chief Executive Officer and his past experience in operations and management led to the conclusion that he should serve on our board of directors.

Monica N. Johnson has served as our Chief Financial Officer since December 2005 and previously served as a consultant starting in October 2005. From June 2002 to October 2005, Ms. Johnson served as Chief Financial Officer of ARC International plc, a semiconductor IP company, and from October 1999 to August 2001 she served as Vice President, Finance at Webvan Group, Inc., an online credit and delivery grocery business. Prior to that, she held a variety of positions at Hewlett-Packard Company, a technology company. Ms. Johnson received a B.A. in economics from the University of California at Berkeley and an M.B.A. from Cornell University.

Tom Lotrecchiano has served as a Senior Vice President since April 2011. Prior to that, he served as our Vice President of Art from September 2010 to April 2011. From August 2003 to September 2010, Mr. Lotrecchiano served as Chief Executive Officer and co-founder of Canvas On Demand, LLC, an online canvas retailer which we acquired in September 2010. From March 2001 to March 2003 he served as Vice President of Marketing and Merchandising of Art.com Inc., an online art company. Mr. Lotrecchiano received a B.S. in printing management from Rochester Institute of Technology.

Abdul Popal has served as our Senior Vice President of Business Development and Corporate Development since April 2011 and previously served as our Vice President of Business Development and General Manager of Seller Business from January 2010 to March 2011. Prior to that, he served as our Vice President of Business Development and Operations from October 2007 to December 2009 and as our Vice President of Operations from June 2001 to September 2007. Mr. Popal received a B.S. in finance and marketing from the School of Business and Economics, California State University—Hayward and an M.B.A. from the School of Business and Economics, California State University—Hayward.

Joe Schmidt has served as a Senior Vice President since April 2011. Prior to that, he served as our Vice President and General Manager of Art from September 2010 to April 2011. From August 2003 to September 2010, Mr. Schmidt served as President and co-founder of Canvas On Demand, LLC, an online photo on canvas retailer which we acquired in September 2010. From October 2001 to March 2003, he served as Director of Sales and Marketing of Art.com Inc., an online art company. Mr. Schmidt received a B.S. in entrepreneurship from Ball State University and an M.B.A. from Boston College.

Fred E. Durham III is a Co-Founder and Director, and from April 2011 through December 2011, was our Chief Product Officer. He now serves as our Strategic Research Director. Mr. Durham has served as a member of our board of directors since August 1999 and from August 1999 to April 2011 he served as our Chief Executive Officer. Mr. Durham received a B.A. in political science from Northwestern University.

Mr. Durham’s extensive experience in the e-commerce industry and with CafePress as a company co-founder and prior Chief Executive Officer provides valuable insight for the members of our board of directors.

Brad W. Buss has served as a member of our board of directors since October 2007, and since August 2005 has been the Executive Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor Corporation (NASDAQ: CY), a semiconductor design and manufacturing company. Prior to joining Cypress, Mr. Buss served as Vice President of Finance at Altera Corp. a semiconductor design and manufacturing company, from March 2000 to March 2001 and from October 2001 to August 2005. From March 2001 to October 2001, Mr. Buss served as the Chief Financial Officer of Zaffire, Inc., a developer and manufacturer of optical networking equipment, and has served on the board of directors of, and as chairman of the audit committee of, Tesla Motors, Inc. (NASDAQ: TSLA), a designer and manufacturer of electric vehicles, since November 2009. Mr. Buss received a B.A. degree majoring in economics from McMaster University and an honors business administration degree, majoring in finance and accounting, from the University of Windsor.

Mr. Buss’s executive experience and financial and accounting expertise with private companies and large public companies provides valuable insight for the members of our board of directors.

Patrick J. Connolly has served as a member of our board of directors since October 2007. Mr. Connolly has held various positions in direct marketing and e-commerce at Williams-Sonoma, Inc., a specialty retailer of home furnishings and gourmet cookware, since 1979. Mr. Connolly has served as the Executive Vice President and Chief Marketing Officer of Williams-Sonoma since 2000. Mr. Connolly has served on the board of directors of Williams-Sonoma (NYSE: WSM) since 1983 and has served on the board of directors for the Direct Marketing Association and on the Management Board of the Stanford Graduate School of Business. Mr. Connolly received a B.S. in mechanical engineering from Oregon State University and an M.B.A. from Stanford University.

Mr. Connolly’s extensive marketing experience and experience in the direct-to-consumer retail and e-commerce industry provides valuable insight into our industry.

Douglas M. Leone has served as a member of our board of directors since January, 2005. Mr. Leone has been at Sequoia Capital, L.P., a venture capital firm, since July 1988 and has been a general partner since 1993. Mr. Leone serves on the board of directors of Aruba Networks, Inc. (NASDAQ: ARUN), a provider of wireless LAN switching systems. Mr. Leone received a B.S. in mechanical engineering from Cornell University, an M.S. in industrial engineering from Columbia University and an M.S. in management from the Massachusetts Institute of Technology.

Mr. Leone’s investment experience in the Internet and communications industries provides valuable insight for the members of our board of directors.

Michael Dearing has served as a member of our board of directors since July 2011. Since August 2006, Mr. Dearing has been a Consulting Associate Professor at the Institute of Design at Stanford and has been with Harrison Metal Capital, an early-stage venture capital firm, since he founded the firm in March 2008. From January 2000 until June 2006, Mr. Dearing held various leadership positions at eBay Inc. (NASDAQ: EBAY), an online auction and shopping website, including Senior Vice President and General Merchandise Manager. Mr. Dearing received an A.B. degree in economics from Brown University and an M.B.A. from Harvard Business School.

Mr. Dearing’s marketing experience and his experience in the online retail industry provides valuable insight for our board of directors.

Board of directors structure

We currently have six directors on our board of directors. Upon the completion of this offering, our bylaws will provide for a board of directors consisting of not fewer than five nor more than eight members. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can be filled by resolution of our board of directors. Upon the completion of this offering, our board of directors will be divided into three classes, each serving staggered, three-year terms:

•	Our Class I directors will be Fred E. Durham III and Patrick J. Connolly and their terms will expire at the first annual meeting of stockholders following the date of this prospectus;

•	Our Class II directors will be Brad W. Buss and Douglas M. Leone and their terms will expire at the second annual meeting of stockholders following the date of this prospectus; and

•	Our Class III directors will be Bob Marino and Michael Dearing and their terms will expire at the third annual meeting of stockholders following the date of this prospectus.

As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. This classification of our board of directors may delay or prevent a change of control of CafePress.

Corporate governance

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of NASDAQ. After this offering, our board of directors will continue to evaluate our corporate governance principles and policies.

Our board of directors also has adopted a code of business conduct that applies to each of our directors, officers and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	giving and accepting gifts;

•	compensation or reimbursement to customers;

•	protection and proper use of company assets; and

•	payments to government personnel and political contributions.

Our board of directors also has adopted a code of ethics for senior financial officers applicable to our Chief Executive Officer, Chief Financial Officer, controller and other key management employees addressing ethical issues. Upon completion of this offering, the code of business conduct and the code of ethics will each be posted on our website. The code of business conduct and the code of ethics can only be amended by the approval of a majority of our board of directors. Any waiver to the code of business conduct for an executive officer or director or any waiver of the code of ethics may only be granted by our board of directors or our nominating and corporate governance committee and must be timely disclosed as required by applicable law. We also have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

Director independence

In June and August of 2011, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Brad W. Buss, Patrick J. Connolly, Michael Dearing and Douglas M. Leone, representing a majority of our directors, are “independent directors” as defined under the rules of NASDAQ. Douglas M. Leone currently beneficially owns approximately 20% of our common stock, which consists of shares held by the Sequoia Capital Funds listed in “Principal and selling stockholders”, each of which is a venture fund. Our board of directors considered Mr. Leone’s beneficial stock ownership in its determination that he qualifies as an independent director as defined under the rules of NASDAQ. In determining that Mr. Leone qualifies as an “independent” director, our board of directors made an affirmative determination that Mr. Leone did not have any other material relationship with us, other than in his capacity as a director and stockholder. Our board of directors specifically considered the beneficial ownership of common stock deemed held by Mr. Leone and determined that such beneficial ownership would not impact his ability to exercise independent judgment as a director or his overall independence from management, notwithstanding such beneficial ownership. In addition, within one year of our listing on the NASDAQ Global Select Market, our audit committee will be comprised of at least three directors, all of whom will meet the independence and other criteria under the Sarbanes-Oxley Act of 2002 and the rules and regulations of NASDAQ and the SEC.

Lead director

Our board of directors has established certain corporate governance principles in connection with this offering. Our board of directors determined as part of our corporate governance principles that one of our independent directors should serve as a lead director at any time when the title of chairman is held by an employee director or there is no current chairman. Our board of directors has determined that Douglas M. Leone qualifies as an independent director under the rules of NASDAQ. Accordingly, our board of directors has appointed Mr. Leone as our lead independent director. Mr. Leone will, among other responsibilities, preside over periodic meetings of our independent directors and oversee the function of our board of directors and committees.

Role of the board of directors in risk oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various board of directors standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also has the responsibility to issue guidelines and policies to govern the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and oversee the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Board of directors committees

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. We believe that the composition of our compensation and nominating and corporate governance committees meets the criteria for independence under, and the functioning of these committees complies with, the applicable requirements of the Sarbanes-Oxley Act of 2002, the current rules of NASDAQ and SEC rules and regulations. In addition, within one year of our listing on the NASDAQ Global Select Market, our audit committee will be comprised of at least three directors, all of whom will meet the independence and other criteria under the Sarbanes-Oxley Act of 2002 and the rules and regulations of NASDAQ and the SEC. We intend to comply with future requirements as they become applicable to us. Each committee has the composition and responsibilities described below.

Audit committee

Brad W. Buss, Michael Dearing and Douglas M. Leone serve on our audit committee. Mr. Buss is chairperson of this committee. Our board of directors has determined that Mr. Buss is an audit committee financial expert, as defined by the rules promulgated by the SEC. Our audit committee assists our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, and is directly responsible for approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. Our audit committee also oversees the audit efforts of our independent registered public accounting firm and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. Our audit committee is also responsible for monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

In addition, our board of directors considered Brad W. Buss’s services on the audit committee of other corporate boards of directors. Mr. Buss serves as a member of our audit committee. He also serves as the chairman of the audit committee of Tesla Motors, Inc., a publicly-traded company. Pursuant to the terms of the audit committee charter and the regulations of NASDAQ, our board of directors has determined that Mr. Buss’s simultaneous service on multiple audit committees would not impair his ability to effectively serve on our audit committee.

As discussed above, the composition of our audit committee will comply with the applicable independence criteria, including under SEC rules and regulations within one year of our listing on the NASDAQ Global Select Market as permitted under the transition rules of the SEC and NASDAQ. As a result, in light of Mr. Leone’s deemed beneficial ownership of our common stock, we intend to identify and appoint at least one additional director who meets the applicable independence criteria to replace Mr. Leone on our audit committee within the one year transition period.

Compensation committee

Douglas M. Leone and Patrick J. Connolly serve on our compensation committee. Mr. Leone is chairperson of this committee. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Our compensation committee assists our board of directors in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. Our compensation committee reviews and makes recommendations to our board of directors with respect to our major compensation plans, policies and programs. In addition, our compensation committee reviews and makes recommendations for approval by the independent members of our board of directors regarding the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers and administers our stock option plans.

Nominating and corporate governance committee

Brad W. Buss and Patrick J. Connolly serve on our nominating and corporate governance committee. Mr. Connolly is chairperson of this committee. Our nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, our nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines, and reporting and making recommendations to our board of directors concerning corporate governance matters.

Compensation committee interlocks and insider participation

In 2011, Mr. Leone and Philip J. Monego, Sr. served as the members of our compensation committee until June 2011, and thereafter Mr. Leone and Patrick J. Connolly served as the members of the committee. None of the members of our compensation committee is or has in the past served as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Compensation of directors

Currently, our directors do not receive any cash compensation for their services, but in 2011, certain of our non-employee directors received an option to purchase shares of our common stock pursuant to our 2004 Stock Plan. See “2011 director compensation.”

Following completion of this offering, our non-employee directors will receive an annual retainer of $30,000, prorated for partial service in any year and paid in cash or restricted stock units at the election of our board of directors. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chairpersons of those committees, will receive an additional annual retainer of $10,000, $5,750 and $2,500, respectively. The chairpersons of our audit committee, compensation committee and nominating and corporate governance committee will each receive an additional annual retainer of $22,000, $10,000 and $7,500, respectively and the individual acting as Lead Director shall receive an additional $10,000 annually. For 2012, we currently anticipate that all retainers paid to our non-employee directors will be in the form of restricted stock units granted under our 2012 Stock Incentive Plan. Stock units granted in lieu of cash retainers give each non-employee director the right to acquire a number of shares of our common stock equal to the prorated amount of the director’s aggregate retainer divided by (i) the price at which one share of our common stock is offered to the public in this offering, if the grant is on the date of this offering, or (ii) the fair market value of one share of our common stock on the date of the director’s appointment, as determined under the 2012 Stock Incentive Plan, if the director’s appointment is after the date of this offering, in each case rounded down to the nearest number. Stock units granted in lieu of the cash retainers for 2012 will accrue ratably between the date of grant and December 31, 2012, and will be settled quarterly in arrears. For 2013 and later years, retainers shall be paid to our non-employee directors in the same manner, unless otherwise determined by our board of directors.

Nondiscretionary, automatic grants of nonstatutory stock options will be made to outside directors. Any outside director who first joins our board of directors on or after the effective date of our 2012 Stock Incentive Plan, will be automatically granted an initial nonstatutory option, upon first becoming a member of our board of directors, to purchase a number of shares of our common stock equal to the quotient of $140,000 divided by the fair value of an option to acquire one share of our common stock as of the date of grant, as determined by our compensation committee, based upon the valuation method we use for our financial reporting. Mr. Leone will be treated as joining our board of directors on the date of the offering for this purpose. The initial option will vest and become exercisable over four years such that 1/4th of the shares subject to the option shall vest and become exercisable on the first anniversary of the date of grant and the remaining 3/4th shall vest and become exercisable over a three-year period in equal monthly installments. The initial option will become fully vested if the director is not re-elected after standing for re-election at the end of his or her term. On the first business day after each of our regularly scheduled annual meetings of stockholders, each outside director will be automatically granted an option to purchase a number of shares of our common stock equal to the quotient of $70,000 divided by the fair value of an option to acquire one share of our common stock as of the date of grant, as determined by our compensation committee, based on the valuation method we use for our financial reporting, provided that the outside director has served on our board of directors for at least six months. Each annual option will vest and become exercisable on the first anniversary of the date of grant, or immediately prior to the next regular annual meeting of the company’s stockholders following the date of grant if the meeting occurs prior to the first anniversary date. The options granted to outside directors will have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and will become fully vested if we are subject to a change of control. In addition, such options will terminate on the earlier of (a) the day before the 10th anniversary of the date of grant or (b) the date 12 months after the termination of the outside director’s termination of service for any reason. See “Employee benefit plans—2012 Stock Incentive Plan.”

2011 director compensation

We did not pay our directors any cash compensation in 2011 in return for their service as directors, but certain of our non-employee directors received an option to purchase shares of our common stock pursuant to our 2004 Stock Plan.

Currently each of our non-employee directors is granted an option to purchase 20,000 shares of our common stock when they first join our board of directors, and each is granted an option to purchase 5,000 shares of our common stock annually. The chairperson of our audit committee is granted an additional option to purchase 5,000 shares of our common stock upon being designated chairman of the audit committee, and is granted an additional option to purchase 1,250 shares of common stock annually. The chairperson of our compensation committee is granted an additional option to purchase 2,500 shares of our common stock upon being designated chairman of the compensation committee, and is granted an additional option to purchase 625 shares of common stock annually. We arrived at the amounts we determined to award in the form of equity compensation in 2011 to our directors after considering the size of the option pool, the contributions of the directors and the information provided to us by Radford regarding director grants made by companies in our peer group as further described in “Executive compensation—Compensation discussion and analysis—Compensation decisions and the role of the compensation committee.” Although it has been our historical practice to set the director grants near the median of our peer group, our compensation committee selected these grant numbers after considering all the factors mentioned above. Additionally, we did not make a director grant to Mr. Leone because of his affiliation with the Sequoia Capital Funds which hold 100% of the Series B preferred stock of CafePress and which currently has the sole authority to designate the individual who fills that director seat.

The following table sets forth the compensation paid or accrued by us to our directors in 2011, but excludes Fred E. Durham III who was a director and an executive officer in 2011 and who did not receive any additional compensation from us for his role as a director.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)(2)	Total ($)

Brad W. Buss	—	38,898	38,898
Patrick J. Connolly	—	31,118	31,118
Michael Dearing	—	227,483	227,483
Douglas M. Leone	—	—	—
Jeffrey Jordan(3)	—	31,118	31,118
Philip J. Monego, Sr.(4)	—	35,008	35,008

(1)	Amounts listed in this column represent the aggregate fair value of the awards computed as of the grant date of each award in accordance with Financial Accounting Standard Board Accounting Standards Codification No. 718, Compensation-Stock Compensation, or FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth above in “Management’s discussion and analysis of financial condition and results of operations—Critical accounting policies—Stock-based compensation.” There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with FASB ASC Topic 718.

(2)	Please see the outstanding equity awards table below for the details of the option granted.

(3)	Mr. Jordan resigned from our board of directors in May 2011.

(4)	Mr. Monego resigned from our board of directors in June 2011.

The following table lists all outstanding equity awards held by non-employee directors as of the end of December 31, 2011:

Name(1)	Option grant date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price(2) ($/sh)	Option expiration date

Brad W. Buss	02/10/11	1,302	4,948	12.70	02/10/18
	03/01/10	2,864	3,386	11.50	03/01/17
	06/08/09	12,916	7,084	11.60	06/08/16
	06/08/09	3,229	1,771	11.60	06/08/16
	02/11/09	4,427	1,823	11.20	02/11/16
Patrick J. Connolly	02/10/11	1,041	3,959	12.70	02/10/18
	03/01/10	2,291	2,709	11.50	03/01/17
	06/08/09	12,916	7,084	11.60	06/08/16
	02/11/09	3,541	1,459	11.20	02/11/16
Michael Dearing	08/04/11	2,083	22,917	18.80	08/04/18

(1)	Messrs. Leone, Jordan and Monego did not hold any outstanding options as of the end of December 31, 2011.

(2)	The grant date fair value of the common stock underlying these option awards was equal to the option exercise price on the date the stock options were granted.

Executive compensation

The following discussion and analysis of compensation arrangements of our named executive officers for 2011 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Compensation discussion and analysis

Executive summary

This compensation discussion and analysis discusses the compensation programs, policies and decisions relating to our principal executive officer, principal financial officer and our other named executive officers as determined by the rules of the SEC. Our named executive officers and their current positions are:

Name	Position

Bob Marino	Chief Executive Officer (Principal Executive Officer)
Monica N. Johnson	Chief Financial Officer (Principal Financial Officer)
Tom Lotrecchiano	Senior Vice President
Abdul Popal	Senior Vice President of Business and Corporate Development
Joe Schmidt	Senior Vice President
Fred E. Durham III	Strategic Research Director

Mr. Marino served as our President and Chief Operating Officer until April 2011, when he was appointed as our Chief Executive Officer. Mr. Durham served as our Chief Executive Officer until April 2011.

Recommendations for executive compensation are made by our compensation committee and approved by our board of directors, except that compensation recommendations for our Chief Executive Officer are approved by the non-employee members of our board of directors. The primary components of compensation for our named executive officers were base salary, cash incentive compensation and equity-based compensation. We do not have a policy on the division of compensation between the primary components.

Objectives of the executive compensation program

We recognize that our success is in large part dependent on our ability to attract and retain talented employees. We endeavor to create and maintain compensation programs based on performance, teamwork and rapid progress and to align the interests of our executive officers and stockholders. The principles and objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

•	attract, motivate and retain highly-talented individuals who are incentivized to achieve our strategic goals;

•	closely align compensation with our business and financial objectives and the long-term interests of our stockholders;

•	motivate and reward individuals whose skills and performance promote our continued success; and

•	offer total compensation that is fair.

Our compensation committee expects to:

•	refine and modify our compensation programs to further reflect the competitive market for executive talent and our changing business needs as a public company;

•	use individual and corporate performance goals to tie the compensation of our executive officers to our financial performance and creation of stockholder value;

•	use equity-based award programs to continue the long-term connection with stockholder value and executive compensation; and

•	structure our executive compensation program so as not to incentivize unnecessary risk-taking.

Compensation decisions and the role of the compensation committee

The compensation committee of our board of directors is currently comprised of two independent, non-employee directors, Douglas M. Leone and Patrick J. Connolly. Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to the full board of directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer and Chief Financial Officer make recommendations to our compensation committee, attend committee meetings and are involved in the determination of compensation for our executive officers, provided, however, that neither our Chief Executive Officer nor our Chief Financial Officer makes recommendations as to his or her own compensation. Our Chief Executive Officer and Chief Financial Officer make recommendations to our compensation committee regarding short- and long-term compensation for our executive officers based on our results, an individual executive officer’s contribution toward these results and performance toward goal achievement. Our compensation committee then reviews the recommendations and other data and makes recommendations to our board of directors as to each executive officer’s total compensation, as well as each individual compensation component. Our compensation committee’s recommendations regarding executive compensation are based on the compensation committee’s assessment of the performance of our company and each individual executive officer, as well as other factors, such as prevailing industry trends. Our board of directors (or the independent members regarding chief executive officer compensation) makes the final decisions regarding executive compensation.

In preparing recommendations and making decisions on salaries, bonuses and equity in 2011, management and our compensation committee retained the services of Radford Surveys + Consulting, or Radford, to provide the following services:

•	assess and provide recommendations with respect to the list of peer companies against which we benchmark our executive compensation;

•	brief our compensation committee on current compensation market trends; and

•	assist our compensation committee in developing a competitive executive compensation program to reinforce our long-term strategic goals.

Specifically, we relied on Radford to provide compensation surveys, including the Radford Global High Technology Survey and the Dow Jones Financial Services Compensation Pro Database, that would assist our compensation committee in setting executive compensation. These surveys focused on companies meeting the following criteria: (a) they operate in a similar industry as the company and (b) they are of roughly similar size (as measured by revenues) as the company. For fiscal 2011, our compensation committee considered the following peer group companies:

Blue Nile, Inc.	Liquidity Services, Inc.	ReachLocal, Inc.	U.S. Auto Parts Network, Inc.	Zillow, Inc.
eHealthInsurance Services, Inc.	LoopNet, Inc.	TechTarget, Inc.	Vitacost.com, Inc.	ZipRealty, Inc.
Infospace, Inc.	Move, Inc.	Travelzoo Inc.	XO Group Inc.

Peer group data is gathered with respect to base salary, bonus targets and equity awards.

Radford did not provide us with any services other than those described in this prospectus. Additionally, while we relied on Radford to provide recommendations with respect to the list of peer companies discussed above, we did not rely on them to make specific findings or recommendations as to our executive compensation program, including with respect to the compensation components for specific individuals or the amount or form of executive and director compensation. Rather, the compensation committee considered the information provided by Radford, along with other factors as discussed below, in preparing its recommendations.

To understand our position relative to market, it has been our historical practice to consider the market for comparable positions on an annual basis to ensure executive compensation remains competitive. As such, our compensation committee generally sets our executive compensation near the median of our peer group, however, it also considers other factors such an individual’s length of service, performance and experiences, which can result in recommendations outside the median range for all components of compensation (base salary, cash bonuses and equity. The factors that led our compensation committee to determine that setting our executive compensation near the median range was appropriate include the desire for CafePress to remain competitive relative to the companies against which it may compete for executives and the desire to motivate and reward individuals at appropriate levels. Going forward, our compensation committee intends to continue the practice of setting our executive compensation program at the median of our peer group. However, it also intends to periodically reevaluate this practice to ensure that our compensation program remains competitive and aligned with our objectives.

Elements of executive compensation

Overview

The table below identifies the principal components of our executive compensation program, the factors material to our compensation committee in setting each component in 2011 and the objectives each component is designed to achieve.

Compensation component	Material factors in determining 2011 amounts	Objective

Base salary	• Position and responsibilities • Seniority • Individual performance • Company financial performance • Ease or difficulty of replacing such individual	Provide financing stability, predictability and security of compensation

Cash incentive compensation	• Achievement of financial milestones • Achievement of performance milestones • Company performance • Pay equity	Incentivize our executive officers in the achievement of pre-determined financial and performance objectives and sharing the success of the company with those who most significantly contributed to it.

Equity-based compensation

•  Position and responsibilities

•  Importance of that individual to the organization

•  Individual performance

•  Company financial performance

•  Ease or difficulty of replacing such individual

•  Historical grant practices

Incentivize and retain executive officers through the use of time-based vesting while tying our long-term financial performance and stockholder value creation to the executive officer’s financial gain.

We also provide our executive officers with other benefits, including change of control severance benefits, the ability to participate in employee benefit plans on the same terms as all other eligible employees, and certain other elements as discussed below. While we do not have a specific formula for allocating cash and non-cash compensation, we try to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation.

Base salary

Each named executive officer entered into an at-will employment agreement or offer letter with us at the time of his or her initial hire that provides for his or her initial base salary. Our board of directors reviews the base salaries annually.

The effective base salary for each of our named executive officers for 2011 was:

Name	Base salary ($)

Bob Marino	293,723
Monica N. Johnson	263,145
Tom Lotrecchiano	182,692
Abdul Popal	226,304
Joe Schmidt	182,692
Fred E. Durham III	265,909

Additionally, in February 2012 our compensation committee recommended and our board of directors approved a base salary of $400,000 for Mr. Marino for fiscal year 2012. In recommending these amounts, the compensation committee considered the amount of time Mr. Marino had served as an officer of the company and the base salaries paid to comparable officers in our peer group of companies.

2010 Cash incentive compensation

In May 2010, our board of directors adopted our 2010 cash bonus plan, under which we provide our executive officers with annual variable pay incentives in the form of individual incentive plan awards designed to reward attainment of specified performance goals. Performance goals may be designed to link the relevant executive officer’s compensation to our performance and may also be individually tailored for each officer to reward results in the areas where that officer can influence results. Our compensation committee makes recommendations to the independent members of our board of directors regarding the administration of the cash bonus plan, including officer eligibility, the terms and conditions of each annual individual incentive plan award and the attainment of performance goals after considering the Company’s past performance, projected results and the bonus programs of its peer group companies. Our board of directors administers the cash bonus plan and has the authority to determine officer eligibility, the terms and conditions of each annual individual incentive plan award and the attainment of performance goals. In 2010 our cash bonus plan awards were based on our achievement of revenue and operating profit targets.

For 2010, our executive officers were eligible for a bonus of up to 25% of such officer’s average annual base salary. Half of that bonus amount was contingent upon our achievement of revenue targets, and the other half was contingent upon our achievement of profit targets as measured by non-GAAP operating income. In 2010, the revenue target was $120.0 million and the profit target was $11.1 million in non-GAAP operating income. The bonus amounts were payable in three installments. The first 25% of the bonus amount (or 6.25% of such officer’s average annual base salary amount) was payable based on our performance for the first half of the year. In the first half of 2010, we met both our revenue target and our profit target, so each of our named executive officers earned an additional 6.25% of their average annual base salary. The second 25% of the bonus amount (or 6.25% of such officer’s average annual base salary amount) was payable based on our performance in the third fiscal quarter. For the third quarter 2010, we did not meet either our revenue target or our profit target, so our named executive officers did not earn an additional 6.25% of their average annual base salary. The final 50% of the bonus amount (or 12.5% of such officer’s average annual base salary amount) was payable based on our performance in the fourth quarter. For the fourth quarter of 2010, we met only our revenue target, so each of our named executive officers earned an additional 6.25% of their average annual base salary. If we had met our profit target as well, each named executive officer would have earned an aggregate of an additional 12.5% of their average annual base salary for the fourth quarter. Thus, overall for the full year of 2010, the named executive officers earned approximately an additional 12.5% of their average annual base salary amount in cash incentive compensation.

Additionally, in 2010, each of Mr. Marino and Ms. Johnson earned additional cash bonus awards in the amount of $20,000 in connection with their efforts in the 2010 acquisition and integration of Canvas On Demand.

2011 Cash incentive compensation

In May 2011, our compensation committee recommended and our board of directors approved our cash bonus plan for senior management for 2011. Under our 2011 cash bonus plan, senior management was eligible to receive cash awards upon achievement of certain financial goals. Additional cash awards are earned if such goals are exceeded. The awards are based upon the officer’s average annual base salary as follows:

Name	Target	Maximum

Bob Marino	37.5%	75.0%
Monica N. Johnson	37.5%	75.0%
Tom Lotrecchiano	30.0%	40.0%
Abdul Popal	25.0%	35.0%
Joe Schmidt	30.0%	40.0%
Fred E. Durham III	37.5%	75.0%

Of such bonus amount, 60% was contingent upon our achievement of certain revenue targets, and the other 40% was contingent upon certain non-GAAP income from operations targets. For each of Mr. Marino,

Ms. Johnson, Mr. Durham, Mr. Lotrecchiano and Mr. Schmidt, the revenue and non-GAAP income from operations targets were based on the company’s performance on a consolidated basis, and for Mr. Popal, the revenue and non-GAAP income from operations targets were based on the performance of the company’s consumer e-commerce websites only.

The bonus amounts were achievable and payable in two installments, with the first 40% payable based on our performance in the first half of the year and 60% payable based on our performance for the year as a whole. However, any adjustments for exceeding the performance targets would be considered only in connection with the performance of the company for the year as a whole.

First half 2011

For the first half of 2011, Mr. Marino, Ms. Johnson and Mr. Durham were each eligible for cash awards targeted at 15% of such officer’s average annual base salary (40% of the 37.5% target amount for the full year), Messrs. Lotrecchiano and Schmidt were each eligible for cash awards targeted at 6% of his average annual base salary (40% of the 30% target amount for the full year, or 12%, prorated at 50% to reflect that portion of the first half of 2011 for which they were executive officers of the company), and Mr. Popal was eligible for a cash award targeted at 10% of his average annual base salary (40% of the 25% target amount for the full year).

In the first half of 2011, we met our consolidated revenue target and our consolidated non-GAAP income from operations targets. As such, Mr. Marino, Ms. Johnson and Mr. Durham each earned an additional 15% of his or her average annual base salary. Likewise, Mr. Schmidt and Mr. Lotrecchiano each earned an additional 6% of his average annual base salary, which was prorated for that portion of the first half of 2011 for which they were executive officers of CafePress. In the first half of 2011, we also met the revenue target and our non-GAAP income from operations target for our consumer e-commerce websites. Accordingly, Mr. Popal would have been eligible for a bonus amount of $22,451, or 10% of his average annual base salary for the first half of 2011. However, Mr. Popal’s duties changed during this period as he assumed more responsibility for other functional areas and less responsibility for our consumer e-commerce websites. As a result, the board of directors weighted his bonus determination, with 35% based on the performance of other functional areas as compared to plan, and 65% based on the performance of our consumer e-commerce websites. As our consumer e-commerce websites met the performance targets and the other functional areas did not meet plan, Mr. Popal was awarded $14,610, or 65% of the $22,451 target bonus amount, for the first half of 2011.

Full year 2011

The 2011 targets for the year as a whole for Mr. Marino, Ms. Johnson, Mr. Durham, Mr. Schmidt and Mr. Lotrecchiano, consisted of a $158.6 million net revenue target and $11.7 million in non-GAAP income from operations target, each relating to the company’s performance on a consolidated basis. Mr. Popal’s 2011 targets for the year as a whole consisted of a $138.8 million revenue target and $8.8 million in non-GAAP income from operations target, each for our consumer e-commerce websites’ performance only.

As noted above, 60% of the bonus amount was contingent upon achievement of the revenue target and 40% was contingent upon achievement of the non-GAAP income from operations target. Additionally, the board of directors, in its discretion as permitted under the 2011 cash bonus plan for senior management, also weighted and evaluated the bonus determinations for Messrs. Lotrecchiano and Popal on the performance of other functional areas within their area of responsibility as discussed below.

Accordingly, for each of Mr. Marino, Ms. Johnson and Mr. Durham, 60% of the 37.5% target bonus percentage for the full year, or 22.5%, was based on a revenue target of $158.6 million, and 40% of the 37.5%, or 15%, was based on a non-GAAP income from operations target of $11.7 million, each relating to the company’s performance as a whole.

For each of Messrs. Lotrecchiano and Schmidt, 60% of his 30% target bonus percentage for the full year, or 18%, was based on a revenue target of $158.6 million, and 40% of the 30%, or 12%, was based on a non-GAAP income from operations target of $11.7 million, each relating to the company’s performance as a whole and prorated at 80% for the entire year to reflect that portion of the full year for which they were executive officers of the company. Additionally, Mr. Lotrecchiano’s bonus was further weighted 70% based on the company’s performance as a whole, and 30% based on the performance of other functional areas within his area of responsibility as compared to plan. Similarly, Mr. Popal’s bonus was further weighted 70% based on the performance of our consumer e-commerce websites and 30% based on the performance of other functional areas within his area of responsibility as compared to plan.

For the full year 2011, we exceeded the revenue target by approximately 9.9% and met the non-GAAP income from operations target on a consolidated basis. As a result and as permitted under our 2011 cash bonus plan for senior management, the board of directors approved a proportionate adjustment of 9.9% to the revenue target factor for each of Mr. Marino, Ms. Johnson, Mr. Durham, Mr. Lotrecchiano and Mr. Schmidt. For Messrs. Lotrecchiano and Schmidt, the 9.9% was prorated at 80%, or 7.92%, to reflect that portion of the full year for which they were executive officers of the company.

As a result, each of Mr. Marino, Ms. Johnson and Mr. Durham were eligible to receive a bonus amount equal to 32.4% (22.5% plus 9.9%) of their average annual base salary to reflect that portion of the bonus attributable to exceeding the revenue target. Further, each of these officers were eligible to receive a bonus amount equal to 15% of their average annual base salary to reflect that portion of the bonus attributable to meeting the non-GAAP income from operations target. Additionally, each of Mr. Schmidt and Mr. Lotrecchiano were eligible to receive a bonus amount equal to 25.92% (18% plus 7.92%) of his average annual base salary, prorated at 80%, to reflect that portion of the bonus attributable to exceeding the revenue target. Further, each of Mr. Schmidt and Mr. Lotrecchiano were eligible to receive a bonus amount equal to 12% of his average annual base salary, prorated at 80%, to reflect that portion of the bonus attributable to meeting the non-GAAP income from operations target. Further, as noted above, Mr. Lotrecchiano’s bonus was also weighted 70% based on the company’s performance as a whole and 30% based on the performance of other functional areas within his area of responsibility. As these other functional areas did not meet plan, Mr. Lotrecchiano was eligible for a bonus equal to 70% of his target bonus amount as calculated based on the foregoing.

For the full year bonus determination for Mr. Popal, in 2011, our consumer e-commerce websites exceeded both the revenue and non-GAAP income from operations targets by approximately 2% and 19%, respectively, or approximately 21% in the aggregate. Of the 21%, the board of directors allocated an adjustment of 4.8% to the revenue target factor and 16% to the non-GAAP income from operations target factor, taking into account the relative amount by which each performance target was exceeded and relative weight of each performance target. As a result, Mr. Popal’s revenue target factor was 64.8% (60% plus 4.8%) of his average annual base salary for the full year, and his non-GAAP income from operations target was 56% (40% plus 16%) of his average annual base salary for the full year. Additionally, in light of the changes in Mr. Popal’s duties during the full year, the board of directors, in their discretion as permitted under the 2011 cash bonus plan, considered the degree to which Mr. Popal’s duties were allocated among our consumer e-commerce websites and across the other functional areas within his area of his responsibility during the full year as compared to the first half of the year. As a result of this process, the board of directors determined that 70%/30% constituted a more proportionate reflection of Mr. Popal’s allocation of duties during the full year, as compared to the 65%/35% allocation for the first half of the year. Accordingly, Mr. Popal’s bonus was further weighted 70% based on the performance of our consumer e-commerce websites and 30% based the performance of other functional areas within his area of responsibility. As these other functional areas did not meet plan, for the second half of 2011, Mr. Popal was eligible for a bonus equal to 70% of his target bonus amount as calculated based on the foregoing.

The table below summarizes the 2011 full year bonus amount calculations for the named executive officers and should be read together with the 2011 cash incentive compensation discussion above:

Named executive officer	Average annual salary for bonus calculation	Revenue factor	Non-GAAP income from operation factor (“income factor”)	Bonus amount calculation(1)(2)	Performance-based bonus award($)(3)
Bob Marino	293,723	32.4%(4)	15%	Revenue component =$95,166 Income component =$44,059	$139,225
Monica N. Johnson	263,145	32.4%(4)	15%	Revenue component =$85,259 Income component =$39,472	$124,731
Fred E. Durham III	265,909	32.4%(4)	15%	Revenue component =$86,155 Income component =$39,886	$126,041
Joe Schmidt	146,154(5)	25.92%(6)	12%	Revenue component =$37,883 Income component =$17,539	$55,422
Tom Lotrecchiano	146,154(5)	25.92%(6)	12%	Revenue component =$37,883 Income component =$17,539	$38,795(7)
Abdul Popal	226,304	9.72%(8)	8.4%(9)	Revenue component =$21,997 Income component =$19,010	$43,315(10)(11)

(1)	The revenue component of the bonus amount was equal to the revenue factor multiplied by the officer’s average annual salary for bonus calculation.
(2)	The income component of the bonus amount was equal to the income factor multiplied by the officer’s average annual salary for bonus calculation.
(3)	Sum of revenue and income components unless otherwise noted.
(4)	The revenue factor for each of Mr. Marino, Ms. Johnson and Mr. Durham was equal to 22.5% plus the 9.9% revenue factor adjustment, or 32.4%.
(5)	The average annual base salary of $182,692 for each of Mr. Schmidt and Mr. Lotrecchiano was prorated at 80% to $146,154 to reflect that portion of the year for which they were executive officers of the company.
(6)	The revenue factor for Mr. Schmidt and Mr. Lotrecchiano was equal to 18% plus 7.92%, or 25.92%. The 7.92% reflected the 9.9% adjustment to the revenue factor prorated at 80% to reflect that portion of the year for which they were executive officers of the company.
(7)	Represents 70% of $55,422 as Mr. Lotrecchiano’s bonus was weighted 70% as to the performance of the company on a consolidated basis and 30% based on performance of other functional areas which did not meet plan.
(8)	The revenue factor for Mr. Popal was equal to 64.8% multiplied by 25%, which was the bonus percentage target, multiplied by 60%, which was the second half bonus allocation. This resulted in a final revenue factor of 9.72%.
(9)	The income factor for Mr. Popal was equal to 56% multiplied by 25%, which was the bonus percentage target, multiplied by 60%, which was the second half bonus allocation. This resulted in a final income factor of 8.4%.
(10)	Due to changes in Mr. Popal’s duties and responsibilities during 2011, the board of directors, in its discretion as permitted under the 2011 cash bonus plan for senior management, determined it appropriate to separately allocate Mr. Popal’s bonus amounts for the first and second half of 2011.
(11)	Mr. Popal’s full year 2011 bonus amount of $43,315 is equal to the sum of his first half bonus amount of $14,610 and his second half bonus amount of $28,705. The $28,705 second half bonus amount in turn represents 70% of $41,007 (the sum of the second half revenue and income components for Mr. Popal as noted in the table above) as Mr. Popal’s bonus was weighted 70% as to the performance of our consumer e-commerce websites and 30% based on performance of other functional areas which did not meet plan.

Our cash bonus plan for senior management for 2012 has not been finalized. However, we currently expect the scope and framework of the cash bonus plan to remain generally consistent with past practice such that our named executive officers would be eligible for cash awards targeted at specified percentages of such officer’s average annual base salary, subject to a maximum percentage payout, with the bonus amounts contingent upon our achievement of certain financial targets. The financial targets and metrics used to determine the threshold and target levels may vary from year to year as our strategy and plans change. The actual framework and details of our cash bonus plan for 2012 will be recommended by our compensation committee for approval by our board of directors, and as such, may vary from the foregoing.

Equity-based compensation

Our compensation committee meets periodically to discuss and review the level of equity-based compensation, and additional option grants are made from time to time. In the future, we expect our compensation committee to review equity-based compensation levels, along with our base salary and annual cash incentives, on an annual basis. The equity-based awards granted to our executive officers have been in the form of stock options granted at fair market value with time-based vesting under our 2004 Stock Plan. Executive officers generally receive equity-based awards when they are hired and these awards typically vest over a four-year period, with 1/4th of the shares vesting one year from the vesting commencement date and the remaining shares vesting in equal monthly installments over the following 36 months. We have also granted awards which vest over an accelerated period to reward exceptional individual performance or as an incentive to remain with the company. See, for example, “Potential payments upon termination or change of control.”

Historically, equity-based compensation has been our primary long-term incentive compensation component. We believe that equity-based compensation has been and will continue to be a significant part of our executive officers’ total compensation packages. We believe both time-based vesting and shared financial success are long-term incentives that motivate executive officers to grow revenues and earnings, enhance stockholder value and align the interests of our stockholders and executive officers over the long-term. We believe that long-term performance is achieved through an ownership culture that encourages a high level of continuously improving performance by our executive officers through grants of equity awards. The vesting feature of our equity grants contributes to executive officer retention as this feature provides an incentive to our executive officers to remain in our employ during the vesting period.

In 2011, our named executive officers were awarded stock options under our 2004 Stock Plan based on our compensation committee’s periodic review. The factors considered by the compensation committee in determining the amounts of the 2011 equity-based compensation awarded to our named executive officers include the amount of time each individual had served as an officer of the company, the percentage of vested options such individual held and the number of options granted to comparable officers in our peer group of companies. Additionally, our compensation committee considered Mr. Marino’s appointment as our Chief Executive Officer in April 2011 in connection with the stock options granted to Mr. Marino in May 2011.

The following table presents the aggregate number of shares granted pursuant to stock options in 2011 to our named executive officers:

Name	Date of award	Number of shares (#)

Bob Marino	05/04/11	332,500
Monica N. Johnson	05/04/11	50,000
Tom Lotrecchiano	05/04/11	50,000
Abdul Popal	05/04/11	22,500
Joe Schmidt	05/04/11	50,000
Fred E. Durham III	—	—

Each of the named executive officers’ option awards are subject to acceleration upon a termination in connection with a change of control pursuant to their option agreements to incentivize and motivate them to remain in the company’s employment in the event of a change of control. The terms of these agreements are described below under the section “Potential payments upon termination or change of control.”

Additionally, in February 2012, our compensation committee recommended, and our board of directors approved, an option grant to purchase 108,000 shares, 51,000 shares, 22,000 shares, 22,000 shares and 28,000 shares of our common stock to Mr. Marino, Ms. Johnson, Mr. Lotrecchiano, Mr. Popal and Mr. Schmidt, respectively. These options were granted in connection with our compensation committee’s periodic review of equity-based compensation. Our compensation committee considered factors similar to those considered in determining the amounts of the 2011 option grants to our named executive officers, including the amount of time each individual had served as an officer of the company, the percentage of vested options held by such individual and the number of options granted to comparable officers in our peer group of companies.

Other compensatory benefits

We believe it is appropriate and necessary for recruitment and retention to provide our executive officers with other forms of compensatory benefits, including the following:

•

Change of control benefits.    Each of our named executive officers is entitled to receive certain payments upon termination in connection with a change of control of the company pursuant to a change of control agreement, the provisions of which are more fully described below under the section “Potential payments upon termination or change of control.” Our board of directors entered into these change of control agreements to incentivize and motivate our key employees to remain in the company’s employment in the event of a proposed change of control of the company. These particular provisions were selected with the goal of providing financial support following termination to allow them to find new employment. These arrangements fit into our overall compensation philosophy because it aligns management’s interests with those of the stockholders by incentivizing management to continue working for us in connection with a change of control. The terms of these arrangements are further described below under “Potential payments upon termination or change of control.”

•

Benefits.    We maintain broad-based benefits that are provided to all eligible employees, including our 401(k) plan, flexible spending accounts, medical, dental and vision care plans, our life and accidental death and dismemberment insurance policies and long-term and short-term disability plans. Executive officers are eligible to participate in each of these programs on the same terms as non-executive employees.

Accounting and tax considerations

Section 162(m) of the United States Internal Revenue Code, which will become applicable to us upon the closing of this offering, generally disallows a tax deduction for compensation in excess of $1.0 million paid to any and each of our Chief Executive Officer and other highest paid officers in office at year end. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Stock-based compensation cost is measured at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period. Our compensation committee has determined to retain for the foreseeable future our stock option program as the sole component of its long-term compensation program and to record this expense on an ongoing basis.

Compensation policies and practices as they relate to risk management

We believe that our compensation policies and practices for all employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on our company. In making this determination, we assessed our executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of our compensation policies and practices and an analysis of our executive compensation program. Although we reviewed all compensation programs, we focused on the programs with variability of payout, where the participant has the ability to directly affect payout, and on the controls on participant action and payout. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to us as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices, and are supported by the oversight and administration of our compensation committee with regard to our executive compensation program.

Several features in our compensation programs and policies mitigate or reduce the likelihood of excessive risk-taking by employees, including the following:

•	The core principles outlined above and compensation program elements discussed below are designed to align goals with stockholder interests.

•	Pay typically consists of a mix of fixed and variable compensation, with the variable compensation designed to reward both short- and long-term corporate performance.

•

A significant portion of our executive officers’ total direct compensation is in the form of equity awards that usually vest over multiple years. Internal controls, the number of people involved and discipline over financial records, financial reporting, disclosure and external communications tend to dilute the ability of any one individual to single handedly have a material influence on our financial reporting in a way that would materially increase the potential value of an individual’s equity award.

•

The funded pool of our annual bonus program is dependent upon company revenue performance relative to the annual plan and capped in total by our board of directors when the annual business plan is approved in the beginning of the year. All individual awards for executive officers from the pool are reviewed by our compensation committee in relation to the individual performance against specific preset objectives. All other awards to individual contributors are also reviewed by the committee for reasonableness and equity among the employees.

Our determination that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company was based upon the considerations identified above.

Summary compensation table

The following table sets forth compensation for services rendered in all capacities to us for the fiscal year ended December 31, 2011 for our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers as of December 31, 2011 and one additional individual who served as our Chief Executive Officer for part of 2011, who are our named executive officers as determined by the rules of the SEC. The following table also includes compensation for services rendered in all capacities to us for the fiscal year ended December 31, 2010 for our Chief Executive Officer, Chief Financial Officer and our one other executive officer as of December 31, 2010, who were our named executive officers in 2010.

Name and principal position	Year	Salary ($)	Bonus ($)	Option awards(1) ($)	Non-equity incentive plan compensation(2) ($)	Total ($)

Bob Marino	2011	293,723	—	2,269,512	139,225	2,702,460
Chief Executive Officer(3)	2010	267,108	20,000	112,084	34,116	433,308

Monica N. Johnson	2011	263,145	—	341,280	124,731	729,156
Chief Financial Officer	2010	255,481	20,000	112,084	32,071	419,636

Tom Lotrecchiano(4)	2011	182,692	—	341,280	38,795	562,767
Senior Vice President

Abdul Popal	2011	226,304	—	153,576	43,315	423,195
Senior Vice President of Business and Corporate Development

Joe Schmidt(4)	2011	182,692	—	341,280	55,422	579,394
Senior Vice President

Fred E. Durham III	2011	265,909	—	—	126,041	391,950
Strategic Research Director(5)	2010	294,000	—	—	36,750	330,750

(1)	Amounts listed in this column represent the aggregate fair value of the awards computed as of the grant date of each award in accordance with Financial Accounting Standard Board Accounting Standards Codification No. 718, Compensation-Stock Compensation, or FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth above in “Management’s discussion and analysis of financial condition and results of operations—Critical accounting policies—Stock-based compensation.” There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with FASB ASC Topic 718. None of our executive officers forfeited any option awards in 2010 or 2011.

(2)	Reflects the amount approved by our compensation committee as cash incentive to executive officers for fiscal year 2010 and 2011 based upon satisfaction of the criteria under our 2010 and 2011 bonus programs and payable as a percentage of average annual base salary. As permitted under our 2011 cash bonus plan for senior management, our board of directors exercised negative discretion as to bonus amounts for Messrs. Lotrecchiano and Popal, which amounts are reflected in the “Non-equity incentive plan compensation” column. See “Compensation discussion and analysis—Cash incentive compensation” for a discussion on our bonus plan in 2010 and 2011.

(3)	Mr. Marino served as our Chief Operating Officer in 2010 until December 2010 when he was appointed President, a position he held until his appointment as our Chief Executive Officer in April 2011.

(4)	In connection with the acquisition of Canvas On Demand, in October 2011, Mr. Lotrecchiano and Mr. Schmidt each received the full earn-out amount for the first earn-out period, which equaled $1,062,500 each. Pursuant to the rules of the SEC because these payout amounts were paid in connection with an acquisition and did not reflect any 2011 executive compensation decisions by us, they are not deemed compensation. See “Related party transactions – Acquisition of Canvas On Demand”.

(5)	Mr. Durham served as our Chief Executive Officer in 2010. In 2011, Mr. Durham served as our Chief Executive Officer from January 2011 to April 2011, as our Chief Product Officer from April 2011 to December 2011, and in December 2011, Mr. Durham was appointed Strategic Research Director.

Grants of plan-based awards in 2011

The following table sets forth information on grants of plan-based awards in fiscal year 2011 to our named executive officers:

Name	Grant date	Estimated future payouts under non-equity incentive plan awards			All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)

Bob Marino	05/04/11	—	110,146	220,292	332,500	14.10	2,269,512
Monica N. Johnson	05/04/11	—	98,680	197,359	50,000	14.10	341,280
Tom Lotrecchiano	05/04/11	—	43,846	58,462	50,000	14.10	341,280
Abdul Popal	05/04/11	—	56,576	79,207	22,500	14.10	153,576
Joe Schmidt	05/04/11	—	43,846	58,462	50,000	14.10	341,280
Fred E. Durham III	—	—	99,716	199,432	—	—	—

(1)	Amounts listed in this column represent the aggregate fair value of the awards computed as of the grant date of each award in accordance with Financial Accounting Standard Board Accounting Standards Codification No. 718, Compensation-Stock Compensation, or FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth above in “Management’s discussion and analysis of financial condition and results of operations—Critical accounting policies—Stock-based compensation.” There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with FASB ASC Topic 718. None of our executive officers forfeited any option awards in 2011.

Please see “Compensation discussion and analysis” above for a complete description of compensation plans pursuant to which the amounts listed under the Summary compensation table and grants of plan-based awards in 2011 table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The compensation discussion and analysis also describes the options granted in 2011.

Outstanding equity awards at December 31, 2011

The following table presents certain information concerning equity awards held by our named executive officers at December 31, 2011:

Name	Number of securities underlying unexercised options exercisable (#)(1)		Number of securities underlying unexercised options unexercisable (#)(1)	Option exercise price ($/sh)	Option expiration date

Bob Marino	63,498		—	2.50	08/19/15
	1,641		—	2.50	08/19/15
	13,617		—	3.20	03/01/16
	11,383		—	3.20	03/01/16
	10,846		—	9.80	05/01/14
	14,153		—	9.80	05/01/14
	28,333		11,667	11.20	02/11/16
	7,916		12,084	11.40	05/07/17
	—		332,500	14.10	05/04/18
Monica N. Johnson	4,375	(2)	—	2.50	10/18/15
	68,389		—	2.50	12/18/15
	13,405		—	9.80	05/01/14
	19,094		—	9.80	05/01/14
	17,708		7,292	11.20	02/11/16
	7,916		12,084	11.40	05/07/17
	—		50,000	14.10	05/04/18
Tom Lotrecchiano	—		50,000	14.10	05/04/18
Abdul Popal	35,000		—	2.50	03/18/15
	17,500		—	3.20	03/01/16
	19,974		—	9.80	05/01/14
	1,025		—	9.80	05/01/14
	14,166		5,834	11.20	02/11/16
	6,927		10,573	11.40	05/07/17
	—		22,500	14.10	05/04/18
Joe Schmidt	—		50,000	14.10	05/04/18
Fred E. Durham III	40,816		—	10.78	05/01/12
	269,184		—	10.78	05/01/14

(1)	Except as otherwise noted, all option awards listed in the table vest as to 1/4th of the total number of shares subject to the option 12 months after the vesting commencement date, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter.

(2)	This stock option vested monthly over three months.

Option exercises and stock vested in 2011

The following table sets forth the number of shares acquired upon exercise of options by each named executive officer during 2011:

Option awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)

Bob Marino	—	—
Monica N. Johnson	25,000	362,500
Tom Lotrecchiano	—	—
Abdul Popal	—	—
Joe Schmidt	—	—
Fred E. Durham III	—	—

(1)	Value realized is based on the fair market value of our common stock on the date of exercise minus the exercise price. As there was no public market for our common stock on the dates the options were exercised, we have assumed the fair market value on the date of exercise was $17.00, which is the mid-point of the proposed price range of our common stock set forth on the cover page of this prospectus.

Potential payments upon termination or change of control

In 2010, we had change of control agreements with each of our executive officers which provided for severance payments in connection with certain terminations. Pursuant to these letter agreements, if the executive’s employment was terminated by us without cause or was constructively terminated within six months following a change of control and the executive signed and did not revoke a release of claims with us, then the executive would have been entitled to a lump sum payment equal to six months of such executive’s annual base salary in effect on his or her termination date. Additionally, we entered into option agreements with our executive officers that provided for accelerated vesting of 25% of the shares subject to the option if the executive’s employment was terminated by us without cause or was constructively terminated within six months following a change of control.

For purposes of these agreements:

•

The term “change of control” is defined as (a) a merger, consolidation or other corporate reorganization of CafePress if the persons who were not stockholders prior to the reorganization own 50% or more of the voting power of the company or a parent corporation after the reorganization, (b) a liquidation or sale of all or substantially all of CafePress’ assets and (c) the acquisition by any individual or entity of enough CafePress shares to deem such individual or entity a beneficial owner of 50% or more of the voting power of CafePress. The term “change of control”, however, does not include an initial public offering of our stock, a change in the state of CafePress’ incorporation or the formation of a holding company that is owned in substantially the same proportions by the persons who held CafePress’ shares immediately before the transaction.

•

The term “cause” is defined as (a) conviction of any felony or any misdemeanor where imprisonment is imposed, (b) the commission of any act of fraud, embezzlement or dishonesty with respect to CafePress, (c) any unauthorized use or disclosure of confidential information or trade secrets, (d) willful misconduct or gross negligence in the commission of duties or (e) repeated, unexcused absences.

•

The term “constructive termination” is defined as voluntary resignation within 60 days of a (a) material change in position which materially reduces duties, (b) material reduction in base salary or (c) change in place of employment more than 50 miles from the individual’s current place of employment.

In July 2011, we amended and restated our change of control and option agreements with Bob Marino, Monica N. Johnson, Fred E. Durham III, Tom Lotrecchiano, Abdul Popal and Joe Schmidt. Pursuant to the revised change of control agreements with these executive officers, if the executive officer’s employment is terminated by us without cause or the executive officer is constructively terminated within 12 months following a change of control and he or she signs and does not revoke a release of claims with us, then he or she is entitled to a lump sum payment equal to 12 months of his or her annual base salary in effect on his termination date. The revised option agreements provide for accelerated vesting of 25% of the shares subject to the option if the executive officer’s employment is terminated by us without cause or the executive officer is constructively terminated within 12 months following a change of control and he or she signs and does not revoke a release of claims with us.

The only other change to these revised agreements involves clarification of the definitions of “change of control” and “constructive termination”:

•

The term “change of control” shall be defined as (a) a merger, consolidation or other corporate reorganization of CafePress if the persons who were not stockholders prior to the reorganization own 50% or more of the voting power of the company or a parent corporation after the reorganization, (b) a liquidation or sale of all or substantially all of CafePress’ assets and (c) the acquisition by any individual or entity of enough CafePress shares to deem such individual or entity a beneficial owner of 50% or more of the voting power CafePress. The term “change of control”, however, does not include a change in the state of CafePress’ incorporation, the formation of a holding company that is owned in substantially the same proportions by the persons who held CafePress’ shares immediately before the transaction or an initial or secondary public offering of our stock or debt.

•

The term “constructive termination” is defined as voluntary resignation within 60 days of a (a) material change in position which materially reduces duties, but not a mere change in title or reporting responsibilities, (b) material reduction in base salary except where such change applies to all similarly situated officers or employees across the successor corporation or (c) change in place of employment more than 50 miles from the individual’s current place of employment, provided that in each case the change was effected without the written concurrence of the officer and the change is not remedied within 30 days after written notice from the officer. The term “constructive termination” does not include a mere change in title, change in the person to whom the officer reports or the occurrence of a mere change in control or change in corporate status.

The following table shows the potential payments that would have been paid to our named executive officers if they had been involuntarily terminated on December 31, 2011 following a change of control.

	Involuntary termination following a change of control
Name	Severance payments attributable to salary ($)	Value of accelerated equity awards ($)(1)

Bob Marino	300,000	327,063
Monica N. Johnson	265,225	100,500
Tom Lotrecchiano	200,000	36,250
Abdul Popal	228,100	69,813
Joe Schmidt	200,000	36,250
Fred E. Durham III	250,000	—

(1)	The amount represents the fair market value per share of our common stock as of December 31, 2011, less the option exercise price multiplied by the unvested options as of December 31, 2011. As there was no public market for our common stock on the dates the options were exercised, we have assumed the fair market value on the date of exercise was $17.00, which is the mid-point of the proposed price range of our common stock set forth on the cover page of this prospectus.

Employee benefit plans

1999 Stock Plan

Our board of directors adopted our 1999 Stock Plan. Our 1999 Stock Plan provides for the grant of options and stock purchase rights.

1,600,000 shares were originally reserved for issuance under our 1999 Stock Plan at inception and as of December 31, 2011 options to purchase a total of 23,000 shares of common stock were outstanding thereunder.

Upon the completion of this offering, our 1999 Stock Plan will be terminated. No shares of our common stock will remain available under our 1999 Stock Plan other than for satisfying exercises of stock options granted under this plan prior to termination.

2004 Stock Plan

Our board of directors adopted our 2004 Stock Plan. Our 2004 Stock Plan provides for the grant of options and stock purchase rights.

The persons eligible to participate in the plan are employees, non-employee members of our board of directors and consultants who provide services to us.

Share reserve

As of December 31, 2011, we had reserved a total of 3,302,147 shares of our common stock for issuance pursuant to our 2004 Stock Plan. As of December 31, 2011, options to purchase 2,558,609 shares of common stock were outstanding (including 23,000 shares outstanding which were originally issued pursuant to our 1999 Plan), and 82,837 shares were available for future grant under our 2004 Stock Plan. In February 2012, our board of directors and stockholders approved an increase of 600,000 shares to be reserved for issuance under our 2004 Stock Plan and our board of directors approved the grant of options to purchase 408,500 shares of our common stock pursuant to our 2004 Stock Plan.

Following the completion of this offering, no additional awards will be granted and no shares of our common stock will remain available for future issuance under our 2004 Stock Plan. Shares originally reserved for issuance under our 2004 Stock Plan but which are not issued or subject to outstanding grants on the effective date of our 2012 Stock Incentive Plan, and shares subject to outstanding options or forfeiture restrictions under our 2004 Stock Plan on the effective date of our 2012 Stock Incentive Plan that are subsequently forfeited or terminated for any reason before being exercised, and shares subject to vesting restrictions under our 2004 Stock Plan that are subsequently forfeited, will become available for awards under our 2012 Stock Incentive Plan.

Administration

Our board of directors currently administers our 2004 Stock Plan, based on the recommendations of the compensation committee. Under our 2004 Stock Plan, the plan administrator has the power to determine the terms of the awards, including the employees, directors and consultants who will receive awards, the exercise price or purchase price of awards, the number of shares subject to each award, the vesting schedule and exercisability of awards and the form of consideration payable for shares issued under the 2004 Stock Plan.

Stock options

With respect to all incentive stock options granted under our 2004 Stock Plan, the exercise price shall not be less than 100% of the fair market value per share of common stock on the date of grant. Incentive stock options granted to any holder of more than 10% of the voting power of all classes of our outstanding stock as of the grant date must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. With respect to all non-statutory options granted under the 2004 Stock Plan, the exercise price shall be determined by the plan administrator, except that the exercise price shall not be less than 85% of the fair market value per share of our common stock on the date of grant. However, with respect to participants who own more than 10% of the voting power of all classes of our outstanding stock as of the grant date, the exercise price of the option shall not be less than 110% of the fair market value per share of our common stock on the grant date. The term of an option may not exceed 10 years.

After termination of an employee, director or consultant, other than due to death or disability, he or she may exercise his or her option, to the extent vested, for a period of not less than thirty (30) days following such termination. Outstanding option agreements under our 2004 Stock Plan generally afford optionees a period of three months following termination to exercise their options, up to the expiration of the option term, except in the event of death or disability. If termination is due to disability, the option will remain exercisable, to the extent vested, for a period of six months following such termination. If termination is due to death, the option will remain exercisable to the extent vested, for a period of six months following the date of death or such longer period of time as specified in the stock options agreement. However, an option may not be exercised later than the expiration of its term.

Transferability

Our 2004 Stock Plan does not allow for the transfer of incentive stock options and stock purchase rights under our 2004 Stock Plan other than by will, the laws of descent and distribution. Only the recipient of an incentive stock option or stock purchase right may exercise such award during his or her lifetime. If permitted by the plan administrator, a nonstatutory stock option may be transferred by instrument to a trust or by gift to family members, as permitted by Rule 701 of the Securities Act.

Stock purchase rights

The plan administrator may grant stock purchase rights under our 2004 Stock Plan offering participants the right to purchase our common stock pursuant to terms determined by the plan administrator. The terms of the stock purchase right will provide for the number of shares of common stock the award recipient may purchase, the purchase price and the time within which the award recipient must accept such offer. The award recipient may accept the offer by executing a restricted stock purchase agreement. The restricted stock purchase agreement may grant CafePress a right to repurchase such shares upon the voluntary or involuntary termination of the purchaser’s employment with the company at the original purchase price paid by the award recipient. The repurchase option will lapse at a rate determined by the plan administrator, but at least 20% per year over five years. The purchase price shall not be less than 85% of the fair market value per share of common stock on the date of issuance. Once a stock purchase right is exercised, the purchaser will generally have all of the rights of a stockholder with respect to such shares, other than the right to transfer such shares before vesting.

Adjustments

Subject to any required action by the stockholders of the company, in the event of a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of our common stock or any other increase or decrease in the number of issued shares effected without our receipt of consideration (excluding the conversion of any convertible securities), proportionate adjustments will be made to the number of shares of our common stock covered by each outstanding option or stock purchase right, the maximum number or class of securities issuable under our 2004 Stock Plan, the number of shares that have been authorized for issuance under our 2004 Stock Plan but as to which no options or stock purchase rights have yet been granted or that have been returned to our 2004 Stock Plan upon cancellation or expiration of an option or stock purchase right and exercise price per share under each outstanding option, purchase price per share under each outstanding stock purchase right or the purchase price per share for any right of repurchase.

Corporate transaction

Upon a merger, consolidation, sale of all or substantially all of our assets or other capital reorganization or transaction, our 2004 Stock Plan provides that the successor corporation or its parent or subsidiary may assume or substitute an equivalent award for each outstanding award under our 2004 Stock Plan. If there is no assumption or substitution of outstanding awards, such awards will terminate upon the consummation of the transaction.

Plan amendments and termination

According to its terms, the 2004 Stock Plan shall have a term of 10 years. Our board of directors may amend or terminate the 2004 Stock Plan at any time, but no amendment or termination shall be made that would materially or adversely affect the rights of any optionees or holders of stock purchase rights, without the mutual consent of the optionee or holder of the stock purchase right and the plan administrator in writing.

Amended and Restated 2012 Stock Incentive Plan

General

Our board of directors and stockholders approved our 2012 Stock Incentive Plan in June 2011 and August 2011, respectively, and it was amended and restated on February 9, 2012. Our 2012 Stock Incentive Plan will become effective immediately prior to completion of this offering and will expire on January 31, 2022, unless extended by approval of our board of directors and our stockholders.

Our 2012 Stock Incentive Plan provides for the granting of incentive stock options within the meaning of Section 422 of the Code to employees and the granting of nonstatutory stock options to employees, non-employee directors and consultants. Our 2012 Stock Incentive Plan also provides for the grants of restricted stock, stock appreciation rights and stock unit awards to employees, non-employee directors and consultants.

Administration

Our compensation committee of our board of directors will administer our 2012 Stock Incentive Plan, including the determination of the recipient of an award, the number of shares subject to each award, whether an option is to be classified as an incentive stock option or nonstatutory option, and the terms and conditions of each award, including the exercise and purchase prices and the vesting or duration of the award.

At the discretion of our board of directors, our compensation committee may consist solely of two or more “non-employee directors.” To the extent required by our board of directors, the composition of the compensation committee may satisfy the requirements for plans intended to qualify for exemption under Rule 16b-3 of the Exchange Act and Section 162(m) of the Code. Our board of directors may appoint one or more separate committees of our board of directors, each consisting of one or more members of our board of directors, to administer our 2012 Stock Incentive Plan with respect to employees who are not subject to Section 16 of the Exchange Act. Subject to applicable law, our board of directors may also authorize one or more officers to designate employees, other than employees who are subject to Section 16 of the Exchange Act, to receive awards under our 2012 Stock Incentive Plan or determine the number of such awards to be received by such employees subject to limits specified by our board of directors.

Authorized shares

Under our 2012 Stock Incentive Plan, 400,000 shares of our common stock have been authorized for issuance. In addition, the number of shares that have been authorized for issuance under our 2012 Stock Incentive Plan will be automatically increased on the first day of each fiscal year beginning in 2013 and ending in 2022, in an amount equal to the least of (a) 1,250,000 shares, (b) 4% of the outstanding shares of our common stock on the last day of the immediately preceding year or (c) another amount determined by our board of directors. Shares subject to awards granted under our 2012 Stock Incentive Plan that are forfeited or terminated before being exercised or settled, or are not delivered to the participant because such award is settled in cash will again become available for issuance under our 2012 Stock Incentive Plan. Shares withheld to satisfy the grant, exercise price or tax withholding obligation related to an award will again become available for issuance under our 2012 Stock Incentive Plan. However, shares that have actually been issued shall not again become available unless forfeited. The number of shares may be delivered upon the exercise of incentive stock options granted under our 2012 Stock Incentive Plan may not exceed the total number of shares authorized under our 2012 Stock Incentive Plan plus, to the extent allowable under applicable law, any shares that again become available for issuance under our 2012 Stock Incentive Plan. In addition, upon completion of this offering, shares originally reserved for issuance under our 1999 Stock Plan or our 2004 Stock Plan, but which are not issued or subject to outstanding grants on the effective date of our 2012 Stock Incentive Plan, shares subject to outstanding options under our 1999 Stock Plan or our 2004 Stock Plan on the effective date of our 2012 Stock Incentive Plan that are subsequently forfeited or terminated for any reason before being exercised, and shares subject to vesting restrictions under our 1999 Stock Plan or our 2004 Stock Plan that are subsequently forfeited, will again become available for awards under our 2012 Stock Incentive Plan on the date our 2012 Stock Incentive Plan is effective.

No participant in our 2012 Stock Incentive Plan can receive option grants, restricted shares, stock appreciation rights or stock units totaling more than an aggregate of 1,000,000 shares in any calendar year, except in the participant’s first year of employment in which the participant may receive equity awards totaling up to 2,000,000 shares.

Types of awards

Stock options

A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under our 2012 Stock Incentive Plan, incentive stock options and nonstatutory options must be granted with an exercise price of at least 100% of the fair market value of our common stock on the date of grant, subject to limited exceptions. Incentive stock options granted to any holder of more than 10% of the voting shares of our company must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. No incentive stock option can be granted to an employee if as a result of the grant, the employee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000. The stock option agreement specifies the date when all or any installment of the option is to become exercisable. We expect that 1/4th of the total number of shares subject to the options will vest and become exercisable 12 months after the vesting commencement date for options granted, and the remaining options will vest and become exercisable at a rate of 1/48th of the total number of shares subject to the options each month thereafter. Each stock option agreement sets forth the term of the options, which is prohibited from exceeding 10 years (five years in the case of an incentive stock option granted to any holder of more than 10% of our voting shares), and the extent to which the optionee will have the right to exercise the option following termination of the optionee’s service with the company. Payment of the exercise price may be made in cash or cash equivalents or, if provided for in the stock option agreement evidencing the award, (a) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (b) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (c) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to us in payment of the aggregate exercise price, (d) by a “net exercise” arrangement, (e) by delivering a full-recourse promissory note or (f) by any other form that is consistent with applicable laws, regulations and rules.

Restricted stock

Restricted stock is a share award that may be subject to vesting conditioned upon continued service, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock agreement. Participants who are granted restricted stock awards generally have all of the rights of a stockholder with respect to such stock, other than the right to transfer such stock prior to vesting. Subject to the terms of our 2012 Stock Incentive Plan, our compensation committee will determine the terms and conditions of any restricted stock award, including any vesting arrangement, which will be set forth in a restricted stock agreement to be entered into between us and each recipient. Restricted stock may be awarded for such consideration as our compensation committee may determine, including without limitation cash, cash equivalents, full-recourse promissory notes, future services or services rendered prior to the award, without cash payment by the recipient.

Stock units

Stock units give recipients the right to acquire a specified number of shares of stock at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by our compensation committee and as set forth in a stock unit agreement. Unlike restricted stock, the stock underlying stock units will not be issued until the stock units have vested and are settled, and recipients of stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. Our compensation committee may elect to settle vested stock units in cash or in common stock or in a combination of cash and common stock. Subject to the terms of our 2012 Stock Incentive Plan, our compensation committee will determine the terms and conditions of any stock unit award, which will be set forth in a stock unit agreement to be entered into between us and each recipient.

Stock appreciation rights

Stock appreciation rights typically will provide for payments to the recipient based upon increases in the price of our common stock over the exercise price of the stock appreciation right. The exercise price of a stock appreciation right will be determined by our compensation committee, which shall not be less than the fair market value of our common stock on the date of grant. Our compensation committee may elect to pay stock appreciation rights in cash or in common stock or in a combination of cash and common stock.

Other plan features

Under our 2012 Stock Incentive Plan

•

Unless the agreement evidencing an award expressly provides otherwise, no award granted under the plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), other than by will or the laws of descent and distribution.

•

Nondiscretionary, automatic grants of nonstatutory stock options will be made to outside directors. Any outside director who first joins our board of directors on or after the effective date will be automatically granted an initial nonstatutory option, upon first becoming a member of our board of directors, to purchase a number of shares of our common stock equal to the quotient of $140,000 divided by the fair value of an option to acquire one share of our common stock as of the date of grant, as determined by our compensation committee, based upon the valuation method we use for our financial reporting. Mr. Leone will be treated as joining our board of directors on the date of the offering for this purpose. The initial option will vest and become exercisable over four years such that 1/4th of the shares subject to the option shall vest and become exercisable on the first anniversary of the date of grant and the remaining 3/4th shall vest and become exercisable over a three-year period in equal monthly installments. The initial option will become fully vested if the director is not re-elected after standing for re-election at the end of his or her term. On the first business day after each of our regularly scheduled annual meetings of stockholders, each outside director will be automatically granted an option to purchase a number of shares of our common stock equal to the quotient of $70,000 divided by the fair value of an option to acquire one share of our common stock as of the date of grant, as determined by our compensation committee, based on the valuation method we use for our financial reporting, provided that the outside director has served on our board of directors for at least six months. Each annual option will vest and become exercisable on the first anniversary of the date of grant, or immediately prior to the next regular annual meeting of the company’s stockholders following the date of grant if the meeting occurs prior to the first anniversary date. The options granted to outside directors will have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and will become fully vested if we are subject to a change of control. In addition, such options will terminate on the earlier of (a) the day before the 10th anniversary of the date of grant or (b) the date 12 months after the termination of the outside director’s termination of service for any reason.

•

In the event of a recapitalization, stock split or similar capital transaction, our compensation committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under our 2012 Stock Incentive Plan, including the share number in the formula for automatic annual increases, the limitation regarding the total number of shares underlying awards given to an individual participant in any calendar year and other adjustments in order to preserve the benefits of outstanding awards under our 2012 Stock Incentive Plan.

•

Generally, if we merge with or into another corporation, we will provide for full exercisability or vesting and accelerated expiration of outstanding awards or settlement of the intrinsic value of the outstanding awards in cash or cash equivalents followed by cancellation of such awards unless the awards are continued if we are the surviving entity, or assumed or substituted for by any surviving entity or a parent or subsidiary of the surviving entity.

•

If we are involved in an asset acquisition, stock acquisition, merger or similar transaction with another entity, our compensation committee may make awards under our 2012 Stock Incentive Plan by the assumption, substitution or replacement of awards granted by another entity. The terms of such assumed, substituted or replaced awards will be determined by our compensation committee in its discretion.

•

Awards under our 2012 Stock Incentive Plan may be made subject to the attainment of performance criteria including cash flows, earnings per share, earnings before interest, taxes and amortization, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, revenues, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenues, return on invested capital, market segment shares, costs, expenses, regulatory body approval for commercialization of a product or implementation or completion of critical projects.

•

Our 2012 Stock Incentive Plan terminates 10 years after its initial adoption, unless terminated earlier by our board of directors. Our board of directors may amend or terminate the plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not materially impair the rights of holders of outstanding awards without their consent.

Employee Stock Purchase Plan

General

Our board of directors and stockholders approved our Employee Stock Purchase Plan in June 2011 and August 2011, respectively, and it was amended on February 9, 2012. Our Employee Stock Purchase Plan will be effective immediately prior to the completion of this offering; however no shares may be purchased under it until such date as determined by our compensation committee. A total of 250,000 shares of common stock have been reserved for issuance under our Employee Stock Purchase Plan. The number of shares reserved for issuance under our Employee Stock Purchase Plan will be increased on the first day of each of our fiscal year beginning in 2013 by the least of (a) 312,500 shares of common stock, (b) 1% of our outstanding shares of our common stock on such date or (c) a lesser number of shares determined by our board of directors. No annual increase will be added more than 10 years after the effective date of our Employee Stock Purchase Plan.

Administration

Our Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be administered by a committee appointed by our of directors. Employees, including our officers and employee directors will be eligible to participate if they are customarily employed for more than 20 hours per week and for more than five months in any calendar year by us. Our Employee Stock Purchase Plan will permit an eligible employee to purchase common stock through payroll deductions, which may not exceed 15% of the employee’s salary. No employee will accrue the right to purchase common stock at a rate that exceeds $25,000 of fair market value per calendar year. As long as the stock is traded on an established national securities exchange, “fair market value” is measured by the closing price quoted on the trading day of, or immediately preceding, the beginning of the offering period. No employee will be able to purchase more than such number of shares as may be determined by the committee with respect to a single offering period, or purchase period, if applicable. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in our Employee Stock Purchase Plan will end automatically on termination of employment with us.

Offering periods and purchase price

Our Employee Stock Purchase Plan will be implemented through a series of offerings of purchase rights to eligible employees. Under our Employee Stock Purchase Plan, the committee may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase common stock for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of our Employee Stock Purchase Plan, be less than 85% of the fair market value per share of common stock on either the last trading day preceding the offering period or on the last day of the purchase period, whichever is less.

Reset feature

The committee may specify that if the fair market value of a share of our common stock on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.

Changes to capital structure

In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under our Employee Stock Purchase Plan, (b) the individual and aggregate participant share limitations described in the plan and (c) the price of shares that any participant has elected to purchase.

Corporate reorganization

Immediately before a corporate reorganization, the offering period and purchase period then in progress shall terminate and stock will be purchased with the accumulated payroll deductions, unless our Employee Stock Purchase Plan is assumed by the surviving corporation or its parent corporation under the plan of merger or consolidation.

Amendment and termination

Our board of directors will have the right to amend, suspend or terminate our Employee Stock Purchase Plan at any time. Any increase in the aggregate number of shares of stock to be issued under our Employee Stock Purchase Plan is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation.

Related party transactions

In addition to the compensation arrangements with directors and executive officers described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2008 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Registration rights

We have entered into an investors’ rights agreement with each of the purchasers of our preferred stock. Under this agreement, our preferred stockholders are entitled to registration rights with respect to their shares of common stock issuable upon the automatic conversion of their convertible preferred stock immediately prior to completion of this offering and common stock, respectively. The Sequoia Capital Funds and Stratim Capital Funds, each of which beneficially owns 5% or more of our outstanding common stock outstanding, have registration rights with respect to the shares of Series A preferred stock and Series B preferred stock held by them. No other 5% or greater stockholder, including Fred E. Durham III, Maheesh Jain and the Institutional Venture Partners Funds, and no directors or executive officers, have any registration rights. Douglas M. Leone, one of our directors, is affiliated with the Sequoia Capital Funds, but does not individually have any registration rights. For additional information, see “Description of capital stock—Registration rights.”

Acquisition of Canvas On Demand

In September 2010, we acquired substantially all of the assets of Canvas On Demand. Tom Lotrecchiano and Joe Schmidt are currently executive officers of CafePress Inc. and each held a 50% membership interest in Canvas On Demand at the time of the acquisition. In connection with the acquisition, their interests in the purchased assets were exchanged for a total purchase price of $10.1 million, which consisted of $6.0 million in cash, shares of our common stock with an approximate value of $4.0 million upon issuance, conditional cash payments estimated at $90,000, and a contingent right to receive up to $9.0 million in future earn-out payments. On September 30, 2011, the first earn-out period ended. The full earn-out amount for the first earn-out period was earned and we subsequently paid $1,062,500 each to Mr. Lotrecchiano and Mr. Schmidt. The contingent right to all future earn-out payments will expire on October 29, 2014. In connection with the transaction we also entered into a letter agreement with Tom Lotrecchiano and Joe Schmidt allowing for an increase in their contingent right to future earn-out payments per their membership interest if certain tax considerations are not met.

Participation in our initial public offering

Certain entities associated with Institutional Venture Partners and Glynn Capital Management, each of which is associated with certain of our existing stockholders, as well as certain of our directors and officers, including Bob Marino, our Chief Executive Officer, have indicated an interest in purchasing up to 300,000 shares of our common stock in this offering at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these persons may elect not to purchase shares in this offering. The underwriters will receive the same discount from any shares of our common stock purchased by such persons as they will from any other shares of our common stock sold to the public in this offering. Any shares sold to these persons will be subject to the lock-up agreements described under “Shares Eligible for Future Sale—Lock-Up Agreements.”

Indemnification agreements

We intend to enter into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for approval of related party transactions

Currently, any related party transaction is submitted to our board of directors and is approved by a disinterested majority of our board of directors. Our board of directors has approved a Related Person Transactions Policy that will be effective upon consummation of this offering. This Related Person Transactions Policy will provide for approval by the audit committee of our board of directors of transactions with our company valued at or more than $120,000 in which any director, officer, 5% or greater stockholder or certain related persons or entities has a direct or indirect material interest.

Principal and selling stockholders

The following table sets forth information as of December 31, 2011, the number of shares of common stock beneficially owned and the percentage of common stock beneficially owned before and after the completion of this offering (assuming no shares are purchased in this offering by our officers or directors as described under “Underwriting”) by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each of the selling stockholders.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o CafePress Inc., 1850 Gateway Drive, Suite 300, San Mateo, California 94404.

All of the shares beneficially owned after the completion of this offering by the above-mentioned persons will be subject to a 180-day restricted period under the lock-up agreements described under “Shares eligible for future sale—Lock-up agreements.” In addition, Fred E. Durham III and Maheesh Jain, two of our greater than 5% stockholders, have also agreed to a 360-day restricted period with respect to 1,312,718 and 1,157,508 shares held beneficially by them as of December 31, 2011, respectively, (or 975,218 and 820,008 shares, assuming the underwriters exercise their over-allotment option in full) and a 630-day restricted period with respect to 850,336 and 748,794 shares held beneficially by them as of December 31, 2011, respectively. See “Shares eligible for future sale—Lock-up agreements” for more information.

The shares to be sold by the selling stockholders were originally issued and sold by us to such stockholders pursuant to exemptions from registration requirements in reliance upon Section 4(2) of the Securities Act or Regulation D thereunder, or Rule 701 promulgated under Section 3(b). The shares issued and sold in reliance upon Section 4(2) or Regulation D were issued and sold in private placement transactions of our common stock as well as our Series A, Series B and Series I preferred stock at various times from October 1999 to February 2007. The selling stockholders in each of these transactions were accredited investors. The shares issued and sold in reliance upon Rule 701 were issued and sold pursuant to the exercise of options to purchase our common stock granted under benefit plans relating to compensation as provided under Rule 701. Each of the selling stockholders represented their intentions at the time to acquire the securities for investment only and not with a view to or sale in connection with any distribution thereof and had adequate access to information about us.

Unless otherwise noted below, none of the selling stockholders have had any position, office or other material relationship with CafePress or any of its predecessors or affiliates within the past three years.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Percentage ownership is based on 14,478,700 shares of common stock outstanding on December 31, 2011, which gives effect to the conversion of each share of our preferred stock into one share of common stock. For purposes of the table below, we have assumed that 16,978,700 shares of common stock will be outstanding upon completion of this offering. The percentage ownership information assumes no exercise of the underwriters’ overallotment option. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and address of beneficial owner	Beneficial ownership of shares before offering(1)		Number of shares offered		Beneficial ownership of shares after the closing
			Without overallotment exercise	With overallotment exercise	Without overallotment exercise			With overallotment exercise
	Number	Percent			Number	Percent		Number	Percent

5% or greater stockholders:
Fred E. Durham III(2)	2,760,616	18.7%	597,562	935,062	2,163,054	12.5%		1,825,554	10.6%
Maheesh Jain (Jain Family Trust)(3)	2,454,184	16.9%	547,882	885,382	1,906,302	11.2%		1,568,802	9.2%
Sequoia Capital Funds(4)	2,902,783	20.0%	—	—	2,902,783	17.1%		2,902,783	17.1%
Stratim Capital Funds(5)	951,672	6.6%	—	—	951,672	5.6%		951,672	5.6%

Named executive officers and directors:
Bob Marino(6)	186,304	1.3%	—	—	186,304	1.1%		186,304	1.1%
Monica N. Johnson(7)	157,763	1.1%	15,000	15,000	142,763	*		142,763	*
Tom Lotrecchiano(8)	175,438	1.2%	33,815	33,815	141,623	*		141,623	*
Abdul Popal(9)	160,405	1.1%	19,774	19,774	140,631	*		140,631	*
Joe Schmidt(10)	175,438	1.2%	33,815	33,815	141,623	*		141,623	*
Fred E. Durham III(2)	2,760,616	18.7%	597,562	935,062	2,163,054	12.5%		1,825,554	10.6%
Brad W. Buss(11)	26,561	*	—	—	26,561	*		26,561	*
Patrick J. Connolly(12)	21,250	*	—	—	21,250	*		21,250	*
Douglas M. Leone(13)	2,902,783	20.0%	—	—	2,902,783	17.1%		2,902,783	17.1%
Michael Dearing(14)	10,625	*	—	—	10,625		*	10,625	*
All directors and executive officers as a group (10 persons)(15)	6,577,183	43.2%	699,966	1,037,466	5,877,217	33.3%		5,539,717	31.3%

Certain other selling stockholders:
ELG Partners(16)	27,749	*	9,000	9,000	18,749	*		18,749	*
Joel J. Paston	591,970	4.1%	175,000	175,000	416,970	2.5%		416,970	2.5%
Lynch Family Trust(17)	25,000	*	6,000	6,000	19,000	*		19,000	*
Michael Murray	31,751	*	12,500	12,500	19,251	*		19,251	*
Ohana Holdings, LLC (18)	23,278	*	23,278	23,278	—	*		—	*
PacRim Venture Partners Funds(19)	220,702	1.5%	110,350	110,350	110,352	*		110,352	*
Robert Senoff	30,553	*	12,500	12,500	18,053	*		18,053	*
Staenberg Private Capital, LLC(20)	89,471	*	67,100	67,100	22,371	*		22,371	*
Steven Blank**	153,381	1.1%	45,534	45,534	107,847	*		107,847	*
William J. Anderson	44,955	*	10,000	10,000	34,955	*		34,955	*

Angela Low(21)**	42,374	*	5,000	5,000	37,374	*		37,374	*
Dawn Durham 2005 Trust (22)	210,959	1.5%	138,045	138,045	72,914	*		72,914	*
Holtzbrinck Ventures GmBH & Co., KG (23)	82,705	*	16,541	16,541	66,164	*		66,164	*
Joshua Collins(24)**	10,804	*	3,000	3,000	7,804	*		7,804	*
Marc Cull(25)**	23,653	*	5,000	5,000	18,653	*		18,653	*
Philip J. Monego, Sr.(26)**	249,316	1.7%	30,000	30,000	219,316	1.3%		219,316	1.3%
Ryan Kearns(27)**	19,077	*	3,000	3,000	16,077	*		16,077	*
Samantha Loredo(28)**	7,324	*	2,000	2,000	5,324	*		5,324	*
William R. Beardsley**	36,651	*	4,152	4,152	32,499	*		32,499	*
All other selling stockholders (29)	99,356	*	74,152	74,152	25,204	*		25,204	*

*	Represents beneficial ownership of less than 1%.

**	This individual is currently, or in the past three years has been, a director, officer or employee of CafePress or any of its affiliates.

(1)	Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes options to purchase shares of common stock exercisable within 60 days of December 31, 2011. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Includes 310,000 shares subject to options exercisable within 60 days of December 31, 2011.

(3)	Includes 5,468 shares subject to options exercisable within 60 days of December 31, 2011 held by Maheesh Jain. Maheesh Jain holds dispositive and voting power over these shares.

(4)	Consists of 16,587 shares held by Sequoia Capital Entrepreneurs Annex Fund, 912,304 shares held by Sequoia Capital Franchise Fund, 124,405 shares held by Sequoia Capital Franchise Partners, 398,095 shares held by Sequoia Capital IX, 1,272,726 shares held by Sequoia Capital XI, 138,463 shares held by Sequoia Capital XI Principals Fund and 40,203 shares held by Sequoia Technology Partners XI. SC XI Management, LLC is the General Partner of each of Sequoia Capital XI and Sequoia Technology Partners XI and the managing member of Sequoia Capital XI Principals Fund. SCFF Management, LLC is the General Partner of each of Sequoia Capital Franchise Fund and Sequoia Capital Franchise Partners. SC IX.I Management, LLC is the General Partner of each of Sequoia Capital IX and Sequoia Capital Entrepreneurs Annex Fund. Douglas Leone, Michael Moritz and Michael Goguen share voting and investment power as managing members of SC XI Management, LLC. Each of Douglas Leone, Michael Moritz and Michael Goguen disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. Douglas Leone, Michael Moritz, Michael Goguen and Mark Stevens share voting and investment power as managing members of SC IX.I Management, LLC. Each of Douglas Leone, Michael Moritz, Michael Goguen and Mark Stevens disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. Douglas Leone, Michael Moritz, Michael Goguen and Mark Stevens share voting and investment power as managing members of SCFF Management, LLC. Each of Douglas Leone, Michael Moritz, Michael Goguen and Mark Stevens disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The principal address for each of the Sequoia Capital funds is 3000 Sand Hill Road, 4-250, Menlo Park, CA 94025.

(5)	Consists of 80,106 shares held by Stratim Capital LCP Fund, LLC, 80,108 shares held by Stratim Capital Retail 3.0 Fund-HW, 63,418 shares held by Stratim Capital Retail 3.0 Fund-TWP, 709,254 shares held by Stratim Capital Special Situations II Parallel, LLC and 18,786 shares held by Stratim Capital, LLC. Zachary Abrams holds dispositive and voting power over these shares and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The principal address for each of the Stratim Capital funds is 1609 Baker St., San Francisco, CA 94115.

(6)	Includes 153,888 shares subject to options exercisable within 60 days of December 31, 2011.

(7)	Includes 132,763 shares subject to options exercisable within 60 days of December 31, 2011.

(8)	See “Related party transactions – Acquisition of Canvas On Demand”.

(9)	Includes 96,155 shares subject to options exercisable within 60 days of December 31, 2011.

(10)	See “Related party transactions – Acquisition of Canvas On Demand”.

(11)	Consists of 26,561 shares subject to options exercisable within 60 days of December 31, 2011.

(12)	Consists of 21,250 shares subject to options exercisable within 60 days of December 31, 2011.

(13)	Consists of 2,902,783 shares held by the Sequoia Capital funds. Reference is hereby made to footnote 4.

(14)	Includes 3,125 shares subject to options exercisable within 60 days of December 31, 2011.

(15)	Includes 2,902,783 shares held by the Sequoia Capital funds and an aggregate of 743,742 shares subject to options exercisable within 60 days of December 31, 2011.

(16)	Wayland M. Brill and Nelson D. Crandall share dispositive and voting power over these shares. The principal address of ELG Partners is 4400 Bohannon Drive, Suite 280, Menlo Park, California 94025.

(17)	James Lynch and Debora Lynch, as trustees of the Lynch Family Trust, share dispositive and voting power over these shares.

(18)	Michael G. Mohr as Managing Member holds dispositive and voting power over these shares. The principal address of Ohana Holdings, LLC is 720 University Avenue, Suite 200, Los Gatos, California 95032.

(19)	Consists of 114,113 shares held by PacRim Venture Partners I-Q, L.P. and 106,589 shares held by PacRim Venture Partners I, L.P. Thomas J. Toy and Huoy-Ming Yeh share dispositive and voting power over these shares and each disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein. The principal address for each of the PacRim Venture Partners Funds is 535 Middlefield Road, Suite 280, Menlo Park, California 94025.

(20)	Jon Staenberg holds dispositive and voting power over these shares. The principal address of Staenberg Private Capital, LLC is 2121 Terry Avenue #1403, Seattle, Washington 98121.

(21)	Includes 14,874 shares subject to options exercisable within 60 days of December 31, 2011.

(22)	Dawn Durham, as sole trustee, holds dispositive and voting power over these shares. Dawn Durham is the mother of Fred E. Durham III.

(23)	HV Holtzbrinck Ventures Fund IV LP is the sole shareholder of Holtzbrinck Ventures GmBH & Co., KG. The general partner of HV Holtzbrinck Ventures Fund IV LP is HV Holtzbrinck Ventures Fund IV GP. Lars Langusch, Sven Achter, Christoph Jung and Martin Weber share dispositive and voting power over these shares as the indirect shareholders of HV Holtzbrinck Ventures Fund IV GP. The principal address of Holtzbrinck Ventures GmBH & Co., KG is Kaiserstraße 14b, 80801 Munich, Germany.

(24)	Includes 10,304 shares subject to options exercisable within 60 days of December 31, 2011.

(25)	Includes 23,653 shares subject to options exercisable within 60 days of December 31, 2011.

(26)	Includes 56,663 shares held by Technology Perspectives Partners, LLC and 21,500 shares held by the Philip J. Monego Rollover IRA. Mr. Monego holds dispositive and voting power over these shares but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(27)	Includes 9,077 shares subject to options exercisable within 60 days of December 31, 2011.

(28)	Includes 5,324 shares subject to options exercisable within 60 days of December 31, 2011.

(29)	Represents shares held by 31 selling stockholders not listed above who, as a group, own less than 1% of the outstanding common stock prior to this offering. None of these selling stockholders are currently, or in the past three years have been, an officer, director, employee or consultant of CafePress or any of its affiliates.

Description of capital stock

General

The following is a summary of our capital stock and provisions of our amended and restated certificate of incorporation and bylaws as they will be in effect upon the completion of this offering. You should also refer to the copies of our amended and restated certificate of incorporation and bylaws that have been or will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part, and to the provisions of Delaware law. Upon completion of this offering, our authorized capital stock will consist of 500,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share, after giving effect to the conversion of all outstanding preferred stock into common stock and the amendment and restatement of our certificate of incorporation.

Common stock

As of December 31, 2011, there were 14,478,700 shares of common stock outstanding held by approximately 285 stockholders of record, assuming the conversion on a one-for-one basis of each outstanding share of Series A preferred stock, Series B preferred stock and Series I preferred stock upon the completion of this offering.

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Upon completion of this offering and the filing of our amended and restated certificate of incorporation, our common stockholders will not be entitled to cumulative voting in the election of directors by our certificate of incorporation. This means that the holders of a majority of the voting shares will be able to elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock will be entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. Upon our liquidation, dissolution or winding-up, the holders of common stock would be entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the common stock. All currently outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued in this offering, when paid for, will also be fully paid and nonassessable.

Preferred stock

Upon the completion of this offering, each outstanding share of our Series A preferred stock will be converted into one share of common stock, or an aggregate of 2,515,691 shares of common stock, each outstanding share of our Series B preferred stock will convert into one share of common stock, or an aggregate of 2,902,783 shares of common stock and each outstanding share of our Series I preferred stock will convert into one share of common stock, or an aggregate of 116,489 shares of common stock.

Following the conversion of each share of our preferred stock into shares of common stock, our certificate of incorporation will be amended and restated to delete all references to the prior series of preferred stock and our board of directors will be authorized, subject to limitations imposed by Delaware law, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, without stockholder approval. Our board of directors will be authorized to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board of directors will also be able to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or alter other rights of the holders of our common stock, or that could decrease the amount of earnings and assets available for distribution to holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of us and might harm the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock after the completion of this offering.

Registration rights

After this offering, the holders of 5,418,474 shares of common stock, which includes the shares issued upon conversion of our preferred stock upon completion of this offering, without taking into account any shares sold in this offering by the selling stockholders, are entitled to contractual rights by which they may require us to register those shares under the Securities Act. All of these shares are subject to a lock-up period for 180 days. If we propose to register any of our securities under the Securities Act for our own account, holders of those shares are entitled to include their shares in our registration, provided they accept the terms of the underwriting as agreed upon between us and the underwriters selected by us, and, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in the registration. Subject to limitations and conditions specified in the Investors’ Rights Agreement dated January 21, 2005 with the holders, holders of at least 25% of the shares of common stock issued upon conversion of the Series A preferred stock and Series B preferred stock, may require us to prepare and file a registration statement under the Securities Act at our expense covering those shares, provided that the anticipated aggregate public offering price would be at least $20,000,000. We are not obligated to effect more than two of these demand registrations. Additionally, holders of the above-mentioned shares may also require us to file additional registration statements on Form S-3, subject to the limitations specified in the rights agreement mentioned above.

Anti-takeover effects of Delaware law and our certificate of incorporation and bylaws

The provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•

the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by our board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after the date the business combination is approved by our board of directors, the business combination is authorized at a meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person.

A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders, however we have not opted out of, and we do not currently intend to opt out of, this provision. The statute could prohibit or delay mergers or other takeover or change of control attempts and, accordingly, may discourage attempts to acquire us.

Charter and bylaws

Following the completion of this offering, our certificate of incorporation and bylaws will provide that:

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•	the classification of our board of directors so that only a portion of our directors is elected each year, with each director serving a three-year term;

•

the approval of holders of two-thirds of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action by written consent or call a special meeting;

•	our board of directors will be expressly authorized to adopt, amend or repeal our bylaws;

•

the Court of Chancery of the State of Delaware will be the sole and exclusive forum for derivative actions, claims of breach of a fiduciary duty, claims asserted under the Delaware General Corporation Law or claims governed by the internal affairs doctrine;

•	stockholders may not call special meetings of the stockholders or fill vacancies on our board of directors;

•	stockholders must provide notice of nominations of directors or the proposal of business to be voted on at an annual meeting;

•	our board of directors will be authorized to issue preferred stock without stockholder approval, as described above; and

•

we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Limitation of liability and indemnification matters

We will adopt provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will require the approval of the holders of shares representing at least two-thirds of the shares entitled to vote in the election of directors, voting as one class.

Our certificate of incorporation and bylaws will also provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law. Our certificate of incorporation and bylaws will also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We intend to enter into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Listing symbol

We have applied to list our common stock on The NASDAQ Global Select Market under the symbol “PRSS.”

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Inc.

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after the restrictions lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of restricted shares

Upon completion of this offering, we will have 16,978,700 outstanding shares of common stock, assuming that there are no exercises of outstanding options after December 31, 2011. The 4,500,000 shares of common stock being sold in this offering will be freely tradable, other than by any of our “affiliates” as defined in Rule 144(a) under the Securities Act and any shares purchased in this offering by entities associated with Institutional Venture Partners, Glynn Capital Management or our officers or directors, as described under “Underwriting,” which will be subject to the lock-up agreements described below, without restriction or registration under the Securities Act. All remaining shares were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act. These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act. Shares purchased by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the exemption under Rule 144 under the Securities Act, as described below.

As a result of the lock-up agreements described below, other contractual restrictions on resale and the provisions of Rules 144 and 701 described below, the restricted securities will be available for sale in the public market as follows:

•	269,449 shares may be eligible for sale prior to 180 days after the date of this prospectus if the requirements of Rule 144 or Rule 701 have been met;

•

8,169,195 shares will be eligible for sale upon the expiration of the 180-day restricted period under the lock-up agreements, described below, beginning 181 days after the date of this prospectus, subject in certain cases to extension as described below, and when permitted under Rule 144 or 701;

•

1,269,836 shares will be eligible for sale upon the exercise of vested options as of December 31, 2011, beginning 181 days after the date of this prospectus, subject in certain cases to extension as described below;

•

2,470,226 shares beneficially held as of December 31, 2011 will be eligible for sale upon the expiration of the 360-day restricted period under the lock-up agreements, described below, beginning 361 days after the date of this prospectus, subject in certain cases to extension as described below, and when permitted under Rule 144 or 701; and

•

1,599,130 shares beneficially held as of December 31, 2011 will be eligible for sale upon the expiration of the 630-day restricted period under the lock-up agreements, described below, beginning 631 days after the date of this prospectus, subject in certain cases to extension as described below, and when permitted under Rule 144 or 701.

Lock-up agreements

Our directors, executive officers and holders of substantially all of our outstanding common stock (on a fully-diluted basis as of December 31, 2011 without giving effect to this offering) have agreed with limited exceptions that they will not sell any shares of common stock owned by them without the prior written consent of

J.P. Morgan Securities LLC and Jefferies & Company, Inc., on behalf of the underwriters, for a period of 180 days from the date of this prospectus. In addition, Fred E. Durham III and Maheesh Jain, two of our greater than 5% stockholders, have agreed to the same restrictions described above for a period of 360 days from the date of this prospectus with respect to 1,312,718 and 1,157,508 shares held beneficially by them as of December 31, 2011, respectively, (or 975,218 and 820,008 shares, assuming the underwriters exercise their over-allotment option in full) and for a period of 630 days from the date of this prospectus with respect to 850,336 and 748,794 shares held beneficially by them as of December 31, 2011, respectively. However, subject to certain exceptions, in the event that either:

•	during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period,

then in either case the expiration of the restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless J.P. Morgan Securities LLC and Jefferies & Company, Inc. waive, in writing, such an extension. Subject to certain exceptions, at any time and without public notice, J.P. Morgan Securities LLC and Jefferies & Company, Inc. may in their sole discretion release some or all of the securities from these lock-up agreements. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline.

See “Underwriting” for a more complete description of the lock-up agreements.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the closing of this offering, without regard to the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

Beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, who beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•

1% of the then outstanding shares of our common stock, or approximately 169,787 shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares; or

•	the average weekly trading volume of the common stock on The NASDAQ Global Select Market or during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates are also subject to requirements relating to manner of sale, notice and availability of current public information about us.

Rule 701

Subject to various limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisors prior to the completion of this offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to stock options granted by us before this offering, along with the shares acquired upon exercise of those options. Securities issued in reliance on Rule 701 are deemed to be restricted securities and, beginning 90 days after the date of this prospectus, unless subject to the contractual restrictions described above, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the minimum holding period requirements. All securities issued in reliance on Rule 701 are also subject to the 180-day lock-up period described above.

Stock plans

We intend to file a registration statement under the Securities Act covering 3.7 million shares of common stock reserved for issuance under our 1999 Stock Plan, 2004 Stock Plan and 2012 Stock Incentive Plan, as well as 250,000 shares reserved for issuance under our Employee Stock Purchase Plan. This registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under this registration statement will be available for sale in the open market unless those shares are subject to vesting restrictions with us or the contractual restrictions described above.

Registration rights

In addition, after this offering, the holders of 5,418,474 shares of common stock, which includes the shares issued upon conversion of our preferred stock upon the completion of this offering, without taking into account any shares sold in this offering by the selling stockholders, are entitled to contractual rights by which they may require us to register those shares under the Securities Act. These shares consist of, as of December 31, 2011, 5,418,474 shares of preferred stock, which shares of preferred stock will convert into shares of common stock upon completion of this offering. All of these shares are subject to a lock-up period for 180 days. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See “Description of capital stock—Registration rights.”

Material United States federal income tax considerations to non-U.S. holders

The following is a summary of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below.

This summary does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	“controlled foreign corporations,” or “passive foreign investment companies,” each as defined for U.S. federal income tax purposes;

•	partnerships or entities classified as partnerships for U.S. federal income tax purposes, or any investors in such entities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our common stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, for investment purposes); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

If a partnership or entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. holder defined

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock (other than a partnership or entity classified as a partnership for U.S. federal income tax purposes) that is not:

•	an individual citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election to be treated as a U.S. person.

Distributions

If we make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero. Any excess will be treated as gain from the sale or other disposition of the common stock and will be treated as described below under “—Gain on disposition of common stock.”

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 prior to the distribution date properly certifying qualification for the reduced rate.

However, dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the U.S.) generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Payment of effectively connected dividends that are included in the gross income of a non-U.S. holder generally are exempt from withholding tax if you provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 prior to the distribution date properly certifying such exemption.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you timely file an appropriate claim for refund with the IRS.

Gain on disposition of common stock

You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States), in which case you will be required to pay tax on the net gain derived from the sale (net of certain deductions or credits) under regular graduated U.S. federal income tax rates, and for a non-U.S. holder that is a corporation, such non-U.S. holder may be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though you are not considered a resident of the United States) subject to applicable income tax or other treaties providing otherwise; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock. In general, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Internal Revenue Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide (U.S. and foreign) real property interests and its other assets used or held for use in a trade or business. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the five year (or shorter) period that is described above.

Backup withholding and information reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of common stock made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person. Payment of the proceeds from a disposition of our common stock by a non-U.S. holder effected through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding if the payment is not received in the United States. However, information reporting, but generally not backup withholding, will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner thereof is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign account tax compliance

Recently enacted federal legislation, generally applicable to payments made after December 31, 2012, imposes a 30% U.S. withholding tax on dividends on our common stock and the gross proceeds from a disposition of our common stock paid to (i) a “foreign financial institution” (as specifically defined in this new legislation) unless such institution enters into an agreement with the U.S. Treasury to collect and disclose information regarding U.S. account holders of such institution (including certain account holders that are foreign entities with U.S. owners) and (ii) a non-financial foreign entity unless such entity provides the payor with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such withholding taxes. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

Underwriting

We and the selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Jefferies & Company, Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities LLC
Jefferies & Company, Inc.
Cowen and Company, LLC
Janney Montgomery Scott LLC
Raymond James & Associates, Inc.

Total	4,500,000

The underwriters are committed to purchase all the common shares offered by us and the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 675,000 additional shares of common stock from certain selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Certain entities associated with Institutional Venture Partners and Glynn Capital Management, each of which is associated with certain of our existing stockholders, as well as certain of our directors and officers, including Bob Marino, our Chief Executive Officer, have indicated an interest in purchasing up to 300,000 shares of our common stock in this offering at the initial public offering price. Because these indications of interest are not binding agreements or commitments to purchase, these persons may elect not to purchase shares in this offering. The underwriters will receive the same discount from any shares of our common stock purchased by such persons as they will from any other shares of our common stock sold to the public in this offering. Any shares sold to these persons will be subject to the lock-up agreements described under “Shares Eligible for Future Sale—Lock-Up Agreements.”

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 50,000 shares offered by this prospectus for sale to certain directors and officers. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Any reserved shares sold to our directors and officers will be subject to the lock-up agreements described under “Shares Eligible for Future Sale—Lock-Up Agreements.”

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us and the selling stockholders per share of common stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Paid by us		Paid by selling stockholders		Total
	No exercise	Full exercise	No exercise	Full exercise	No exercise	Full exercise

Per Share	$	$	$	$	$	$
Total	$	$	$	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $2,800,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Jefferies & Company, Inc. for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. These restrictions shall not apply to: (a) the sale of shares of our common stock in this offering; (b) the grant of options under our 2004 Stock Plan, 1999 Stock Plan or 2012 Stock Incentive Plan or the issuance of any shares of our common stock upon the exercise of options granted under such plans, provided that the recipient of such options (to the extent that such options shall vest within the period ending 180 days after the date of this prospectus) or such shares executes and delivers a lock-up agreement; (c) the filing by us of a registration statement on Form S-8 solely with respect to our 2004 Stock Plan, 1999 Stock Plan and 2012 Stock Incentive Plan; or (d) shares of, or warrants to purchase shares of, our common stock issued in connection with our acquisition of one or more businesses, products or technologies (whether by means of merger, stock purchase, asset purchase or otherwise), provided that (i) the aggregate number of shares issuable during the 180-day restricted period will not equal or exceed 5% of the total number of shares of our common stock issued and outstanding immediately following this offering and (ii) the recipient of any such shares or warrants executes and delivers a lock-up agreement.

Our directors and executive officers and holders of substantially all of our outstanding common stock (on a fully-diluted basis as of December 31, 2011 without giving effect to this offering) have also agreed that for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Jefferies & Company, Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, or stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. In addition, Fred E. Durham III and Maheesh Jain, two of our greater than 5% stockholders, have agreed to the same restrictions described above for a period of 360 days from the date of this prospectus with respect to 1,312,718 and 1,157,508 shares held beneficially by them as of December 31, 2011, respectively, (or 975,218 and 820,008 shares, assuming the underwriters exercise their over-allotment option in full) and for a period of 630 days from the date of this prospectus with respect to 850,336 and 748,794 shares held beneficially by them as of December 31, 2011, respectively. Notwithstanding the foregoing, if (1) during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions described above shall in certain cases continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. These restrictions generally shall not apply to: (a) the sale of shares of our common stock in this offering; (b) transfers of shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock as a bona fide gift or gifts; (c) distributions of shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock to members, stockholders, affiliates, subsidiaries, limited partners or general partners of the stockholder; (d) transfers of shares of our common stock or any security convertible into or exercisable or exchangeable for common stock by will or intestate succession to an immediate family member of the officer, director or stockholder or to a trust, the beneficiaries of which are exclusively the officer, director, or stockholder or their immediate family members; (e) transactions relating to shares of our common stock acquired in open market transactions after the completion of this offering; provided that in the case of any transfer or distribution pursuant to clause (b), (c) or (d), each donee or distributee execute sand delivers to the representatives a lock-up agreement; and provided, further, that in the case of any transfer, distribution or transaction pursuant to clause (b), (c), (d) or (e), no filing by any party under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership, and no other similar public announcement, will be required or will be made voluntarily in connection with such transfer, distribution or transaction during the restricted period (other than a filing on a Form 5 made after the expiration of the restricted period); (f) the “net” exercise of outstanding options in accordance with their terms and the surrender of shares of stock in lieu of payment in cash of any tax withholding obligation, provided that we, in each case, become the owner of the shares of our common stock surrendered in the net exercise and that such shares will be subject to the lock-up provisions referred to in the immediately preceding paragraph; (g) the exercise for cash, including payment in cash of any tax withholding obligation, of any options to acquire shares of our common stock, provided that any shares of our common stock acquired pursuant to clause (f) or (h) will be subject to these lock-up provisions; provided, further that with respect to clause (f) or (g), no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership, and no other similar public announcement, will be required or will be made voluntarily during the restricted period (other than a filing on a Form 5 made after the expiration of the restricted period); or (h) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer or sale of shares of our common stock, provided that such plan does not provide for the sale or transfer of our common stock during the restricted period, and provided further, that no filing by any party under the Exchange Act or other public announcement will be required in connection with the entering into of any such trading plan during the restricted period.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We have applied to list our common stock on The NASDAQ Global Select Market under the symbol “PRSS.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California. Davis Polk & Wardwell LLP, Menlo Park, California is representing the underwriters.

Experts

The consolidated financial statements of CafePress Inc. as of December 31, 2010 and 2011 and for each of the three years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find additional information

We have filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to the common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the Securities and Exchange Commission’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we intend to file reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of CafePress Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of convertible preferred stock and stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of CafePress Inc. (formerly CafePress.com, Inc.) and its subsidiary at December 31, 2011 and December 31, 2010 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

February 17, 2012

CafePress Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31,		Pro forma stockholders’ equity December 31, 2011
	2010	2011

			(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,276	$27,900
Short-term investments	10,033	8,437
Accounts receivable	3,500	2,210
Inventory	4,588	6,726
Deferred tax assets	1,395	1,842
Deferred costs	2,330	2,787
Prepaid expenses and other current assets	3,193	2,631

Total current assets	44,315	52,533

Property and equipment, net	12,727	13,303
Goodwill	6,796	11,076
Intangible assets, net	5,953	6,756
Deferred tax assets	1,590	2,115
Other assets	675	3,199

TOTAL ASSETS	$72,056	$88,982

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,407	$10,512
Accrued royalties payable	5,562	6,454
Accrued liabilities	6,113	8,713
Income taxes payable	1,521	1,539
Deferred revenue	5,422	6,870
Capital lease obligations, current	417	472

Total current liabilities	28,442	34,560

Capital lease obligations, non-current	2,603	2,702
Deferred rent	253	20
Other long-term liabilities	528	3,269

TOTAL LIABILITIES	31,826	40,551

Commitments and Contingencies (Note 11)

CONVERTIBLE PREFERRED STOCK:

Convertible preferred stock, $0.0001 par value—12,345 shares authorized as of December 31, 2010 and 2011; 5,535 shares issued and outstanding as of December 31, 2010 and 2011; liquidation preference of $17,902 as of December 31, 2010 and 2011; no shares issued and outstanding pro forma (unaudited)	22,811	22,811	$—

STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value—33,815 and 34,815 shares authorized as of December 31, 2010 and 2011; 8,608 and 8,944 shares issued and outstanding as of December 31, 2010 and 2011; 14,479 shares issued and outstanding pro forma at December 31, 2011 (unaudited)	1	1	$1
Additional paid-in capital	21,525	26,120	48,931
Accumulated deficit	(4,107)	(501)	(501)

TOTAL STOCKHOLDERS’ EQUITY	17,419	25,620	$48,431

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$72,056	$88,982

The accompanying notes are an integral part of these consolidated financial statements.

CafePress Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year ended December 31,
	2009	2010	2011

Net revenues	$103,493	$127,930	$175,482
Cost of net revenues	57,688	72,447	100,191

Gross profit	45,805	55,483	75,291

Operating expenses:
Sales and marketing	17,711	26,484	40,809
Technology and development	13,152	14,305	12,768
General and administrative	9,322	9,593	13,573
Acquisition-related costs	—	794	2,696

Total operating expenses	40,185	51,176	69,846

Income from operations	5,620	4,307	5,445
Interest income	220	116	56
Interest expense	(253)	(215)	(194)
Other income (expense), net	(3)	239	—

Income before income taxes	5,584	4,447	5,307
Provision for income taxes	2,255	1,724	1,701

Net income	$3,329	$2,723	$3,606

Net income per share of common stock:
Basic	$0.15	$0.11	$0.17

Diluted	$0.15	$0.10	$0.16

Shares used in computing net income per share of common stock:
Basic	8,065	8,308	8,798

Diluted	8,668	8,860	9,403

Pro forma net income per share of common stock:
Basic (unaudited)			$0.25

Diluted (unaudited)			$0.24

Shares used in computing pro forma net income per share of common stock:
Basic (unaudited)			14,333

Diluted (unaudited)			14,938

The accompanying notes are an integral part of these consolidated financial statements.

CafePress Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity

(In thousands)

	Convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2008	5,535	22,811	8,041	1	11,998	(10,159)	1,840
Issuance of common stock upon exercise of stock options	—	—	76	—	192	—	192
Stock-based compensation	—	—	—	—	2,225	—	2,225
Excess tax benefits from stock-based compensation	—	—	—	—	132	—	132
Purchase and retirement of common stock	—	—	(3)	—	(9)	—	(9)
Net income	—	—	—	—	—	3,329	3,329

Balance as of December 31, 2009	5,535	22,811	8,114	1	14,538	(6,830)	7,709
Issuance of common stock upon exercise of stock options	—	—	143	—	402	—	402
Issuance of common stock for acquisition activity	—	—	351	—	4,000	—	4,000
Stock-based compensation	—	—	—	—	2,234	—	2,234
Excess tax benefits from stock-based compensation	—	—	—	—	351	—	351
Net income	—	—	—	—	—	2,723	2,723

Balance as of December 31, 2010	5,535	22,811	8,608	1	21,525	(4,107)	17,419
Issuance of common stock upon exercise of stock options	—	—	335	—	1,878	—	1,878
Stock-based compensation	—	—	—	—	2,448	—	2,448
Excess tax benefits from stock-based compensation	—	—	—	—	269	—	269
Net income	—	—	—	—	—	3,606	3,606

Balance as of December 31, 2011	5,535	$22,811	8,943	$1	$26,120	$(501)	$25,620

The accompanying notes are an integral part of these consolidated financial statements.

CafePress Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31,
	2009	2010	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,329	$2,723	$3,606
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,013	6,364	5,836
Amortization of intangible assets	362	911	2,385
Loss (gain) on disposal of fixed assets	3	(282)	(175)
Stock-based compensation	2,141	2,174	2,378
Change in fair value of contingent consideration liability	—	—	137
Deferred income taxes	(397)	(560)	(972)
Tax benefit from stock-based compensation	132	351	269
Excess tax benefits from stock-based compensation	(162)	(388)	(472)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(275)	(2,254)	1,319
Inventory	(1,158)	(922)	(2,079)
Prepaid expenses and other current assets	741	(3,097)	140
Other assets	1	(74)	(336)
Accounts payable	993	3,492	371
Accrued royalties payable	(2,836)	514	892
Accrued and other liabilities	(665)	2,508	2,159
Income taxes payable	2,537	(1,046)	18
Deferred revenue	(58)	3,139	1,448

Net cash provided by operating activities	10,701	13,553	16,924

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	(13,974)	(10,138)	(8,652)
Proceeds from maturities of short-term investments	10,998	13,079	10,248
Purchase of property and equipment	(2,016)	(4,389)	(3,440)
Capitalization of software and website development costs	(1,267)	(1,447)	(1,933)
Proceeds from disposal of fixed assets	3	335	235
Increase in restricted cash	—	—	(500)
Acquisitions of businesses, net of cash acquired	—	(5,372)	(3,985)

Net cash used in investing activities	(6,256)	(7,932)	(8,027)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(344)	(390)	(441)
Payments for deferred offering costs	—	—	(2,182)
Proceeds from exercise of stock options	192	402	1,878
Repurchase and retirement of common stock	(9)	—	—
Excess tax benefits from stock-based compensation	162	388	472

Net cash provided by (used in) financing activities	1	400	(273)

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,446	6,021	8,624
CASH AND CASH EQUIVALENTS—Beginning of period	8,809	13,255	19,276

CASH AND CASH EQUIVALENTS—End of period	$13,255	$19,276	$27,900

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$240	$213	$194
Income taxes paid	509	2,960	2,384

NONCASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment acquired under capital leases	$—	$84	$529
Common stock issued for acquisitions	—	4,000	—
Accrued purchases of property and equipment	—	110	408
Deferred offering costs not yet paid	—	—	367

The accompanying notes are an integral part of these consolidated financial statements.

CafePress Inc.

Notes to Consolidated Financial Statements

(In thousands)

1. Description of the company

CafePress Inc., (the “Company”), formerly CafePress.com, Inc., was incorporated under the laws of the State of California on October 18, 1999. On January 19, 2005, the Company was reincorporated under the laws of the State of Delaware. On June 7, 2011 the name of the Company was changed to CafePress Inc.

In July 2008, the Company acquired Imagekind, Inc. a Seattle, Washington based online marketplace for art. In September 2010, the Company acquired Canvas On Demand, LLC, a Raleigh, North Carolina based online service for creating personalized canvases from photographs.

In October 2011, the Company acquired substantially all of the assets of L&S Retail Ventures, Inc., including the e-commerce website InvitationBox.com, an online customized stationery company located in Cary, North Carolina.

The Company serves its customers, including both consumers and content owners, through its portfolio of e-commerce websites, including its flagship website, CafePress.com. The Company’s consumers include millions of individuals, groups, businesses and organizations who leverage its innovative and proprietary print-on-demand services to express interests, beliefs, and affiliations by customizing a wide variety of products. These products include clothing and accessories, art and posters, stickers, home accents, and stationery. The Company’s content owners include individual designers as well as artists and branded content licensors who leverage its platform to reach a mass consumer base and monetize their content.

Content owners include individuals or groups who upload or design images for their own purchase or for sale to others, or corporate clients who provide content to support the sale of branded merchandise. These products can be sold through storefronts hosted by CafePress. Content owners may also sell products through the retail marketplace found on the Company’s portfolio of e-commerce websites, both of which are referred to as shops.

The Company manages substantially all aspects of doing business online, including e-commerce services, product manufacturing and sourcing, fulfillment, and customer service.

2. Summary of significant accounting policies

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany transactions and balances have been eliminated.

Segments

The Company’s chief operating decision maker is its Chief Executive Officer, who manages the Company’s operations on a consolidated basis for purposes of allocating resources. As a result, the Company has a single operating segment which is the Company’s single reportable segment. All of the Company’s principal operations and decision-making functions are located in the United States.

Unaudited pro forma stockholders’ equity

The pro forma stockholders’ equity as of December 31, 2011 presents the Company’s consolidated stockholders’ equity as though all of the Company’s convertible preferred stock outstanding had automatically converted into shares of common stock upon the completion of a qualifying initial public offering of the Company’s common stock.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. On an ongoing basis, the Company evaluates its estimates, including but not limited to those related to revenue recognition, provisions for doubtful accounts, credit card chargebacks, sales returns, inventory write-downs, stock-based compensation, fair value of the Company’s common stock, legal contingencies, depreciable lives, asset impairments, accounting for business combinations, and income taxes including required valuation allowances. The Company bases its estimates on historical experience, projections for future performance and other assumptions that it believes to be reasonable under the circumstances. Actual results could differ materially from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity or remaining maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds. The Company’s cash is deposited primarily with U.S. financial institutions. The deposits in money market funds are not federally insured.

Short-term investments

Short-term investments are securities with original maturities greater than three months but less than one year. Short-term investments, consisting of certificates of deposit, are classified as available-for-sale securities and are carried at fair value. The fair value of short-term investments approximate their carrying value and unrealized gains and losses and realized gains and losses have not been material for all periods presented.

Accounts receivable

Accounts receivable consist primarily of trade amounts due from customers and from uncleared credit card transactions at period end. Accounts receivable are recorded at invoiced amounts and do not bear interest. The Company has not experienced significant credit losses from its accounts receivable. The Company performs a regular review of its customers’ payment histories and associated credit risks and it does not require collateral from its customers.

Fair value of financial instruments

The Company records its financial assets and liabilities at fair value. The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities have carrying amounts which approximate fair value due to the short-term maturity of these instruments.

Concentration of credit risk and other risks and uncertainties

The Company’s cash, cash equivalents and short-term investments are deposited with financial institutions and money market funds in the United States. At times, such deposits may be in excess of the amount of insurance provided on such deposits. The Company has not experienced any losses on its cash, cash equivalents or short-term investments.

The Company’s products and services are concentrated in the e-commerce industry, which is highly competitive and rapidly changing.

The Company’s net revenues are settled primarily through credit cards, and to a lesser extent, amounts invoiced to group-buying service providers and fulfillment services customers. For all periods presented, the substantial majority of net revenues were settled through payments by credit card and for the years ended December 31, 2009, 2010 and 2011, no one customer accounted for more than 10% of total net revenues. Credit card receivables settle relatively quickly and the Company maintains allowances for potential credit losses based on historical experience. To date, such losses have not been material and have been within management’s expectations.

The Company’s accounts receivable are derived primarily from customers located in the United States and consist primarily of amounts due from group-buying service providers and fulfillment services customers to which the Company has extended credit. The Company performs an initial credit evaluation at the inception of a contract and regularly evaluates its ability to collect outstanding customer invoices. Two customers accounted for 91% (60% and 31%, respectively) of gross accounts receivable as of December 31, 2010. Two customers accounted for 57% (35% and 22%, respectively) of gross accounts receivable as of December 31, 2011.

Inventory

Inventory is comprised primarily of raw materials and is stated at lower of cost or market using the first-in, first-out (“FIFO”) method. The cost of excess or obsolete inventory is written down to net realizable value when the Company determines inventories to be slow moving, obsolete or excess, or where the selling price of the product is insufficient to cover product costs and selling expense. This evaluation takes into account expected demand, historical usage, product obsolescence and other factors. Recoveries of previously written down inventory are recognized only when the related inventory is sold and revenue has been recognized.

Property and equipment

Property and equipment, which includes property and equipment acquired under capital leases, are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. Amortization expense of assets acquired through capital leases is included in depreciation and amortization expense in the statements of operations.

The useful lives of the property and equipment are as follows:

Building	Lease term
Office furniture and computers	3 years
Computer software	2 to 3 years
Production equipment	3 to 7 years
Leasehold Improvement	Shorter of lease term or estimated useful life

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recorded in the statement of operations. Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not extend the lives of the assets are charged to expense as incurred.

Internal use software and website development costs

The Company incurs costs associated with website development and for software developed or obtained for internal use. The Company expenses all costs that relate to the planning associated with website development and for the post-implementation phases of development as product development expense. Costs incurred in the development phase are capitalized and amortized over the product’s estimated useful life of two to three years. Costs associated with repair or maintenance are expensed as incurred. For the years ended December 31, 2009, 2010 and 2011, the Company capitalized $1.4 million, $1.5 million and $2.0 million, respectively, of website development costs and software development costs related to software for internal use.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed related to a business combination. Goodwill is presumed to have an indefinite life and is not subject to amortization. The Company conducts a test for the impairment of goodwill during the third quarter and whenever events or changes in circumstances indicate that the carrying value of the goodwill may not be fully recoverable. The annual impairment test is a two-step process. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step indicates impairment, then the loss is measured as the excess of recorded goodwill over its implied fair value, or the excess of the fair value of the reporting unit over the fair value of all identified assets and liabilities.

The application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, and determining the appropriate discount and growth rates and other assumptions. The Company’s discounted cash flow analyses factor in assumptions on revenue and expense growth rates. These estimates are based upon the Company’s historical experience and projections of future activity, factoring in customer demand, and a cost structure necessary to achieve the related revenues. Additionally, these discounted cash flow analyses factor in expected amounts of working capital and weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit which could trigger impairment.

The Company determined it had two reporting units for all periods presented. In 2009, 2010 and 2011, the Company determined there was no indication of impairment.

Impairment of long-lived assets and intangible assets

The Company reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company reviews long-lived assets and intangible assets for impairment at the lowest level for which identifiable cash flows are largely independent of other assets and liabilities. For all periods presented no assets were tested for impairment at the consolidated entity level and impairment assessments were performed at the reporting unit or at a lower-level asset group level. Recoverability is measured by comparison of the carrying amount of the future net cash flows which the assets are expected to generate. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset. There were no charges in 2009, 2010 or 2011.

Minimum royalty and content license commitments

The Company pays royalties to branded content owners for the use of their content on the Company’s products. Royalty-based obligations are generally either paid in advance and capitalized on the balance sheet as prepaid royalties or accrued as incurred and subsequently paid. Royalty-based obligations paid in advance are generally non-refundable. Royalty-based obligations are expensed to cost of net revenues at the contractual royalty rate for the relevant product sales on a per transaction basis.

The Company’s contracts with some licensors include minimum guaranteed royalty payments, which are payable regardless of the ultimate volume of sales. When no significant performance remains with the licensor, the Company initially records each of these guarantees as an asset and as a liability at the contractual amount. The Company records an asset for the right to use the content on its merchandise because it represents a probable future economic benefit. When significant performance remains with the licensor, the Company records prepaid royalty payments as an asset when actually paid. The Company recorded royalty assets of $1.1 million and $0.6 million as of December 31, 2010 and 2011, respectively. The Company recorded a minimum guaranteed liability of $1.0 million and $0.5 million as of December 31, 2010 and 2011, respectively. The Company classifies accrued minimum royalty obligations as current liabilities to the extent they are contractually due within twelve months.

Each quarter, the Company evaluates the realization of its royalty assets as well as any unrecognized guarantees not yet paid to determine amounts that it deems unlikely to be realized through product sales. The Company uses estimates of future revenues in determining the projected net cash flows to evaluate the future realization of royalty assets and guarantees. This evaluation considers the term of the agreement and current and anticipated sales levels, as well as other qualitative factors such as the success of similar content deals. To the extent that this evaluation indicates that the remaining royalty assets and guaranteed royalty payments may not be recoverable, the Company records an impairment charge to cost of net revenues in the period impairment is indicated.

Revenue recognition

The Company recognizes revenues from product sales, net of estimated returns based on historical experience, when the following revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists;

(2) delivery has occurred or the service has been provided; (3) the selling price or fee revenue earned is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured.

The Company evaluates whether it is appropriate to record the gross amount of product sales and related costs as product revenues or the net amount earned as fulfillment revenues. Revenues are recorded at the gross amount when the Company is the primary obligor in a transaction, is subject to inventory and credit risk, has latitude in establishing prices and selecting suppliers, or has most of these indicators. When the Company is not the primary obligor and does not take inventory risk, revenues will be recorded at the net amount received by the Company as fulfillment revenues. Fulfillment revenues for the years ended December 31, 2009, 2010 and 2011 were less than 2%, 2% and 1% of total net revenues, respectively.

Product sales and shipping revenues are recognized net of promotional discounts, rebates, and return allowances. Revenues from product sales and services rendered are recorded net of sales and consumption taxes. The Company periodically provides incentive offers to customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases, and other similar offers. Current discount offers, when used by customers, are treated as a reduction of revenues. The Company maintains an allowance for estimated future returns and credit card chargebacks based on current period revenues and historical experience.

The Company accounts for flash deal promotions through group-buying websites as gift certificates. The Company records deferred revenue at the time of the promotion based on the gross fee payable by the end customer as the Company considers it is the primary obligor in the transaction. Revenue is recognized on redemption of the offer and delivery of the product to the Company’s customers. The Company recognizes gift certificate breakage from flash deal promotions as a component of revenues. When the Company concludes that insufficient history of redemption and breakage experience exists, breakage revenue is recognized upon expiration of the flash deal promotion. Changes in customers’ behavior could impact the amounts that are ultimately redeemed and could affect the breakage recognized as a component of revenues.

Deferred revenues include funds received in advance of product fulfillment, deferred revenue for flash deal promotions and giftcards and amounts deferred until applicable revenue recognition criteria are met. Direct and incremental costs associated with deferred revenue are deferred, classified as deferred costs and recognized in the period revenue is recognized.

Cost of net revenues

Cost of net revenues include materials, shipping, labor, royalties and fixed overhead costs related to manufacturing facilities, as well as outbound shipping and handling costs, including those related to promotional free shipping and subsidized shipping and handling. Royalty payments to the Company’s content owners for transactions where the Company acts as principal and records revenues on a gross basis are included in cost of net revenues and accrued in the period revenue is recognized. Such royalty payments included in cost of net revenues were $13.9 million, $12.5 million and $14.8 million for the years ended December 31, 2009, 2010 and 2011, respectively.

Shipping and handling charges

Shipping and handling charged to customers are recorded in net revenues. Associated costs are recorded in cost of net revenues.

Technology and development

Technology and development costs consist of costs related to engineering, network operations, and information technology, including personnel expenses of employees involved in these roles. Technology and development costs are expensed as incurred, except for certain costs relating to the development of internal use software and website development, which are capitalized and amortized over lives ranging from two to three years.

Advertising expense

The costs of producing advertisements are expensed at the time production occurs and the cost of communicating advertising is expensed in the period during which the advertising space is used. Internet advertising expenses are recognized based on the terms of the individual agreements, which is primarily on a pay-per-click basis. Advertising expenses totaled $6.8 million, $10.5 million and $15.3 million during the years ended December 31, 2009, 2010 and 2011, respectively.

Stock-based compensation

Effective January 1, 2006, stock-based compensation cost of stock-based awards granted is measured at the grant date, based on the fair value of the award, and is recognized as expense on a straight-line basis over the requisite service period. The fair value of stock-based awards to employees is estimated using the Black-Scholes option pricing model. The Company estimates its forfeiture rate based on an analysis of its actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate assumption based on actual forfeitures, analysis of employee turnover, and other related factors.

Income taxes

Deferred tax assets and liabilities are determined based on the differences between financial statement and tax basis of assets and liabilities, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that the Company estimates is more likely than not to be realized.

On January 1, 2008, the Company adopted the authoritative accounting guidance prescribing a threshold and measurement attribute for the financial recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides for de-recognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure and transition. The guidance utilizes a two-step approach for evaluating uncertain tax positions. Step one, recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. If a tax position is not considered, “more likely than not” to be sustained, then no benefits of the position are to be recognized. Step two, measurement, is based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement. There was no unrecognized tax benefit for any period presented.

The Company recognizes interest and/or penalties related to all tax positions in income tax expense. To the extent that accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision in the period that such determination is made. No interest or penalties have been accrued for any period presented.

The Company has elected to use the “with and without” approach in determining the order in which tax attributes are utilized. As a result, the Company will only recognize a tax benefit for stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized.

Sales taxes

When sales and other taxes are billed, such amounts are recorded as accounts receivable with a corresponding increase to sales taxes payable. The balances are then removed from the balance sheet as cash is collected from the customer and is remitted to the tax authority.

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income. Through December 31, 2011, the components of comprehensive income are not significant, individually or in the aggregate and therefore, no comprehensive income information has been presented.

Net income per share

Basic net income per share of common stock is calculated by dividing the net income (loss) by the weighted-average number of shares of common stock outstanding for the period. Net income available to common stockholders is calculated using the two class method as net income less the preferred stock dividend for the period less the amount of net income (if any) allocated to preferred based on weighted preferred stock outstanding during the period related to the total stock outstanding during the period.

Diluted net income per share of common stock is computed by giving effect to all potential dilutive common stock outstanding during the period, including options and convertible preferred stock. The computation of diluted net income does not assume conversion or exercise of potentially dilutive securities that would have an anti-dilutive effect on earnings. The dilutive effect of outstanding options is computed using the treasury stock method and the dilutive effect of convertible preferred stock is computed using the if-converted method.

Unaudited pro forma net income per share of common stock

Pro forma basic and diluted net income per share of common stock have been computed to give effect to the assumed conversion of the convertible preferred stock into common stock upon the completion of a qualifying initial public offering of the Company’s common stock.

Recent accounting pronouncements

Effective January 1, 2010, the Company adopted new authoritative guidance on fair value measurements and disclosures. The new guidance requires additional disclosures regarding fair value measurements, amends disclosures about post-retirement benefit plan assets, and provides clarification regarding the level of disaggregation of fair value disclosures by investment class. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level 3 activity disclosure requirements that will be effective for reporting periods beginning after December 15, 2010. Accordingly, the Company adopted this new guidance beginning January 1, 2010, except for the additional Level 3 requirements, which the Company adopted on January 1, 2011. Level 3 assets and liabilities are those whose fair value inputs are unobservable and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In December 2010, the FASB issued guidance about when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. According to the new guidance, entities must consider whether it is more likely than not that goodwill impairment exists by assessing if there are any adverse qualitative factors indicating impairment. The qualitative factors are consistent with the existing guidance. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In December 2010, the FASB issued Accounting Standards Update Disclosure of Supplementary Pro Forma Information for Business Combinations (Topic 805)—Business Combinations, to improve consistency in how the pro forma disclosures are calculated. Additionally, the update enhances the disclosure requirements and requires description of the nature and amount of any material, nonrecurring pro forma adjustments directly attributable to a business combination. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB amended its guidance, to converge fair value measurement and disclosure guidance in U.S. GAAP with International Financial Reporting Standards, or IFRS. IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board. The amendment changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendment to result in a change in the application of the requirements in the current authoritative guidance. The amendment becomes effective prospectively for the Company’s interim period ending March 31, 2012. Early application is not permitted. The Company does not expect the amendment to have a material impact on its financial position, results of operations or cash flows.

In June 2011, the FASB amended its guidance on the presentation of comprehensive income. Under the amended guidance, an entity has the option to present comprehensive income in either one or two consecutive financial statements. A single statement must present the components of net income and total net income, the components of other comprehensive income and total other comprehensive income, and a total for comprehensive income. In a two-statement approach, an entity must present the components of net income and total net income in the first statement. That statement must be immediately followed by a financial statement that presents the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The option under current guidance that permits the presentation of other comprehensive income in the statement of changes in stockholders’ equity has been eliminated. The amendment becomes effective retrospectively for the Company’s interim period ending March 31, 2012. Early adoption is permitted. The Company is currently assessing the impact that this potential change would have on its financial position, results of operations or cash flows.

In August 2011, the FASB amended its guidance for performance of goodwill impairment tests. The amendment provides an option to first assess qualitative factors to determine whether performing the current two-step impairment test is necessary. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test will be required; otherwise no further testing will be required. The amendment becomes effective for annual and interim goodwill impairment tests performed for the Company’s fiscal year ending December 31, 2012. Early adoption is permitted. The Company is currently assessing the impact that this potential change would have on its financial position, results of operations or cash flows.

3. Investments and fair value measurements

The components of the Company’s cash, cash equivalents and short-term investments, including unrealized gains associated with each are as follows (in thousands):

	December 31, 2010
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value

Cash and cash equivalents:
Cash	$14,276	$—	$—	$14,276
Money market funds	5,000	—	—	5,000

Total cash and cash equivalents	19,276	—	—	19,276

Short-term investments:
Certificates of deposit, 90 days or greater	10,033	—	—	10,033

Total cash, cash equivalents and short-term investments	$29,309	$—	$—	$29,309

	December 31, 2011
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value

Cash equivalents:
Cash	$20,881	$—	$—	$20,881
Money market funds	7,019	—	—	7,019

Total cash and cash equivalents	27,900	—	—	27,900

Short-term investments:
Certificates of deposit, 90 days or greater	8,437	—	—	8,437

Total cash, cash equivalents and short-term investments	$36,337	$—	$—	$36,337

The following table represents the Company’s fair value hierarchy for its financial assets (in thousands):

	00000	00000	00000	00000
	December 31, 2010
	Fair value	Level 1	Level 2	Level 3

Cash equivalents:
Money market funds	$5,000	$5,000	$—	$—

Total financial assets	$5,000	$5,000	$—	$—

	00000	00000	00000	00000
	December 31, 2011
	Fair value	Level 1	Level 2	Level 3

Cash and cash equivalents:
Money market funds	$7,019	$7,019	$—	$—

Total financial assets	$7,019	$7,019	$—	$—
Liabilities:
Acquisition related contingent consideration	$2,921	$—	$—	$2,921

Total financial assets	$2,921	$—	$—	$2,921

The Company holds money market funds that invest primarily in high-quality short-term money market instruments, including certificates of deposit, banker’s acceptances, commercial paper, and other money market securities. Investments in these funds are not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) of any other government agency.

The Company held certificates of deposits, classified as cash equivalents or short-term investments, based on the original term. A certificate of deposit is a time deposit with a fixed term that is commonly offered by banks, thrifts, and credit unions. As of December 31, 2010 and 2011, the certificates of deposit held by the Company had a term of 365 days or less. All certificates of deposit held by the Company were within the insured limits of the FDIC.

The Company determined the fair value of the liability for the contingent consideration based on a probability-weighted discount cash flow analysis. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in the fair value hierarchy.

The changes in the contingent consideration liability, which is a Level 3 liability measured at fair value on a recurring basis, is summarized as follows during the year ended December 31, 2011 (in thousands):

Year ended December 31, 2011

Fair value — beginning of period	$0
Fair value of contingent consideration issued during the period	2,784
Change in fair value	137

Fair value of — end of period	$2,921

The change in fair value of contingent consideration classified within Level 3 of the fair value hierarchy is recorded within acquisition-related costs in the consolidated statements of operations.

4. Balance sheet components

Property and equipment, net

Property and equipment, net are comprised of the following (in thousands):

	December 31,
	2010	2011

Building	$3,782	$3,782
Office furniture and computer equipment	8,668	9,023
Computer software	1,534	1,753
Internal use software and website development	4,600	6,608
Production equipment	16,258	18,056
Leasehold improvements	1,813	2,569

Total property and equipment	36,655	41,791
Less accumulated depreciation and amortization	(23,928)	(28,488)

	$12,727	$13,303

Property and equipment acquired under capital leases are as follows (in thousands):

	December 31,
	2010	2011

Building	$3,782	$3,782
Less accumulated depreciation	(1,683)	(2,002)

Building, net	$2,099	$1,780

Production equipment	$389	$918
Less accumulated depreciation	(239)	(346)

Production equipment, net	$150	$572

Depreciation and amortization expense was $6.0 million, $6.4 million and $5.8 million for the years ended December 31, 2009, 2010 and 2011, respectively.

Depreciation expense for assets under capital leases included above was $0.4 million for each the years ended December 31, 2009, 2010 and 2011.

Accrued liabilities

The following table shows the components of accrued liabilities (in thousands):

	December 31,
	2010	2011

Payroll and employee related expenses	$2,043	$2,933
Other accrued liabilities	1,731	2,746
Acquisition-related costs	683	1,159
Accrued offering costs	—	356
Royalties—minimum guarantee	623	125
Shipping costs	486	157
Unclaimed royalty payments	277	282
Allowance for sales returns and chargebacks	270	455
Contingent acquisition payable	—	500

Total accrued liabilities	$6,113	$8,713

The following table presents the changes in the allowance for sales returns and chargebacks (in thousands):

	Year ended December 31,
	2009	2010	2011

Allowance for sales returns and chargebacks:
Balance, beginning of period	$184	$171	$270
Add: provision	1,656	1,971	3,665
Less: deductions and other adjustments	(1,669)	(1,872)	(3,480)

Balance, end of period	$171	$270	$455

5. Intangible assets

Intangible assets are composed of the following (in thousands):

		December 31, 2010			December 31, 2011
	Amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount

Developed technology	3.3 years	$1,900	$(421)	$1,479	$2,117	$(933)	$1,184
Business relationships	3.9 years	2,047	(544)	1,503	3,527	(1,318)	2,209
Other intangible assets	5.7 years	3,270	(299)	2,971	4,729	(1,366)	3,363

Total		$7,217	$(1,264)	$5,953	$10,373	$(3,617)	$6,756

There were no indications of impairment during the years ended December 31, 2009, 2010 and 2011.

Amortization of intangible assets was $0.4 million, $0.9 million and $2.4 million for the years ended December 31, 2009, 2010 and 2011, respectively.

Estimated amounts that will be amortized related to purchased intangibles are as follows as of December 31, 2011 (in thousands):

Years ending December 31:	Amortization of intangible assets

2012	$2,399
2013	1,431
2014	855
2015	755
2016	662
Thereafter	654

Total	$6,756

Goodwill

The Company performs its annual goodwill impairment test in the third quarter of each year. In 2009, 2010 and 2011, the Company performed its annual impairment assessment and no impairment of goodwill was identified.

The change in the carrying amount of goodwill is as follows for the Company’s art reporting unit which is the only reporting unit with goodwill (in thousands):

Carrying amount

Balance at December 31, 2008, net of accumulated impairment charge of $3.1 million	$3,150
Adjustment to goodwill	(31)

Balance at December 31, 2009	3,119
Acquisition of business—Canvas on Demand	3,677

Balance at December 31, 2010	6,796
Acquisition of business—L&S Retail Ventures	4,280

Balance at December 31, 2011	$11,076

6. Acquisitions

Canvas On Demand, LLC

In September 2010, the Company acquired Canvas On Demand, LLC, a Raleigh, North Carolina based online service for creating personalized canvases from photographs. The total purchase price of $10.1 million consisted of shares of the Company’s common stock with a fair value of $4.0 million as of the acquisition date, $6.0 million in cash, and estimated conditional cash payments of $90,000. The acquisition was accounted for as a business combination and, accordingly, the purchase price has been allocated to the tangible assets, liabilities assumed, and identifiable intangible assets acquired based on their estimated fair values on the acquisition date.

Intangible assets:
Business relationships	$1,430
Developed technologies	1,460
Non-compete agreements	1,300
Acquired trade name	1,970
Goodwill	3,677
Net other assets (liabilities)	253

Total purchase price	$10,090

The identifiable intangible assets have useful lives not exceeding eight years and a weighted average life of 4.3 years and are amortized on a straight-line basis. The fair value of the business relationships was determined using a variation of income approach known as excess earnings method. The fair value of the developed technologies was determined using a cost approach method. The fair value of the non-compete agreements was determined using a with and without approach, which was considered in the income approach. The fair value of the acquired name was determined using a variation of the income approach known as relief-from-royalty method. The fair value of all of the acquired intangible assets was determined based on the future economic benefit of each asset.

This acquisition added an expanded product portfolio and expertise, as well as a knowledgeable and experienced workforce and infrastructure. These factors contributed to a purchase price resulting in the recognition of goodwill.

In addition, the acquisition agreement of Canvas On Demand, LLC provides for $9.0 million of earn-out payments. The amounts payable in each 12-month period from October 1 through September 30 under the earn-out are contingent upon achievement of performance targets and are subject to maximum amounts of $2.1 million, $2.6 million, and $4.3 million in each of the 12-month periods ending September 30, 2011, 2012, and 2013, respectively. The performance targets for the 12-month period ending September 30, 2011 were met and the Company accordingly paid an aggregate amount of $2.1 million to the two former owners of Canvas on Demand on October 30, 2011 pursuant to the terms of the agreement. In addition, if maximum amounts are not earned in each of the 12-month periods ending September 30, 2011, 2012 or 2013, but additional specific performance targets are met in 2013, then final earn-out payments may be payable in 2014, with the total amounts paid across the four years not to exceed $9.0 million. Earn-out payments are, subject to certain exceptions, also contingent on the continued employment of the two former owners. Accordingly, earn-out payments will be expensed as earned and classified as acquisition-related costs and included in accrued liabilities. Acquisition-related costs were $0.8 million and $2.7 million for the years ended December 31, 2010 and 2011. As of December 31, 2010, $0.7 million was classified as accrued liabilities and $0.1 million as other long term liabilities. As of December 31, 2011, $1.2 million in aggregate acquisition-related costs was recorded as accrued liabilities. In each period, the Company accrues for acquisition-related costs based on its current estimates of performance relative to the stated targets. The accrual could be adjusted if the achievement of goals results in an amount paid that is different from the Company’s accrual estimate.

The results of operations for Canvas On Demand have been included in the consolidated statement of operations from the period subsequent to its acquisition date. Canvas On Demand contributed revenues of $7.4 million for the period from its acquisition date to December 31, 2010.

L&S Retail Ventures, Inc.

In October 2011, the Company acquired substantially all of the assets of L&S Retail Ventures, Inc., an online service for creating invitations, announcements, and various other stationery products based in Cary, North Carolina. The total purchase price of $7.3 million consisted of an initial cash purchase price of $4.5 million and $2.8 million in contingent consideration related to expected performance-based contingent consideration payments for which there is no requirement of future employment with the Company by the sellers. The acquisition was accounted for as a business combination and, accordingly, the purchase price has been allocated to the tangible assets, liabilities assumed and identifiable intangible assets acquired based on their estimated fair values on the acquisition date.

The Company allocated the purchase price for L&S Retail Ventures, Inc. as follows (in thousands):

Intangible assets:
Business relationships	$1,480
Trade name	970
Developed technologies	400
Proprietary content	370
Goodwill	4,280
Net other assets (liabilities)	(216)

Total purchase price	$7,284

The identifiable intangible assets have useful lives not exceeding seven years and a weighted average life of 5.4 years and are amortized on a straight-line basis. The fair value of the business relationships was determined using a variation of income approach known as excess earnings method. The fair value of the trade name and the proprietary content were determined using a variation of the income approach known as relief-from-royalty method. The fair value of the developed technologies was determined using a cost approach method. The fair value of all of the acquired intangible assets was determined based on the future economic benefit of each asset.

This acquisition is considered to be a strategic investment as it expanded the portfolio of stationery-related products and added expertise as well as a knowledgeable and experienced workforce and infrastructure. These factors contributed to a purchase price resulting in the recognition of goodwill.

Under the terms of the purchase agreement, in addition to the $4.5 million of initial cash consideration paid to the sellers of L&S Retail Ventures, Inc., the Company may be required to pay up to an additional $5.0 million in performance-based contingent consideration, measured in annual periods. The sellers can receive up to $1.7 million maximum in cash payments per year payable after the end of Years 1—3 based on specific revenue and operating income targets for such year. There is no employment condition needed to receive these performance-based contingent consideration payments. There is an aggregate maximum performance-based contingent consideration payment of $5.0 million for Years 1—3. As these performance-based contingent consideration payments are not subject to continued employment by the selling stockholders, the estimated fair value of the performance-based contingent consideration of $2.8 million was included as part of the purchase price allocation. The Company determined the fair value of the liability for the contingent consideration based on a probability-weighted discounted cash flow analysis. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in the fair value hierarchy. In each period, the Company reassesses its current estimates of performance relative to the stated targets and adjusts the liability to fair value.

In addition to the aggregate maximum $5.0 million in performance-based contingent consideration payments, the agreement includes performance-based compensation of up to $2 million in cash, payable after the end of the fourth earn-out period, based on specific revenue and operating income targets. This payment is contingent on the continued employment of the selling stockholders. Accordingly, this payment will be expensed as earned and will be classified as acquisition-related costs.

Additionally, the Company awarded the selling stockholders performance-based stock options with a fair value of $1 million based on the Company’s common stock price at the first board of directors meeting following the acquisition date. The options will vest 25% per year over a four-year period and will be subject to revenue growth and operating income performance metrics. In addition to meeting the specified performance measures, continued employment with the Company is required for these options to vest.

In the event employment of a selling stockholder is terminated for a reason other than cause prior to the expiration of the earn-out period, a termination payment will be payable as follows:

•

Year 4 payment potential compensation arrangement of $2 million would accelerate in such a scenario and become due within 180 days. In such a scenario, the Year 4 performance metrics would be removed and the full $2 million becomes payable to the sellers.

•

Year 1-3 earn-outs would remain performance based but the formula would be adjusted to the greater of (a) current performance, using a six-month look back, through the date of termination or (b) actual performance for the respective period in its entirety. The employment condition remains the same (i.e. the sellers do not need to be employed with the Company) and there will be no acceleration of the timing of earn-out payments for Years 1-3.

The results of operations for L&S Retail Ventures, Inc. have been included in the consolidated statement of operations beginning on the acquisition date. L&S Retail Ventures, Inc. contributed net revenues of $1.3 million for the period from its acquisition date to December 31, 2011.

As of December 31, 2011, the fair value of the performance-based contingent consideration is $2.9 million and is included in other long-term liabilities.

Pro forma results of acquisitions of Canvas On Demand, LLC and L&S Retail Ventures, Inc.

The following table presents unaudited pro forma results of operations for 2010 and 2011 as if the aforementioned acquisitions of Canvas On Demand, LLC and L&S Retail Ventures, Inc. had occurred as of January 1, 2010. The Company prepared the pro forma financial information for the combined entities for comparative purposes only, and it is not indicative of what actual results would have been if the acquisitions had taken place at January 1, 2010, or of future results.

	Year Ended December 31,
	2010	2011

	(unaudited)	(unaudited)
Revenues	$138,027	$178,976

Net income	$2,062	$3,075

Net income per share:
Basic	$0.06	$0.13

Diluted	$0.06	$0.12

7. Convertible preferred stock

Convertible preferred stock consists of the following (in thousands):

	As of December 31, 2010 and 2011
	Shares authorized	Shares issued and outstanding	Aggregate liquidation preference	Carrying value

Series A	6,289	2,516	$1,409	$6,541
Series B	5,806	2,903	14,000	13,777
Series I	250	116	2,493	2,493

Total	12,345	5,535	$17,902	$22,811

The holders of preferred stock have various rights and preferences as follows:

Voting

Each share of Series A, Series B, and Series I convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible. The holder of each share of convertible preferred stock shall vote with holders of the common stock upon all other matters submitted to a vote of stockholders, together as one class with the common stock.

Dividends

Holders of Series A and Series B convertible preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.0448 and $0.3858 per share, pro rata, respectively, when and if declared by the

Board of Directors. No dividends, other than those payable solely in the common stock of the Corporation, shall be paid on any Series I convertible preferred stock or common stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $0.0448 and $0.3858 per share, as adjusted for any stock dividends, combinations or splits with respect to such shares, on the Series A convertible preferred stock and Series B convertible preferred stock, respectively, shall have been paid or declared and set apart during that fiscal year.

After payment of any dividends on convertible preferred stock, any additional dividends shall be distributed among all holders of outstanding shares of common stock and all holders of outstanding shares of preferred stock in proportion to the number of shares of common stock which would be held by each such holder if all shares of each series of preferred stock on an as-converted basis, when and if declared by the Board of Directors. No dividends on convertible preferred stock have been declared by the Board from inception through December 31, 2011.

Liquidation

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A convertible preferred stock and Series B convertible preferred stock shall be entitled to receive distribution of any of the assets of the Corporation, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series I convertible preferred stock or common stock by reason of their ownership. In the event of liquidation, the holders of Series A convertible preferred stock are entitled to receive an amount of $0.56 for each outstanding share, as adjusted for any stock dividends, combinations or splits with respect to such shares, and an amount equal to all declared but unpaid dividends on such shares for each share of Series A convertible preferred stock. Holders of Series B convertible preferred stock are entitled to an amount of $4.822954 for each outstanding share, as adjusted for any stock dividends, combinations or splits with respect to such shares, and an amount equal to all declared but unpaid dividends on such shares for each share. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A convertible preferred stock and Series B convertible preferred stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A convertible preferred stock and Series B convertible preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.

After payment to the holders of the Series A convertible preferred stock and Series B convertible preferred stock, the holders of the Series I convertible preferred stock shall be entitled to receive an amount equal to the sum of $21.40 for each outstanding share, as adjusted for any stock dividends, combinations or splits with respect to such shares, and an amount equal to all declared but unpaid dividends on such shares for each share of Series I convertible preferred stock. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series I convertible preferred stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series I convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After payment to the holders of the Series A convertible preferred stock, Series B convertible preferred stock, and Series I convertible preferred stock, the remaining assets and funds legally available for distribution, if any, shall be distributed among the holders of common stock, ratably in proportion to the shares of common stock then held.

These liquidation features cause the Company’s convertible preferred stock to be classified as mezzanine capital rather than as a component of stockholders’ equity.

Conversion

Each share of Series A, Series B, and Series I convertible preferred stock is convertible, at the option of the holder, according to a conversion rate. The conversion rate for Series A, Series B, and Series I convertible preferred stock shall be their respective original issue price divided by the applicable conversion price. Each share of Series A, Series B, and Series I convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion rate upon: (1) the consent of holder of a majority of the shares of redeemable preferred stock then outstanding or (2) the closing of a public offering of the common stock at a per share price of at least three times the original issue price of Series B convertible preferred stock ($14.46 as of December 31, 2011) share of common stock (as adjusted) with gross proceeds to the Company of at least $40 million. As of December 31, 2011, the conversion ratio for all series of preferred stock was 1-to-1.

Other

The Company recorded the convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The Company classifies the convertible preferred stock outside of stockholders’ equity because the shares contain liquidation features that are not solely within its control. During the years ended December 31, 2009, 2010 and 2011, the Company did not adjust the carrying values of the convertible preferred stock to the deemed redemption values of such shares since a liquidation event was not probable. Subsequent adjustments to increase the carrying values to the ultimate redemption values will be made only when it becomes probable that such a liquidation event will occur.

8. Stockholders’ equity

In September 2010, the Company authorized an additional 1,200,000 shares of common stock. The Company issued 350,877 shares of common stock related to the acquisition of Canvas on Demand (see Note 6). In May 2011, the Company authorized an additional 1,000,000 shares of common stock.

In September 2011, the Company’s board of directors approved the amendment of our Amended and Restated Certificate of Incorporation to effect a 1-for-2 reverse stock split of the Company’s common and preferred stock. The Certificate of Amendment to the Amended and Restated Certificate of Incorporation effecting the 1-for-2 reverse stock split was filed on September 15, 2011. All information related to common stock, preferred stock, stock options and earnings per share, as well as all references to preferred stock or preferred stock warrants as converted into common stock, has been retroactively adjusted to give effect to the 1-for-2 reverse stock split.

Stock option plan

The Company adopted stock option plans in 1999 and 2004 under which an aggregate of 4,902,147 options have been authorized as of December 31, 2011.

The plans are administered by the Board of Directors, which identifies optionees and determines the terms of options granted, including exercise price, number of shares subject to the option and exercisability thereof, except in the case of options granted to officers, directors and consultants under the 1999 Plan which options shall become exercisable at a rate of no less than 20% per year. The 1999 Plan provides for incentive stock options and stock appreciation rights to be issued to employees of the Company and non-statutory stock options, stock bonuses, and rights to purchase restricted stock to be issued to employees, directors, and consultants of the Company. The 2004 Plan provides for incentive stock options to be issued to employees of the Company and nonqualified stock options to be issued to employees, consultants, and outside directors of the Company.

Options granted under both the 1999 Plan and 2004 Plan vest over a period not to exceed five years from the date of grant. Options granted prior to April 30, 2007 generally expire ten years after the grant date and options granted after April 30, 2007 generally expire seven years after the grant date except that upon termination (other than upon the Optionee’s death or disability) of employment with the Company, options issued under the 1999 plan generally expire thirty days after termination and options issued under the 2004 Plan generally expire three months after termination.

Exercise prices for incentive stock options shall be no less than 100% of the fair market value of the common stock on the grant date. Exercise prices for non-statutory and nonqualified stock options may not be less than 85% of the fair market value of the common stock on the date of grant and are determined by the Board of Directors.

In May 2009, the Company offered option holders the opportunity to amend certain stock options to decrease the exercise price of these options to $11.60 per share, the deemed fair value of the Company’s common stock at the date of this modification. The Company offered to reduce the exercise price of all currently outstanding options granted with an exercise price equal to or greater than $14.50 per share.

Each amended option pursuant to this offer has the same material terms and conditions as it did prior to the amendment except that the amended option has a new exercise price per share equal to $11.60 and expires seven years from the repricing date. In addition, all the shares underlying the options, whether previously vested or unvested, became unvested shares and began vesting monthly from May 1, 2009, over a period of forty-eight months. Options to purchase 416,977 shares of common stock were repriced for 111 employees. The modification resulted in incremental stock-based compensation expense of $0.5 million. Compensation expense related to the repriced options is being amortized using the Pool Approach. During the years ended December 31, 2010 and 2011, the Company recorded additional stock-based compensation of $110,000 and $82,000, respectively.

In June 2011, the Company’s board of directors approved the reservation for future issuance under the Company’s 2012 Stock Incentive Plan (the “2012 Plan”) of a total of 1,000,000 shares of common stock, plus any shares reserved and not issued or subject to outstanding grants under the Company’s 2004 Plan and 1999 Plan. On February 9, 2012, the 2012 Plan was amended and restated to reduce the number of shares reserved thereunder (see Note 14). The 2012 Plan will become effective immediately prior to the completion of an initial public offering. The 2012 Plan provides for the granting of stock options, restricted stock, stock units and stock appreciation rights.

In August 2011, the Company’s board of directors approved the reservation for future issuance under the Company’s Employee Stock Purchase Plan (the “ESPP”) of a total of 250,000 shares of common stock. The ESPP will become effective immediately prior to the completion of an initial public offering. The price of stock purchased under the ESPP shall not be lower than 85% of the fair market value per share of the Company’s common stock on either the last trading day preceding the applicable offering period or on the last day of the purchase period, whichever is less.

Stock option activity

The following table summarizes the activity under the Company’s stock option plan (in thousands, except weighted average exercise price):

	Shares available for grant	Number of stock options outstanding	Weighted- average exercise price	Weighted- average remaining contractual life (years)	Aggregate intrinsic value

Outstanding—December 31, 2008	169	2,027	$9.76	5.89	$12,637
Granted	(707)	707	11.60
Exercised	—	(76)	2.53
Forfeited	634	(634)	17.95

Outstanding—December 31, 2009	96	2,024	8.10	5.42	$7,832
Options authorized	500	—	—
Granted	(462)	462	11.46
Exercised	—	(143)	2.82
Forfeited	165	(165)	11.96

Outstanding—December 31, 2010	299	2,178	8.87	4.38	$8,518
Options authorized	500	—	—
Granted	(949)	949	15.07
Exercised	—	(335)	5.60
Forfeited	233	(233)	12.10

Outstanding—December 31, 2011	83	2,559	$11.31	4.69	$16,980

Options vested and expected to vest—December 31, 2011		1,803	$9.99	4.07	$14,313

Options exercisable—December 31, 2011		1,270	$8.46	3.36	$12,002

The total intrinsic value of options exercised during the years ended December 31, 2009, 2010 and 2011 was $0.7 million, $1.2 million and $3.2 million, respectively.

The weighted-average fair value of options granted was $7.03, $5.62 and $7.32 for the years ended December 31, 2009, 2010 and 2011, respectively.

The following table summarizes information regarding stock options outstanding at December 31, 2011:

	Options outstanding			Options vested and exercisable
Exercise prices	Number of stock options outstanding	Weighted- average remaining contractual life (years)	Weighted- average exercise price per share	Shares subject to stock options	Weighted- average exercise price per share

$0.22 – $1.50	57	1.92	$0.67	57	$0.67
$2.50 – $3.60	293	3.70	$2.71	293	$2.71
$5.30 – $9.80	188	2.80	$8.72	188	$8.72
$10.78	310	2.07	$10.78	310	$10.78
$11.20 – $11.40	370	4.98	$11.35	177	$11.32
$11.50 – $12.70	458	4.71	$11.82	234	$11.67
$14.10 – $14.50	629	6.33	$14.10	1	$14.50
$16.00 – $17.90	144	6.71	$17.84	4	$16.00
$18.80 – $21.41	110	6.39	$18.89	6	$20.42

$0.22 – $21.41	2,559	4.69	$11.31	1,270	$8.46

Stock-based compensation

Determining the fair value of the Company’s stock requires complex and subjective judgment and estimates. There is inherent uncertainty in making these judgments and estimates. The absence of an active market for the Company’s common stock required the Company’s Board of Directors to estimate the fair value of the common stock for purposes of setting the exercise price of the options and estimating the fair value of common stock at each meeting at which options were granted based on factors such as the valuations of comparable companies, the status of the Company’s development and sales efforts, revenue growth and additional objective and subjective factors relating to the Company’s business. The Company performed its analysis in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants entitled Valuation of Privately Held Company Equity Securities Issued as Compensation.

The fair value of the Company’s stock-based payment awards was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	Year ended December 31,
	2009	2010	2011

Expected term (in years)	4.6	4.6	4.6
Risk-free interest rate	2.1%	1.8%	1.5%
Expected volatility	62%	59%	58%
Expected dividend rate	0%	0%	0%

The expected term of options granted is calculated using the simplified method. The risk-free rate is based on the rates in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to each grant’s expected life. The expected volatility is based upon the volatility of a group of publicly traded industry peer companies. A dividend yield of zero is applied since the Company has not historically paid dividends and has no intention to pay dividends in the near future.

Employee stock-based compensation expense recorded is calculated and recorded based on awards ultimately expected to vest and has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

At December 31, 2011, the Company had $6.3 million of total unrecognized compensation expense, net of estimated forfeitures, related to stock option plans that will be recognized over a weighted-average period of approximately 3.0 years.

Cost of net revenues and operating expenses include stock-based compensation as follows (in thousands):

	Year ended December 31,
	2009	2010	2011

Cost of net revenues	$160	$152	$164
Sales and marketing	359	472	520
Technology and development	618	569	267
General and administrative	1,004	981	1,427

Total stock-based compensation expense	$2,141	$2,174	$2,378

Capitalizable stock-based compensation relating to inventory or deferred cost of revenues was not significant for any period presented. The Company capitalized $84,000, $60,000 and $70,000 of stock-based compensation relating to software developed for internal use, including website development costs during the years ended December 31, 2009, 2010 and 2011, respectively.

9. Net income per share of common stock

Net income per share is presented in conformity with the two-class method required for participating securities. Holders of Series A preferred and Series B preferred are entitled to receive non-cumulative dividends at the per annum rate of $0.0448 and $0.3858 per share, payable prior and in preference to any dividends on any other shares of the Company’s capital stock. Holders of Series A preferred, Series B preferred, and Series I preferred do not have a contractual obligation to share in the losses of the Company. The Company considers its preferred stock to be participating securities and, in accordance with the two-class method, earnings allocated to preferred stock and the related number of outstanding shares of preferred stock have been excluded from the computation of basic and diluted net income per common share. The computation of diluted net income per share does not assume conversion or exercise of potentially dilutive securities that would have an anti-dilutive effect on earnings. The Company utilizes the if-converted method to compute diluted net income per common share when the if-converted method is more dilutive than the two-class method.

Under the two-class method, net income attributable to common stockholders is determined by allocating undistributed earnings, calculated as net income less current period Series A and Series B convertible preferred stock non-cumulative dividends, between common stock and Series A, Series B and Series I convertible preferred stock. In computing diluted net income attributable to common stockholders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities. Basic net income per common share is computed by dividing the net income attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Shares of common stock subject to repurchase resulting from the early exercise of employee stock options are considered participating securities and are therefore included in the basic weighted-average common shares outstanding. Diluted net income per share attributable to common stockholders is computed by dividing the net income attributable to common stockholders by the weighted-average number of common shares outstanding, including potential dilutive common shares assuming the dilutive effect of outstanding stock options using the treasury stock method.

The following table sets forth the computation of the Company’s basic and diluted net income per share of common stock (in thousands, except for per share amounts).

	Year ended December 31,
	2009	2010	2011

Numerator:
Net income	$3,329	$2,723	$3,606
Less: Non-cumulative dividend on convertible preferred stock	(1,233)	(1,233)	(1,233)
Less: Allocation of net income to participating preferred shares	(853)	(596)	(917)

Numerator for basic calculation	1,243	894	1,456
Undistributed earnings re-allocated to common stockholders	36	23	38

Numerator for diluted calculation	$1,279	$917	$1,494

Denominator:
Denominator for basic calculation, weighted average number of common shares outstanding	8,065	8,308	8,798
Dilutive effect of options using treasury stock method	603	552	605

Denominator for diluted calculation	8,668	8,860	9,403

Net income per share
Basic net income per common share	$0.15	$0.11	$0.17

Diluted net income per common share	$0.15	$0.10	$0.16

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net income per share of common stock for the periods presented because including them would have been antidilutive:

	Year ended December 31,
	2009	2010	2011

Convertible preferred stock	5,535	5,535	5,535
Stock options to purchase common stock	907	1,097	955

Pro forma basic and diluted net income per share of common stock have been computed to give effect to the assumed conversion of the convertible preferred stock into common stock upon the completion of a qualifying initial public offering of the Company’s common stock. The following table sets forth the computation of the Company’s pro forma basic and diluted net income per share of common stock (in thousands, except for share and per share amounts):

	Year ended December 31,
	2010	2011

	(unaudited)	(unaudited)
Net income used in computing pro forma net income per share of common stock, basic and diluted	$2,723	$3,606

Denominator:
Weighted average number of common shares outstanding	8,308	8,798
Add: Pro forma adjustment to reflect assumed conversion of convertible preferred stock	5,535	5,535

Denominator for basic calculation	13,843	14,333
Dilutive effective of options using treasury stock method	552	605

Denominator for diluted calculation	14,395	14,938

Pro forma net income per share of common stock, basic	$0.20	$0.25

Pro forma net income per share of common stock, diluted	$0.19	$0.24

10. Income taxes

The components of the provision for income taxes are as follows:

	Year ended December 31,
	2009	2010	2011

Current tax expense:
Federal	$2,434	$2,090	$2,514
State	218	194	159

Total current	2,652	2,284	2,673
Deferred tax benefit:
Federal	(400)	(593)	(897)
State	3	33	(75)

Total deferred	(397)	(560)	(972)

Total provision for income taxes	$2,255	$1,724	$1,701

The provision for income taxes differs from the federal statutory income tax rate as follows:

	Year ended December 31,
	2009	2010	2011

Tax computed at the federal statutory rate	34.0%	34.0%	34.0%
State tax, federally effected	4.0	5.2	1.6
Stock-based compensation	4.5	3.0	1.0
Manufacturing deduction	(2.3)	(4.3)	(4.8)
Permanent differences	0.2	0.9	0.0
Goodwill impairment	—	—	0.4

Total provision for income taxes	40.4%	38.8%	32.1%

Deferred tax assets (liabilities) consist of the following:

	December 31,
	2010	2011

Deferred tax assets and liabilities:
Net operating loss carryforwards	$209	$81
Stock-based compensation	1,671	2,073
Reserves, state taxes and accruals	1,278	1,889
Depreciation and amortization	(115)	(28)

	3,043	4,015
Valuation allowance	(58)	(58)

Net deferred tax assets	$2,985	$3,957

At December 31, 2011, the Company had $1.9 million of Oregon net operating loss carryforwards available to reduce future taxable income. The net operating loss carryforward is from Imagekind, which was acquired by the Company in July 2008. At the time of the acquisition, Imagekind incurred a cumulative ownership change of more than 50% under Internal Revenue Code Section 382. The net federal operating losses acquired have been fully realized as of December 31, 2011. The state net operating losses expire through 2023.

Due to uncertainty surrounding whether or not the Company will be able to fully realize state net operating losses, a valuation allowance was recorded on the portion of the state net operating losses which are not more likely than not to be utilized.

On January 1, 2007, the Company adopted the authoritative accounting guidance prescribing a threshold and measurement attribute for the financial recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance requires that the tax effects of a position be recognized only if it is “more likely than not” to be sustained based solely on its technical merits as of the reporting date. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

As a result of the adoption, the Company recognized no liability for unrecognized income tax benefits. The Company’s policy is to recognize interest and penalties related to income taxes in income tax expense. As of December 31, 2010 the Company is subject to tax in the United States, California, and certain other jurisdictions. The Company is subject to examination by tax authorities for the years including and after 2008 for United States, 2006 for California, and 2006 for other jurisdictions. Although timing or resolution value of any examination is highly uncertain, the Company believes it is reasonably possible that the unrecognized tax benefits would not materially change in the next twelve months.

11. Commitments and contingencies

Leases

Lease agreements are accounted for as either operating or capital leases depending on certain defined criteria. The Company leases certain of its facilities and equipment under noncancelable capital and operating leases with various expiration dates through 2017. Certain of the operating lease agreements contain rent holidays and rent escalation provisions. Rent holidays and rent escalation provisions are considered in determining straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the lease property for purposes of recognizing rent expense on a straight-line basis over the term of the lease. In 2005, the Company entered into a capital lease agreement for a production facility in Louisville, Kentucky. The lease was amended in May 2007 to lease additional space. The capital lease has an interest rate of 6.5% and expires in 2017.

In October 2007, the Company entered into an operating lease for office space for its corporate headquarters in San Mateo, CA. The lease term ends in February 2013. Future minimum lease payments under noncancelable operating and capital leases as of December 31, 2011 are as follows:

Years ended December 31,	Capital leases	Operating leases

2012	$661	$2,289
2013	661	667
2014	661	360
2015	699	374
Thereafter	1,111	—

Total minimum lease payments	3,793	$3,690

Less amount representing interest	(619)

Present value of capital lease obligations	3,174
Less current portion	(472)

Long-term portion of capital lease obligations	$2,702

Rent expense for the years ended December 31, 2009, 2010 and 2011 was $1.5 million, $1.9 million and $2.1 million, respectively.

Purchase Commitments

As of December 31, 2011, the Company’s non-cancelable purchase obligations totaled $1.4 million.

Contingencies

From time to time, third parties assert patent and trademark infringement claims against the Company. The Company is currently engaged in several legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks, patents, copyrights and other intellectual property rights. Litigation is inherently unpredictable and the outcome of any litigation cannot be predicted with certainty. Further, as the costs, outcome and status of these types of claims and proceedings have varied significantly in the past, including with respect to whether claims ultimately result in litigation, the Company believes its past experience does not provide any additional visibility or predictability to estimate the additional loss or range of reasonably possible losses that may result. Based on the foregoing, the Company believes that an estimate of the additional loss or range of reasonably possible losses cannot be made at this time due to the inherent unpredictability of litigation.

Indemnification

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves future claims that may be made against the Company, but have not yet been made. To date, the Company has not paid any material claims or been required to defend any actions related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations. In addition, the Company has indemnification agreements with certain of its directors and executive officers that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers with the Company.

12. Employee benefit plans

The Company sponsors a 401(k) defined contribution plan covering all employees. A management committee determines matching contributions made by the Company annually. Matching contributions are made in cash and were $120,000, $119,000 and $247,000 under this plan for the years ended December 31, 2009, 2010 and 2011, respectively.

13. Segment information

Operating segments are defined as components of an enterprise that engage in business activities for which separate financial information is available and evaluated by the chief operating decision maker in deciding how to allocate resources and assessing performance. The Company’s chief operating decision maker is its chief executive officer. The chief executive officer reviews financial information presented on a consolidated basis, for purposes of allocating resources and evaluating financial performance. The Company has one business activity and there are no segment managers who are held accountable for operations, or plans for levels or components below the consolidated unit level. Accordingly, the Company operates as a single reportable segment.

The Company’s revenues by geographic region, based on the location to where the product was shipped, are summarized as follows (in thousands):

	Year ended December 31,
	2009	2010	2011

United States	$91,615	$109,942	$152,781
International	11,878	17,988	22,701

Total	$103,493	$127,930	$175,482

All of the Company’s long-lived assets are located in the United States.

14. Subsequent events

On February 9, 2012, the board of directors increased the number of shares authorized for the 2004 Plan by 600,000 shares, and decreased the number of shares authorized for the 2012 Plan by 600,000 shares. Additionally, on February 9, 2012, the board of directors approved the grant of options to purchase 111,500 shares of the Company’s common stock pursuant to the 2004 Plan.

The Company has evaluated subsequent events through February 17, 2012, the date the audited consolidated financial statements were issued for inclusion in this registration statement on Form S-1/A.

15. Subsequent Events (Unaudited)

On February 23, 2012, the board of directors approved the grant of options to purchase 297,000 shares of the Company’s common stock pursuant to the 2004 Plan.

In March 2012, the Company entered into an agreement to acquire substantially all of the assets of Logo’d Softwear, Inc., in exchange for $7.5 million in cash, $0.8 million of CafePress common stock, to be measured at common stock fair value as of the acquisition closing date, and cash contingent consideration of up to $8.6 million to be determined based on certain operating metrics. In addition, upon the closing of the acquisition, the principal stockholder will receive CafePress stock options to purchase shares of the Company’s common stock with an aggregate value of up to $2.1 million, with vesting based on the achievement of certain performance milestones. The contingent right to future earn-out payments will expire on either March 31, 2016, or June 30, 2016, depending on the closing date of the acquisition. The acquisition is anticipated to close during the second quarter of 2012, subject to obtaining the requisite approvals and other customary closing conditions. The Company may not be able to close this acquisition as planned or at all.

The Company will complete the purchase price allocation and any applicable required disclosures following the consummation of the acquisition.

4,500,000 shares

Common stock

Prospectus

J.P. Morgan	Jefferies

Cowen and Company

Janney Montgomery Scott	Raymond James

            , 2012

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution

The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except for the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee.

Item	Amount

Securities and Exchange Commission registration fee	$10,795
Financial Industry Regulatory Authority filing fee	9,815
NASDAQ Global Select Market listing fee	125,000
Blue Sky fees and expenses	15,000
Accounting fees and expenses	1,000,000
Legal fees and expenses	1,200,000
Printing and engraving expenses	225,000
Registrar and Transfer Agent’s fees	10,000
Miscellaneous fees and expenses	204,390

Total	$2,800,000

Item 14. Indemnification of directors and officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides, among other things, that we may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the Registrant, by reason of the fact that the person is or was a director, officer, agent or employee of the Registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of our board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant’s amended and restated bylaws, the form of which is attached as Exhibit 3(ii)(2) hereto, provide that the Registrant shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law. In addition, the Registrant has entered into separate indemnification agreements, the form of which is attached as Exhibit 10.4 hereto, with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Item 15. Recent sales of unregistered securities

The following sets forth information regarding all unregistered securities sold since our inception through December 31, 2011 and, in each instance, provides the share number, per share price, and aggregate consideration (after giving effect to the 1-for-2 reverse stock split effected on September 15, 2011):

On October 15, 1999, we issued and sold 6,400,000 shares of our common stock to our founder(s), at a purchase price of $0.001 per share, for an aggregate consideration of $6,400.(1)

On various dates between October 15, 1999 and December 15, 2003, we issued and sold 45,319 shares of our common stock to five of our consultants in exchange for services rendered pursuant to Restricted Stock Purchase Agreements.(1)

On various dates between November 26, 2001 and December 31, 2001 we issued and sold 17,500 shares of our common stock to employees or consultants pursuant to Restricted Stock Purchase Agreements at a purchase price of $0.056 per share, for an aggregate consideration of $980.(1)

On various dates between November 8, 1999 and February 23, 2004, we granted stock options to purchase 2,354,085 shares of our common stock to our directors, officers, employees and consultants pursuant to our 1999 Stock Plan, with exercise prices ranging from $0.0276 to $0.22 per share.(2)

On various dates between March 8, 2004 and December 31, 2011, we granted stock options and stock awards to purchase 6,502,548 shares of our common stock to our directors, officers, employees and consultants pursuant to our 2004 Stock Plan, with exercise prices ranging from $0.44 to $22.60 per share, which includes repriced options to purchase 416,977 shares of common stock.(1)(2)

On various dates between September 27, 2001 and December 31, 2011, we issued and sold an aggregate of 803,103 shares of our common stock to our directors, officers, employees and consultants pursuant to the exercise of options granted under our 1999 Stock Plan. The exercise prices ranged from $0.03 to $0.22 per share, for an aggregate consideration of $100,388.73.(2)

On various dates between June 10, 2004 and December 31, 2011, we issued and sold an aggregate of 1,394,779 shares of our common stock to our directors, officers, employees and consultants pursuant to the exercise of options granted under our 2004 Stock Plan. The exercise prices ranged from $0.44 to $13.54 per share, for an aggregate consideration of $4,287,469.18.(1)(2)

On December 22, 1999, we issued and sold an aggregate of 465,909 shares of our Series A preferred stock at $0.55 per share to three accredited investors for an aggregate consideration of $256,250.23.(3)

On various dates between March 28, 2000 and June 19, 2001, we issued and sold 2,678,566 shares of our Series A preferred stock at $0.56 per share to 21 accredited investors for an aggregate consideration of $1,499,996.96.(3)

On January 21, 2005, we issued and sold 2,902,783 shares of our Series B preferred stock at $4.822954 per share to seven accredited investors for an aggregate consideration of $13,999,998.53.(3)

On July 8, 2008, we issued an aggregate of 116,489 shares of our Series I preferred stock valued at $21.40 per share to 12 accredited investors as consideration in connection with our acquisition of Imagekind Inc.(3)

On February 9, 2012, we granted stock options to purchase 111,500 shares of our common stock to our directors, officers, employees or consultants pursuant to our 2004 Stock Plan, each with an exercise price of $17.90 per share.(2)

On February 23, 2012, we granted stock options to purchase 297,000 shares of our common stock to our directors, officers, employees or consultants pursuant to our 2004 Stock Plan, each with an exercise price of $17.90 per share.(2)

None of the foregoing transactions involved any underwriters, underwriting discounts or commission, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act in reliance on the following exemptions:

(1)	These transactions were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate information about the Registrant or had adequate access, through their relationships with the Registrant, to information about the Registrant.

(2)	These transactions were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate information about the Registrant or had adequate access, through their relationships with the Registrant, to information about the Registrant.

(3)	These transactions were deemed to be exempt from registration under the Securities Act in reliance upon Rule 506 of Regulation D promulgated under the Securities Act as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate information about the Registrant or had adequate access, through their relationships with the Registrant, to information about the Registrant.

There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16. Exhibits and financial statement schedules

(a)	Exhibits

Exhibit number	Description

1.1**	Form of Underwriting Agreement.

2.1†**	Asset Purchase Agreement by and between the Registrant and Canvas On Demand, LLC dated as of September 1, 2010, as amended.

3(i)(1)**	Amended and Restated Certificate of Incorporation of the Registrant.

3(i)(2)**	Certificate of Amendment of Certificate of Incorporation of the Registrant.

3(i)(3)**	Certificate of Amendment of Certificate of Incorporation of the Registrant.

3(i)(4)**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of the offering to which this Registration Statement relates.

3(i)(5)**	Certificate of Amendment of Certificate of Incorporation of the Registrant.

3(ii)(1)**	Bylaws of the Registrant.

3(ii)(2)**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the completion of the offering to which this Registration Statement relates.

4.1**	Specimen Common Stock Certificate.

4.2**	Investors’ Rights Agreement dated as of January 21, 2005, as amended.

5.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

10.1+**	CafePress Inc. 1999 Equity Incentive Plan and related form agreement.

10.2+**	CafePress Inc. 2004 Amended and Restated Stock Incentive Plan and related form agreements.

10.3+**	CafePress Inc. Amended and Restated 2012 Stock Incentive Plan and related form agreements.

10.4+**	Form of Indemnification Agreement between the Registrant and its officers and directors.

10.5+**	Form of Change of Control Agreement with Senior Management.

10.6+**	2011 Cash Bonus Plan for Senior Management.

10.7**	Office Lease Agreement between the Registrant and Legacy Partners II San Mateo Plaza, LLC dated as of October 23, 2007.

10.8**	Lease Agreement between the Registrant and Riverport Group, LLC dated as of May 3, 2005, including amendments thereto.

10.9**	Lease Agreement between Canvas On Demand, LLC and Commercial Flex Associates Management Company dated as of April 21, 2009, including amendments thereto.

10.10+**	CafePress Inc. Employee Stock Purchase Plan.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2**	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

24.2**	Power of Attorney for Michael Dearing.

†	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplemental copies of any omitted exhibits and schedules upon request by the SEC.

**	Previously filed.

+	Indicates management contract or compensatory plan.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To provide to the underwriters at the closing(s) specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 12 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 27th day of March, 2012.

CafePress Inc.

By	/s/ Bob Marino
Bob Marino
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 12 to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Bob Marino Bob Marino	Chief Executive Officer (Principal Executive Officer) and Director	March 27, 2012

/s/ Monica N. Johnson Monica N. Johnson	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	March 27, 2012

* Fred E. Durham III	Director	March 27, 2012

* Brad W. Buss	Director	March 27, 2012

* Patrick J. Connolly	Director	March 27, 2012

* Douglas M. Leone	Director	March 27, 2012

* Michael Dearing	Director	March 27, 2012

*By:	/s/ Monica N. Johnson
Monica N. Johnson
Attorney-in-fact

Exhibit index

Exhibit number	Description

1.1**	Form of Underwriting Agreement.

2.1†**	Asset Purchase Agreement by and between the Registrant and Canvas On Demand, LLC dated as of September 1, 2010, as amended.

3(i)(1)**	Amended and Restated Certificate of Incorporation of the Registrant.

3(i)(2)**	Certificate of Amendment of Certificate of Incorporation of the Registrant.

3(i)(3)**	Certificate of Amendment of Certificate of Incorporation of the Registrant.

3(i)(4)**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of the offering to which this Registration Statement relates.

3(i)(5)**	Certificate of Amendment of Certificate of Incorporation of the Registrant.

3(ii)(1)**	Bylaws of the Registrant.

3(ii)(2)**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the completion of the offering to which this Registration Statement relates.

4.1**	Specimen Common Stock Certificate.

4.2**	Investors’ Rights Agreement dated as of January 21, 2005, as amended.

5.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

10.1+**	CafePress Inc. 1999 Equity Incentive Plan and related form agreement.

10.2+**	CafePress Inc. 2004 Amended and Restated Stock Incentive Plan and related form agreements.

10.3+**	CafePress Inc. Amended and Restated 2012 Stock Incentive Plan and related form agreements.

10.4+**	Form of Indemnification Agreement between the Registrant and its officers and directors.

10.5+**	Form of Change of Control Agreement with Senior Management.

10.6+**	2011 Cash Bonus Plan for Senior Management.

10.7**	Office Lease Agreement between the Registrant and Legacy Partners II San Mateo Plaza, LLC dated as of October 23, 2007.

10.8**	Lease Agreement between the Registrant and Riverport Group, LLC dated as of May 3, 2005, including amendments thereto.

10.9**	Lease Agreement between Canvas On Demand, LLC and Commercial Flex Associates Management Company dated as of April 21, 2009, including amendments thereto.

10.10+**	CafePress Inc. Employee Stock Purchase Plan.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2**	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

24.2**	Power of Attorney for Michael Dearing.

†	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplemental copies of any omitted exhibits and schedules upon request by the SEC.

**	Previously filed.

+	Indicates management contract or compensatory plan.